   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 ------------
                            IDX SYSTEMS CORPORATION
             (Exact Name of Registrant As Specified in Its Charter)

          VERMONT                     7373                   03-0222230
      (State or Other           (Primary Standard         (I.R.S. Employer
      Jurisdiction of              Industrial          Identification Number)
     Incorporation or       Classification Code No.)
       Organization)

1400 SHELBURNE ROAD, P.O. BOX 1070, SOUTH BURLINGTON, VERMONT 05403, (802) 862-
                                      1022
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                                 ------------
                               RICHARD E. TARRANT
                     President and Chief Executive Officer
                            IDX Systems Corporation
                       1400 Shelburne Road, P.O. Box 1070
                        South Burlington, Vermont 05403
                                 (802) 862-1022
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)
                                 ------------
                                   COPIES TO:
ROBERT W. BAKER, JR., ESQ.    PETER B. TARR, ESQ.   THOMAS E. SPARKS, JR. ESQ.
  IDX Systems Corporation  VIRGINIA K. KAPNER, ESQ.  Pillsbury Madison & Sutro
    1400 Shelburne Road        Hale and Dorr LLP                LLP
       P.O. Box 1070            60 State Street        235 Montgomery Street
 South Burlington, Vermont   Boston, Massachusetts   San Francisco, California
           05403                     02109                     94104
      (802) 862-1022            (617) 526-6000            (415) 983-1000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruct G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                 ------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    PROPOSED        PROPOSED
                                      AMOUNT        MAXIMUM          MAXIMUM
     TITLE OF EACH CLASS OF           TO BE      OFFERING PRICE     AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED     REGISTERED(1)    PER SHARE    OFFERING PRICE(2) REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
 share.........................      483,000           (2)          $3,258.39            $0.91

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based upon an estimate of the maximum number of shares of the Common Stock of the Registrant issuable in the Merger described herein to stockholders of EDiX Corporation.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act, based upon the par value of EDiX Corporation's stock on November 20, 1998 since EDiX has an accumulated capital deficit.
                                 ------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        [Letterhead of EDiX Corporation]

                                        , 1998

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of EDiX Corporation, which will be held on January , 1999 at 10:00 a.m., local time, at the offices of Oracle Strategic Partners L.P., 712 Fifth Avenue, 45th Floor, New York, New York 10019. Enclosed are a Notice of Special Meeting of Stockholders, a Prospectus/Proxy Statement and a Proxy relating to the Special Meeting.

At the Special Meeting, holders of EDiX Common Stock, and EDiX Series A-1 Preferred Stock (referred to collectively with shares of EDiX Common Stock as "EDiX Stock"), will be asked to consider and vote upon a proposal described in the Prospectus/Proxy Statement to approve and adopt the Agreement and Plan of Merger, dated as of September 11, 1998, as amended, which provides for the acquisition of EDiX by IDX Systems Corporation, a Nasdaq-listed provider of healthcare solutions.

In the Merger, all outstanding shares of EDiX Common Stock (assuming the conversion of all shares of EDiX Series A-1 Preferred Stock into EDiX Common Stock) will be converted into the right to receive shares of IDX's Common Stock. In the Merger, the stockholders and optionholders of EDiX will receive shares of IDX's Common Stock having a total market value of approximately $19,302,000 if the average of the closing sale prices of IDX's Common Stock, as reported on the Nasdaq National Market, are between $40 and $48 per share for the five consecutive trading days ending three business days before the Merger takes place.

The number of shares of IDX Common Stock to be exchanged for all outstanding shares of EDiX Stock will range from approximately 402,000 (if the average closing sale price is $48) to approximately 483,000 (if the average closing sale price is $40.) Shares of EDiX's Series A-1 Preferred Stock will be converted into an identical number of shares of EDiX Common Stock just before the Merger occurs. The number of IDX shares to be received by EDiX optionholders will be reduced by a fair market value adjustment discount which takes into account the exercise prices, vesting schedules and other factors with respect to the options.

If the average IDX Common Stock price used to calculate the Merger consideration is greater than $48 per share, then the total number of IDX shares to be issued, and the exchange ratio per share, will be as if the average sale price were $48 per share. In consequence, the total market value of the IDX shares to be issued may exceed $19,302,000. If the average IDX Common Stock price is $40 per share or less, the total number of IDX shares to be issued, and the exchange ratio per share, will be as if the average sale price was $40 per share. In consequence, the total market value of the IDX shares to be issued may be less than $19,302,000. If the average IDX Common Stock price is less than $35 per share, IDX may terminate the Merger Agreement if it so chooses. The price of IDX Common Stock will change before and after the five trading day measurement period.

Stockholders and optionholders will receive a total of approximately 402,000 to 483,000 shares of IDX Common Stock in the Merger. Ten percent of these shares of IDX Common Stock will be held in escrow until at least January , 2000 to secure the indemnification obligations of stockholders and optionholders.

The accompanying Notice of Special Meeting of Stockholders and Prospectus/Proxy Statement provides you with detailed information concerning the Merger and related matters. Please give all of this information your careful attention.

Piper Jaffray Inc., financial advisor to EDiX, has rendered its opinion dated September 3, 1998 that, as of such date, the consideration to be received by the holders of EDiX Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. A copy of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Piper Jaffray, appears as Annex B to the Proxy Statement/Prospectus.

After careful consideration, the Board of Directors of EDiX unanimously determined that the Merger was fair to and in the best interests of EDiX and its stockholders and approved the Merger Agreement. The Board of Directors unanimously recommends that you vote to approve and adopt the Merger Agreement, as amended.

The affirmative vote of holders of a majority of the outstanding shares of EDiX Stock, voting together on an as converted basis, and holders of at least 67% of the outstanding shares of Series A-1 Preferred Stock, voting separately as a class, is required to approve and adopt the Merger Agreement.

I look forward to meeting with those stockholders who are able to be present at the Special Meeting; however, whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

Please do not send your stock certificates with your proxy card. If the Merger Agreement is approved by the stockholders and the Merger is consummated, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

Thank you for your cooperation.

                                        Sincerely,

                                        /s/ Gene H. Barduson
                                        -----------------------------------
                                        Gene H. Barduson
                                        President and Chief Executive
                                        Officer
                                        EDiX Corporation

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

EDiX Corporation
4250 Executive Square
Suite 850
La Jolla, California 92037

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY   , 1999
--------

TO THE STOCKHOLDERS OF
EDiX CORPORATION

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of EDiX Corporation ("EDiX") will be held on January , 1999 at 10:00 a.m., local time, at the offices of Oracle Strategic Partners L.P., 712 Fifth Avenue, 45th Floor, New York, New York 10019, for the following purposes:

   1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 11, 1998, as amended, by and among IDX Systems Corporation, a Vermont corporation, Underwood Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IDX, and EDiX with respect to the acquisition of EDiX by IDX.

If the Merger closes, EDiX will become a wholly owned subsidiary of IDX, and each outstanding share of EDiX Common Stock, par value $.001 per share (together with the EDiX Series A-1 Preferred Stock, the "EDiX Stock"), assuming the conversion of all shares of EDiX Series A-1 Preferred Stock into EDiX Common Stock, will be converted into the right to receive that number of shares of Common Stock, par value $.01 per share, of IDX determined by (A) dividing $19,302,000 by the average of the closing sale prices per share of IDX Common Stock as reported on the Nasdaq National Market for the five consecutive trading days ending three business days before the closing date of the Merger,
(B) then dividing such quotient by the sum of (x) the number of shares of EDiX Stock issued and outstanding immediately prior to the closing date, (y) the number of shares of IDX Common Stock that the holders of EDiX options would have received in the Merger if such options had been exercised in full prior to the Effective Time (as adjusted to reflect the fair market value of such EDiX options taking into consideration their respective unpaid option prices, vesting schedules and other factors) and (z) the number of shares of EDiX Stock issuable upon the exercise of EDiX warrants. The IDX stock price to be used in this calculation is limited to $48 at the upper end and $40 at the lower end, provided that if the IDX stock price is less than $35 per share, IDX may terminate the Merger Agreement.

In addition, each outstanding option to acquire EDiX Common Stock will be exchanged for IDX Common Stock. The number of shares of IDX Common Stock which each optionholder will receive will be determined after taking into account the fair market value of his or her option.

In total, stockholders and optionholders will receive approximately 402,000 to 483,000 shares of IDX Common Stock as Merger consideration. Ten percent of these shares of IDX Common Stock will be held in escrow until at least January
 , 2000 to secure the indemnification obligations of stockholders and optionholders. The Merger is more completely described in the accompanying Proxy Statement/Prospectus, and a copy of the Merger Agreement, as amended, is attached as Annex A thereto.

   2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Only holders of record of EDiX Stock at the close of business on         ,
1998, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The affirmative vote of holders of a majority of the outstanding shares of EDiX Stock, voting together on an as converted basis, and holders of at least 67% of the outstanding shares of Series A-1 Preferred Stock, voting separately as a class, is required to approve and adopt the Merger Agreement.

If the Merger Agreement is approved and adopted by the stockholders at the Special Meeting and the Merger is consummated, any stockholder who files with EDiX, before the taking of the vote on approval and adoption of the Merger Agreement, a written demand for appraisal of his or her shares if the Merger is effected and who refrains from voting his or her shares in favor of approval and adoption of the Merger Agreement or consenting thereto, has or may have the right, within 120 days after the effective date of the Merger, to file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. EDiX and any such stockholder shall then have the rights and duties and must follow the procedures set forth in Section 262 of the Delaware General Corporation Law.

Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Please do not send any stock certificates at this time. You may revoke your proxy at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Secretary of EDiX a written revocation bearing a later date or by attending and voting at the Special Meeting.

                                        By Order of the Board of Directors

                                        /s/ Vincent E. Estrada
                                        -----------------------------------
                                        Vincent E. Estrada
                                        Secretary
                                        EDiX Corporation

La Jolla, California
        , 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. A STOCKHOLDER WHO EXECUTES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO EDIX, BY SUBSEQUENTLY FILING ANOTHER PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

                            [EDiX Corporation logo]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT
NEITHER THE SEC NOR ANY SECURITIES REGULATOR HAS APPROVED THE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                Proxy Statement/Prospectus dated        , 1998.

The Boards of Directors of IDX Systems Corporation and EDiX Corporation have approved the acquisition of EDiX by IDX through a Merger by which EDiX will become a wholly owned subsidiary of IDX. The Merger will add the medical transcription outsourcing services of EDiX to the technology-based services that IDX offers its customers.

The stockholders and optionholders of EDiX will receive a total of approximately 402,000 to 483,000 shares of Common Stock of IDX. The exact number will depend on the average closing sale price of the IDX Common Stock on the Nasdaq National Market on the five consecutive trading days ending three business days prior to the closing. Based solely on these prices, the IDX shares issued to the EDiX stockholders and optionholders will have a total market value of $19,302,000, so long as the average closing sale price is between $40 and $48. If the average closing sale price exceeds $48, the approximately 402,000 shares of IDX stock to be issued may have a market value in excess of $19,302,000. If the average closing sale price is less than $40, the approximately 483,000 shares of IDX stock to be issued may have a market value below $19,302,000. The price of IDX Common Stock will change before and after the five trading day measurement period.

The number of shares of IDX Common Stock that you will receive in the Merger will be determined by your pro rata share of the outstanding stock of EDiX. Shares of EDiX's Common Stock and Series A-1 Preferred Stock will be treated identically for this purpose. If you are an optionholder in EDiX, the number of shares of IDX that you will receive in the Merger will be reduced to take into account the fair market value of your option.

Ten percent of the shares of IDX Common Stock that you will receive in the Merger will be held in escrow to back the indemnification obligations of the stockholders and optionholders of EDiX in the Merger.

The Merger cannot be completed unless the stockholders of EDiX approve it. We have scheduled a special meeting for the EDiX stockholders to vote on the Merger. YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card but do not indicate how you want to vote, your proxy card will be counted as a vote in favor of the Merger. If you fail to return your proxy card, it will have the same effect as a vote against the Merger.

Only stockholders of record of EDiX stock as of       , 1998 are entitled to
attend and vote at the meeting. The date, time and place of the meeting are as follows:

MEETING OF EDIX STOCKHOLDERS:
January  , 1999
10:00 a.m., local time
Oracle Strategic Partners L.P.
712 Fifth Avenue
45th Floor
New York, New York 10019

This Proxy Statement/Prospectus provides you with detailed information about the proposed Merger. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY. PLEASE PAY PARTICULAR ATTENTION TO THE MATTERS REFERRED TO UNDER "RISK FACTORS."

In addition, you may obtain information about IDX from documents that it has filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

/s/ Gene H. Barduson
-------------------------------
Gene H. Barduson
President and Chief Executive Officer
EDiX Corporation

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
  The Merger...............................................................   1
  The Companies............................................................   1
  What You Will Receive in the Merger......................................   2
  Treatment of Stock Options in the Merger.................................   2
  Treatment of Warrants in the Merger......................................   2
  Loan Agreement...........................................................   2
  Reasons for the Merger...................................................   2
  The Special Meeting......................................................   3
  Voting Agreements........................................................   3
  Interests of Certain Persons in the Merger...............................   4
  Effective Time of the Merger.............................................   4
  Conditions to the Merger.................................................   4
  Termination of the Merger Agreement; Fees and Expenses...................   5
  No Solicitation of Competing Transaction.................................   5
  Appraisal Rights.........................................................   5
  Federal Income Tax Consequences..........................................   5
  Accounting Treatment.....................................................   6
  Exchange of Stock Certificates...........................................   6
  Certain Effects of the Merger on the Rights of Holders of EDiX Stock.....   6
  Forward-Looking Statements May Prove Inaccurate..........................   6
SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED
PRO FORMA COMBINED FINANCIAL INFORMATION...................................   7
MARKET PRICE INFORMATION...................................................  11
RISK FACTORS...............................................................  13
  Risks Relating to the Merger.............................................  13
  Risks Relating to IDX....................................................  13
  Risks Relating to EDiX...................................................  17
WHERE YOU CAN FIND MORE INFORMATION........................................  21
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  21
THE EDiX SPECIAL MEETING...................................................  23
  General..................................................................  23
  Matters to be Considered.................................................  23
  Board of Directors' Recommendations......................................  23
  Record Date and Voting...................................................  23
  Proxies..................................................................  23
THE MERGER.................................................................  25
  Background of the Merger.................................................  25
  Reasons for the Merger; Recommendation of the EDiX Board of Directors....  25
  Opinion of Financial Advisor.............................................  26
  Interests of Certain Persons in the Merger...............................  30
  Accounting Treatment.....................................................  31
  Certain Federal Income Tax Consequences..................................  32

                                                                           PAGE
                                                                           ----
  Regulatory Approvals....................................................  33
  Federal Securities Law Consequences.....................................  33
  Nasdaq National Market Quotation........................................  33
THE MERGER AGREEMENT......................................................  34
  General.................................................................  34
  Conversion of Shares....................................................  34
  Creation of Escrow......................................................  34
  Representations and Warranties..........................................  34
  Certain Covenants.......................................................  35
  No Solicitation.........................................................  35
  Related Matters After the Merger........................................  35
  Treatment of Stock Options in the Merger................................  36
  Treatment of Warrants in the Merger.....................................  36
  Director and Officer Indemnification....................................  36
  Indemnification of IDX by Stockholders and Optionholders................  36
  Conditions..............................................................  38
  Limitations on Transferability of IDX Common Stock......................  38
  Termination; Termination Fees and Expenses..............................  39
  Amendment and Waiver....................................................  39
OTHER RELATED MATTERS.....................................................  40
  Escrow Agreement........................................................  40
  Voting Agreements.......................................................  40
  Loan Agreement..........................................................  40
ADDITIONAL INFORMATION CONCERNING IDX SYSTEMS CORPORATION.................  41
ADDITIONAL INFORMATION CONCERNING EDiX CORPORATION........................  41
  Introduction............................................................  41
  Development of EDiX.....................................................  42
  EDiX Operations.........................................................  42
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  43
  Security Ownership of Directors, Executive Officers and Principal
   Stockholders of EDiX...................................................  46
  Stock Options...........................................................  47
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............  48
DESCRIPTION OF IDX CAPITAL STOCK..........................................  56
  Common Stock............................................................  56
  Preferred Stock.........................................................  56
  Vermont Law and Certain Charter Provisions..............................  57
  Transfer Agent..........................................................  57
APPRAISAL RIGHTS..........................................................  57
  Rights of Dissenting Stockholders.......................................  57
COMPARISON OF SHAREHOLDER RIGHTS..........................................  60
  General.................................................................  60
  Number of Directors.....................................................  60
  Classification of Board of Directors....................................  60
  Removal of Directors....................................................  60

                                                                          PAGE
                                                                          ----
  Filling Vacancies on the Board of Directors............................  61
  Action by Written Consent..............................................  61
  Right to Call Special Meetings of Shareholders.........................  62
  Shareholder Proposals and Shareholder Nominations of Directors.........  62
  Business Combination Statute...........................................  62
  Required Vote for Authorization of Mergers, Share Exchange, and Sale of
   Assets................................................................  63
  Amendment of Articles of Incorporation.................................  63
  Amendment of Bylaws....................................................  64
  Appraisal and Dissenters' Rights.......................................  65
  Limitation on Directors' Liability.....................................  65
  Indemnification of Officers, Directors and Employees...................  66
  Cumulative Voting......................................................  66
  Conflict of Interest Transactions......................................  67
  Dividends and Other Distributions......................................  67
  Shareholder Inspection Rights..........................................  67
LEGAL MATTERS............................................................  68
EXPERTS..................................................................  68
CONSOLIDATED FINANCIAL STATEMENTS OF EDiX................................ F-1
ANNEX A--Agreement and Plan of Merger and Amendment No. 1 to the
         Agreement and Plan of Merger
ANNEX B--Fairness Opinion of Piper Jaffray Inc.
ANNEX C--Section 262 of Delaware General Corporation Law
ANNEX D--Form of Proxy Card of EDiX

                                    SUMMARY

This summary highlights selected information from this document. It may not contain all of the information that is important to you in order to understand the Merger fully. For a more complete description of the Merger, you should read carefully this entire document and the documents to which we have referred you. See "Incorporation of Certain Documents by Reference." We have sometimes included page references or section references to direct you to more complete descriptions of the topics presented in this summary.

THE MERGER (PAGE 25)

Through the Merger, EDiX will become a wholly owned subsidiary of IDX. You will receive IDX Common Stock in exchange for your shares of EDiX Stock.

The Merger Agreement and Amendment No. 1 to the Merger Agreement are attached as Annex A to this document and is a part of this Proxy Statement/Prospectus. We encourage you to read the Merger Agreement, as amended, because it is the legal document that governs the Merger.

THE COMPANIES (PAGE 41)

IDX Systems Corporation
1400 Shelburne Road, P.O. Box 1070
South Burlington, Vermont 05403
(802) 862-1022

IDX is a leading provider of healthcare information solutions in the United States. IDX offers healthcare information solutions that include software, hardware, and related services required by physician groups, management services organizations, health plans, hospitals and integrated delivery networks. IDX solutions enable healthcare organizations to redesign patient care and other workflow processes in order to improve efficiency and quality. "IDX" refers to IDX Systems Corporation and its subsidiaries, unless it is clear from the context that we mean only the parent company.

As of June 30, 1998, IDX systems were used by, or were under contract to be used by, more than 96,000 physicians, and were installed at over 1,600 client sites, including approximately 230 large physician group practices (generally with more than 75 physicians), more than 550 physician practices having 75 or fewer physicians, over 260 hospitals and a growing number of integrated delivery networks.

EDiX Corporation
4250 Executive Square, Suite 850
La Jolla, California 92037
(619) 646-7066

EDiX provides electronic medical transcription services to the healthcare services industry. EDiX converts dictation by medical professionals into electronically formatted patient records used for decision support, compliance, referral, reimbursement and other documentation purposes. EDiX does so through its centralized processing model, the enabling technology of its proprietary Transcription Work Station system and a national pool of medical transcriptionists. EDiX has a pool of approximately 750 medical transcriptionists (as of September 30, 1998) with a cumulative expertise covering nearly every specialization in medicine. "EDiX" refers to EDiX Corporation and its subsidiaries, unless it is clear from the context that we mean only the parent company.

EDiX processed an estimated three million patient reports in 1997, representing revenue of approximately $30 million, on behalf of approximately 130 customers with a total of approximately 30,000 associated physicians and other healthcare providers. Customers using the Transcription Work Station system generated approximately 40% of EDiX revenues in 1997. EDiX expects this percentage to increase to approximately 65% of revenues by the end of 1998.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 34)

If the stockholders of EDiX approve the Merger Agreement and IDX and EDiX close the Merger, you will be entitled to receive your proportionate number of shares of IDX Common Stock for each share of EDiX stock you own just prior to the Merger. The actual number of shares of IDX Common Stock that you will receive will be determined by a formula which is described in further detail under the heading "Conversion of Shares." In essence, the number of shares of IDX Common Stock you will receive will be determined by dividing $19,302,000 by the average of the last sale price per share of IDX Common Stock on the Nasdaq National Market for the five consecutive trading days ending on the trading day three business days prior to the date of closing (the "Closing"). Since trading prices fluctuate, trading prices of IDX Common Stock at the time of completion of the Merger or afterwards may be higher or lower than this average share price. As a result, the value of the shares of IDX Common Stock you receive may be more or less than the $1.62 per EDiX share that you would receive based on the current capitalization of EDiX and current estimates of the fair market value of the options to acquire shares of EDiX Stock. If the average IDX share price is between $35 and $40, then $40 will be used in the calculation. However, for purposes of this calculation the average share price will never be deemed to exceed $48 regardless of the actual average share price of IDX Common Stock. If the average IDX share price is less than $35, then IDX may terminate the Merger Agreement.

You will receive 90% of your IDX stock when you tender your stock certificates following the Closing. The remaining 10% will be held in escrow to back your indemnification obligations to IDX. You may not receive any of this escrowed stock.

TREATMENT OF STOCK OPTIONS IN THE MERGER (PAGE 36)

Each outstanding option to purchase EDiX Common Stock, whether vested or unvested, will be converted upon consummation of the Merger into the right to receive the number of shares of IDX Common Stock (as adjusted to reflect the fair market value of such EDiX option taking into consideration the unpaid exercise price, vesting schedule and other appropriate factors) that the holder of such option would have received in the Merger had such holder exercised such option in full immediately prior to the time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

TREATMENT OF WARRANTS IN THE MERGER (PAGE 36)

Upon consummation of the Merger, each outstanding warrant to purchase shares of EDiX Stock will be assumed by IDX. After the consummation of the Merger, each warrant will entitle the holder to purchase the number of shares of IDX Common Stock that the holder of the warrant would have received if the warrant had been exercised prior to the Merger. The exercise price per share shall be the exercise price in the warrant divided by the conversion ratio. The term, exercisability, vesting schedule, repurchase provisions and all other terms of the warrants shall remain the same after the Merger.

LOAN AGREEMENT (PAGE 40)

On September 11, 1998, EDiX and IDX entered into a Loan Agreement which provides that IDX will lend EDiX up to the principal amount of $5,000,000 at an interest rate of 14% per year. The entire principal balance of the loan, together with accrued interest is payable in full on September 11, 2003. The loan is secured by a subordinated security interest in all of EDiX's assets. IDX and EDiX believe that the terms of the Loan Agreement are commercially reasonable and were negotiated at arm's-length.

REASONS FOR THE MERGER (PAGE 25)

The EDiX Board unanimously approved the Merger Agreement and the Merger and recommends that you vote to approve and adopt the Merger Agreement. The EDiX Board believes that the Merger is in the best interests of EDiX and its stockholders. In reaching its decision, the EDiX Board considered a number of factors, including the following:

   . the strategic benefits of the Merger, including the complementary product lines of EDiX and IDX, which will give the combined company a broader range of products to offer to customers after the Merger;

   . the results of operations, financial condition, competitive position and prospects of EDiX and IDX, both on an historical and future basis and as separate and combined entities;

   . the written opinion of Piper Jaffray Inc. to the effect that, as of the date of such opinion, the Merger consideration was fair, from a financial point of view, to the holders of EDiX Stock. The full text of Piper Jaffray's opinion is attached as Annex B to this document, and you are urged to read it carefully and in its entirety;

   . the value of EDiX Stock (as well as prospects for future growth in value if EDiX remains as a stand-alone entity);

   . the opportunity for stockholders to become stockholders of IDX which the EDiX Board viewed as a public, larger, more diversified and more stable entity; and

   . the benefits of the Merger to EDiX's employees, customers and the communities in which EDiX operates.

To review EDiX's reasons for the Merger in greater detail, See "THE MERGER-- Reasons for the Merger; Recommendation of the EDiX Board of Directors."

THE SPECIAL MEETING (PAGE 23)

At the Special Meeting, the holders of shares of the EDiX Stock will be asked to approve and adopt the Merger Agreement. By approving the Merger, the EDiX stockholders will have authorized the creation of the escrow and the appointment of Joel D. Liffmann as their representative with respect to
indemnification matters. The close of business on       , 1998 is the record
date for determining if you are entitled to vote at the Special Meeting. At that date, there were 957,855 shares of Series A-1 Preferred Stock and 8,817,318 shares of Common Stock outstanding and entitled to vote. The vote of a majority of the outstanding shares of EDiX Stock, voting together on an as converted basis, and of at least 67% of the outstanding shares of Series A-1 Preferred Stock, voting separately as a class, is required to approve and adopt the Merger Agreement. On the record date, directors, or entities affiliated with directors, and executive officers of EDiX beneficially owned or had the right to vote 8,029,533 shares of EDiX Common Stock (approximately 91.1% of the shares of EDiX Common Stock then outstanding) and approximately 757,500 shares of Series A-1 Preferred Stock (approximately 79.1% of the total shares of Series A-1 Preferred Stock then outstanding).

VOTING AGREEMENTS (PAGE 40)

To induce IDX to enter into the Merger Agreement, several stockholders of EDiX entered into a Voting Agreement with IDX and agreed, without any additional consideration being paid to them, to vote all of their shares in favor of the Merger. As of the record date, these persons and entities owned and had the right to vote a total of 8,029,533 shares of EDiX Common Stock, approximately 91.1% of the total shares of Common Stock outstanding on the record date and 757,500 shares of EDiX Series A-1 Preferred Stock, approximately 79.1% of the total shares of Series A-1 Preferred Stock outstanding on the record date. Gerald E. Forth, Trustee, Fourth Declaration of Trust DTD October 14, 1992, Thomas E. Testman, Kingsbury Capital Partners, L.P., Kingsbury Capital Partners, L.P. II, Timothy J. Wollager, Oracle Strategic Partners L.P., Robert
J. Erra, Galen Partners II, L.P., Galen Partners International II, L.P., Galen Associates and Galen Employee Fund L.P. each entered into a Voting Agreement with IDX.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 30)

In considering the recommendation of the EDiX Board about the Merger, you should be aware of the interests which executive officers and directors of EDiX have in the Merger that are different from your and their interests as stockholders.

These involve (1) severance arrangements and employment retention bonuses, (2) stock options, (3) indemnification and directors' and officers' liability insurance and (4) EDiX debt held by affiliates of EDiX directors.

IDX expects to award retention bonuses to certain employees of EDiX (including members of senior management) in an aggregate amount of approximately $800,000. Following the Merger, IDX expects to make available in the future stock options under its 1995 Stock Option Plan to purchase an aggregate of approximately 80,000 shares of IDX Common Stock to certain employees of EDiX (including members of senior management).

At September 30, 1998 executive officers and directors of EDiX and their affiliates collectively had options to acquire an aggregate of 1,036,867 shares of EDiX Common Stock.

EDiX owes a total of $1,000,000, plus interest which accrues at 12% per year, to entities affiliated with three EDiX directors. IDX agreed to assume this debt at the time of the Merger.

The EDiX Board recognized all the interests described above and concluded that these interests did not detract from the fairness of the Merger to the holders of shares of EDiX Stock who are not executive officers or directors of EDiX.

EFFECTIVE TIME OF THE MERGER (PAGE 34)

The Merger will be completed upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the time of the filing of such Certificate of Merger as the "Effective Time"). The Effective Time will occur as promptly as practicable after stockholder approval has been obtained and all other conditions to the Merger have been satisfied or waived. IDX and EDiX currently anticipate that the Merger will be completed on or about January , 1999.

CONDITIONS TO THE MERGER (PAGE 38)

IDX and EDiX will not complete the Merger unless a number of conditions are satisfied or waived by them. These include the following:

   . the holders of a majority of the shares of EDiX Stock, voting together on an as converted basis, and 67% of the outstanding Series A-1 Preferred Stock, voting separately as a class, must approve and adopt the Merger Agreement;

   . the shares of IDX Common Stock to be issued in the Merger must be authorized for listing on the Nasdaq National Market;

   . other third parties (such as EDiX's lenders) must approve the Merger;

   . there must be no law, injunction or order that prohibits the Merger;

   . EDiX and IDX must perform all of their obligations under the Merger Agreement;

   . IDX and EDiX must each certify that there has been no material adverse change in their respective companies;

   . EDiX must take all action necessary to implement the provisions in the Merger Agreement relating to EDiX stock options;

   . IDX shall have received a letter from Ernst & Young LLP to the effect that Ernst & Young LLP concurs with IDX as to the appropriateness of accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16; and

   . IDX shall have entered into an escrow agreement with Joel D. Liffmann, as indemnification representative, and State Street Bank & Trust Company, as Escrow Agent.

The party entitled to the benefit of some of these conditions may waive these conditions.

TERMINATION OF THE MERGER AGREEMENT; FEES AND EXPENSES (PAGE 39)

EDiX and IDX can agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement may be terminated by one party if any of the following occurs:

   . either party materially breaches any of its representations, warranties or obligations under the Merger Agreement and does not cure the breach within 30 business days of receiving notice of it;

   . the Merger is not completed by January 30, 1999 by reason of the failure of any condition precedent to Closing; or

   . the holders of EDiX Stock do not approve the Merger.

If IDX breaches the Merger Agreement and EDiX terminates, or if IDX terminates because its share price is below $35 on the five consecutive Trading days ending three days before the Closing, then IDX shall pay EDiX $1,500,000 in exchange for 750,000 shares of EDiX Series A-1 Preferred Stock and warrants to purchase 508,500 shares of EDiX Common Stock. This purchase price on a per share basis, including the value of the warrants, is consistent with EDiX's most recent sale of securities to third parties.

In most circumstances, whether or not the Merger is consummated, all fees, costs and expenses that any party incurs in connection with the Merger Agreement will be paid by the party that incurs them.

NO SOLICITATION OF COMPETING TRANSACTION (PAGE 35)

The Merger Agreement restricts EDiX's ability to entertain or encourage any alternative acquisition transactions with third parties. EDiX must promptly notify IDX if it receives offers or proposals for any such alternative transactions.

APPRAISAL RIGHTS (PAGE 57 AND ANNEX C)

Under Delaware law, EDiX stockholders who vote against the Merger and comply with notice requirements and other procedures will have the right to receive the "fair value" of their shares rather than the merger consideration as specified in the Merger Agreement. "Fair value" may be more than, the same as, or less than the value of the consideration to be paid to other EDiX stockholders. In addition to reading "Appraisal Rights," see Annex C which sets forth Section 262 of the Delaware General Corporate Law ("DGCL").

FEDERAL INCOME TAX CONSEQUENCES (PAGES 32 AND 38)

The Merger is intended to be a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, no gain or loss will be recognized by EDiX stockholders, except in respect of cash received instead of fractional shares or cash paid to dissenting stockholders solely as a result of the Merger of EDiX. For a further discussion of the federal income tax consequences of the Merger to the EDiX stockholders, see "The Merger--Certain Federal Income Tax Consequences." See also "The Merger Agreement--Conditions."

ACCOUNTING TREATMENT (PAGES 31 AND 38)

The Merger is intended to qualify as a pooling of interests for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of EDiX will be carried forward to IDX at their recorded amounts. The operating results of IDX after the Merger will include the operating results of EDiX for the entire year in which the combination occurs. The reported operating results of the separate companies for periods prior to the year in which the combination occurs will be combined and restated as the operating results of IDX. A condition to the Merger is that IDX must receive a letter at the Effective Time from Ernst & Young LLP, IDX's independent auditors, regarding its concurrence with the conclusions of IDX's management as to the appropriateness of pooling of interests accounting, under Accounting Principles Board Opinion No. 16 and related interpretations, for the Merger. See "The Merger--Accounting Treatment" and "The Merger Agreement--Conditions."

EXCHANGE OF STOCK CERTIFICATES (PAGE 34)

Following the Effective Time, IDX or its agent will mail a notice and a transmittal form to all holders of record of EDiX Stock immediately prior to the Effective Time containing instructions for surrendering their stock certificates in exchange for stock certificates representing shares of IDX Common Stock and a cash payment instead of fractional shares, if any. You should not surrender your certificates until you receive the letter of transmittal. See "The Merger Agreement--Conversion of Shares."

CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF EDIX STOCK (PAGE 56 AND 60)

Upon consummation of the Merger, holders of EDiX Stock will become shareholders of IDX. The internal affairs of IDX are governed by the Vermont Business Corporation Act ("VBCA"), the IDX Articles and the Bylaws, as amended, of IDX (the "IDX Bylaws"). The Merger will result in differences in the rights of EDiX stockholders as IDX shareholders. See "Description of IDX Capital Stock" and "Comparison of Stockholder Rights."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 25 AND 26)

IDX and EDiX have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward-looking statements include assumptions as to how IDX and EDiX may perform in the future. You will find many of these statements in the following sections:

   . "The Merger--Reasons for the Merger; Recommendation of the EDiX Board of Directors."

   . "The Merger--Opinion of Financial Advisor."

Also, when we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, IDX claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of IDX and EDiX and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include: materially adverse changes in economic conditions and in the markets served by IDX and EDiX; regulatory, legal, economic and other changes in the health care industry environment generally; changes in the law or in the policies and practices related to governmental and third party reimbursements; and any significant delay in the expected completion of the Merger.

All information in this document concerning IDX and its subsidiaries has been furnished by IDX. All information in this document concerning EDiX and its subsidiaries has been furnished by EDiX.

                 SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

The following selected historical consolidated financial information of IDX and EDiX (and their related subsidiaries) has been derived from their respective historical consolidated financial statements, including the notes thereto, and should be read in conjunction with such consolidated financial statements and the notes thereto. The historical consolidated financial statements of IDX are incorporated by reference while the historical consolidated financial statements of EDiX for the years ended December 31, 1995, 1996 and 1997 including the notes thereto are included herein. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." The IDX and EDiX historical financial information as of and for the interim periods presented below have been prepared on the same basis as that derived from historical financial statements prepared on an annual basis and, in the opinion of management of the respective companies, includes all adjustments, consisting of normally recurring accruals, necessary for a fair presentation of the financial position and results of operations of the respective companies as of such dates and for such periods.

The selected unaudited pro forma combined financial information is derived from the selected historical consolidated financial statements, appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such pro forma statements and the notes thereto. For the purpose of the pro forma combined statement of income (loss) data, IDX results of operations for fiscal years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 have been combined with EDiXs' results of operations for the same fiscal periods. For the purpose of the pro forma balance sheet, IDX's consolidated balance sheet as of September 30, 1998 has been combined with EDiX's consolidated balance sheet as of September 30, 1998, giving effect to the Merger as if it had occurred on September 30, 1998.

IDX expects to incur Merger related pre-tax charges covering the costs of the Merger, the costs of restructuring the combined operations, and for other related costs principally in the quarter in which the Merger is consummated. Such pre-tax charges, which are currently estimated to be in the range of $3.8 and $4.3 million, will include: (1) the direct costs of the Merger, including fees to financial advisors, legal counsel and independent auditors; (2) the costs of integrating the operations of IDX and EDiX; (3) the elimination of overlapping operations; and (4) other related items. The estimated charge is subject to change as IDX's plan of integration is developed and more accurate estimates become available. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the business of IDX and EDiX.

From July 1, 1987 to November 1, 1995 IDX was treated for federal and certain state tax purposes as an S corporation under the Code. As a result, IDX's shareholders, rather than IDX, were required to pay federal and certain state income taxes based on IDX's earnings, whether or not such earnings were distributed to such shareholders. On November 1, 1995 IDX terminated its S corporation status and, accordingly, has become subject to federal and state income taxes. The pro forma historical consolidated financial information for the years ended December 31, 1994 and 1995 have been restated to include pro forma federal and certain state income taxes as if IDX had been taxed as a C corporation under the Code during such years. The provision for income taxes set forth in the pro forma historical consolidated financial information for the years ended December 31, 1994 and 1995 represents income taxes in states in which IDX operated that imposed an income tax on IDX, even though it elected S corporation status during such fiscal years.

The pro forma and the historical tax provision for the financial statements provided herein are based on the effective rates for IDX and are exclusive of any tax benefit that may have arisen from the combined operations of IDX and EDiX.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                          -------------------------------------------- -----------------
                            1993     1994     1995     1996     1997     1997     1998
                          -------- -------- -------- -------- -------- -------- --------
IDX--INCOME STATEMENT
 DATA
Net revenues............  $117,710 $143,807 $175,285 $206,879 $251,417 $181,589 $235,459
Operating income........     4,745    9,348   19,038   22,626   10,614      429   32,963
Net income..............     4,379    7,229   20,673   16,660    7,962    1,017   20,973
Net income per share:
  Basic.................                             $   0.66 $   0.31 $   0.04 $   0.80
  Diluted...............                             $   0.64 $   0.30 $   0.04 $   0.77
Pro forma net income....           $  4,854 $ 13,915
Pro forma net income per
 share:
  Basic.................           $   0.27 $   0.73
  Diluted...............           $   0.24 $   0.63
IDX--BALANCE SHEET DATA
Working capital.........  $ 30,924 $ 33,662 $110,966 $131,900 $140,906 $137,060 $169,600
Total assets............    81,052   96,013  169,517  202,322  237,318  215,677  268,372
Long-term debt,
 excluding current
 portion................     9,077    7,070    3,059    2,651    2,508    2,500      --
Shareholders' equity....    51,762   60,899  130,512  158,550  176,604  163,706  207,502

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 NINE MONTHS
                                                               ENDED SEPTEMBER
                              YEARS ENDED DECEMBER 31,               30,
                          -----------------------------------  ----------------
                          1994(1)   1995     1996      1997     1997     1998
                          -------  -------  -------  --------  -------  -------
EDIX--INCOME STATEMENT
 DATA
Net revenues............  $ 2,911  $ 5,857  $ 8,237  $ 20,590  $15,011  $20,449
Operating (loss)........   (1,469)  (3,746)  (8,378)  (15,503)  (7,384)  (6,662)
Net (loss)..............   (1,498)  (3,734)  (8,450)  (15,944)  (7,730)  (7,409)
Basic and diluted net
 (loss) per share.......  $ (0.74) $ (1.73) $ (3.94) $  (7.00) $ (3.34) $ (0.97)
EDIX--BALANCE SHEET DATA
Working capital
 (deficit)..............  $   927  $ 1,125  $(1,784) $   (892) $ 2,643  $(4,494)
Total assets............    4,274    5,799    5,823     8,141   16,042    8,420
Long-term debt and
 capital lease
 obligations, excluding
 current portion........    1,524      667    1,615     2,368    2,163    2,274
Shareholders' equity
 (deficit)..............    1,683    3,227      621     1,251    9,402   (4,309)

NOTE:

1) Reflects EDiX results of operations from February 4, 1994 (inception)

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                          --------------------------------------------  ------------------
                            1993   1994(1)    1995     1996     1997      1997      1998
                          -------- -------- -------- -------- --------  --------  --------
PRO FORMA COMBINED
 INCOME STATEMENT DATA
Net revenues............  $117,710 $146,718 $181,142 $215,116 $272,007  $196,600  $255,908
Operating income
 (loss).................     4,745    7,679   15,292   14,248   (4,889)   (6,955)   26,301
Net income (loss).......     4,379    5,731   16,939    8,210   (7,982)   (6,713)   13,564
Net income (loss) per
 share:
  Basic.................                             $   0.32 $  (0.30) $  (0.26) $   0.51
  Diluted...............                             $   0.31 $  (0.30) $  (0.26) $   0.49
Pro forma net income....           $  3,356 $ 10,181
Pro forma net income per
 share:
  Basic.................           $   0.18 $   0.52
  Diluted...............           $   0.16 $   0.45
PRO FORMA COMBINED
 BALANCE SHEET DATA
Working capital.........  $ 30,924 $ 34,589 $112,091 $130,116 $140,015  $139,703  $163,006
Total assets............    81,052  100,267  175,316  208,145  245,459   220,703   274,776
Long-term debt, exclud-
 ing current portion....     9,077    8,594    3,726    4,266    4,676     4,663     2,274
Shareholders' equity....    51,762   62,582  133,799  159,171  177,655   171,008   201,092

--------
NOTE:

1) Includes the results of operations for EDiX from February 4, 1994
   (inception)

                            MARKET PRICE INFORMATION

IDX Common Stock has traded on the Nasdaq National Market under the symbol "IDXC" since November 17, 1995.

The table below sets forth, for the periods indicated, the reported high and low sale prices of IDX Common Stock on the Nasdaq National Market.

                                                                       IDX
                                                                  COMMON STOCK
                                                                 ---------------
                                                                  HIGH     LOW
                                                                 ------- -------
    CALENDAR 1996
    Quarter ended March 31, 1996................................ $36.625 $27.25
    Quarter ended June 30, 1996.................................  44.25   28.25
    Quarter ended September 30, 1996............................  40.50   24.75
    Quarter ended December 31, 1996.............................  35.75   22.50
    CALENDAR 1997
    Quarter ended March 31, 1997................................  36.50   26.875
    Quarter ended June 30, 1997.................................  37.50   23.00
    Quarter ended September 30, 1997............................  40.00   31.50
    Quarter ending December 31, 1997............................  38.00   28.375
    CALENDAR 1998
    Quarter ended March 31, 1998................................  47.50   33.25
    Quarter ended June 30, 1998.................................  49.563  39.50
    Quarter ended September 30, 1998............................  55.75   41.75
    Quarter ended December 31, 1998.............................    [  ]    [  ]
    (through       , 1998)

On       , 1998, the most recent practicable date prior to the printing of this
Proxy Statement/Prospectus, the last reported sale price of IDX Common Stock on
the Nasdaq National Market was $     per share.

Because the market price of IDX Common Stock may fluctuate, the market price per share of the shares of IDX Common Stock that holders of EDiX Stock will receive in the Merger may increase or decrease prior to the Merger.

WE URGE EDIX STOCKHOLDERS TO OBTAIN A CURRENT MARKET QUOTATION FOR IDX COMMON STOCK.

                           COMPARATIVE PER SHARE DATA

                                       AT OR FOR THE          AT OR FOR THE
                                    YEAR ENDED DECEMBER     NINE MONTHS ENDED
                                            31,               SEPTEMBER 30
                                    ----------------------  ------------------
                                     1995    1996    1997     1997      1998
                                    ------  ------  ------  --------  --------
HISTORICAL--IDX:
Net income per share--basic.......     --   $ 0.66  $ 0.31  $   0.04  $   0.80
Net income per share--diluted.....     --   $ 0.64  $ 0.30  $   0.04  $   0.77
Pro forma net income per share--
 basic(1).........................  $ 0.73
Pro forma net income per share--
 diluted(1).......................  $ 0.63
Book value per share..............                  $ 6.78            $   7.84
Pro forma book value per share....
HISTORICAL--EDIX:
Net loss per share(2).............  $(1.73) $(3.94) $(7.00) $  (3.34) $  (0.97)
Book value per share..............                  $ 0.52            $  (0.26)
PRO FORMA COMBINED--PER IDX
 SHARE:(3)
Net income (loss) per share--
 basic............................  $ 0.52  $ 0.32  $(0.31) $  (0.28) $   0.51
Net income (loss) per share--
 diluted..........................  $ 0.45  $ 0.31  $(0.30) $  (0.25) $   0.49
Book value per share(4)...........                  $ 6.71            $   7.45
EQUIVALENT PRO FORMA COMBINED--PER
 SHARE EDIX SHARE(5):
Net income (loss) per share--
 basic............................  $ 0.02  $ 0.01  $(0.01) $  (0.01) $   0.02
Net income (loss) per share--
 diluted..........................  $ 0.01  $ 0.01  $(0.01) $  (0.01) $   0.02
Book value per share..............                  $ 0.22            $   0.25

--------
(1) From July 1, 1987 to November 1, 1995 IDX was treated as an S corporation for federal and certain state income tax purposes. The pro forma net income per share information of IDX for the year ended December 31, 1995 assumes the company had been taxed as a C corporation for that period.
(2) Basic and diluted loss per share are the same for all periods.
(3) Combined per share information assumes that each share of EDiX has been converted into IDX shares at an estimated conversion ratio of 0.03. The per share amounts used for IDX for 1995 are the pro forma amounts.
(4) The pro forma combined book value per share is derived from the pro forma combined balance sheet as of September 30, 1998 which includes an adjustment for direct merger related costs, for which a tax benefit is not available. See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements."
(5) The equivalent pro forma combined per share amounts of EDiX are calculated by multiplying the combined pro forma per share amounts by an estimated conversion ratio of 0.03 per IDX share for each share of EDiX common stock.

                                  RISK FACTORS

RISKS RELATING TO THE MERGER

Indemnification Obligations. Ten percent of the Merger consideration to be received by EDiX stockholders in the Merger will be placed in escrow. The escrow will terminate one year after the Closing Date if IDX makes no claims for indemnification except that IDX stock having a fair market value of $200,000 shall remain in escrow until the later of three years or the resolution of any claims relating to any failure by EDiX to pay employment related claims. IDX may recover damages out of this escrow resulting from breaches by EDiX or EDiX stockholders of representations, warranties and covenants contained in the Merger Agreement and upon certain contingencies and events described in the Merger Agreement. Therefore, EDiX stockholders may never receive the 10% of the Merger consideration placed into escrow.

Tax Risks Associated with the Merger. IDX and EDiX intend the Merger to constitute a tax-free reorganization. However, they have not sought or obtained a ruling from the Internal Revenue Service. Therefore, there is a risk that the Merger may not constitute a tax-free reorganization, in which case, any gain realized as a result of the Merger may be subject to tax.

Conflicts of Interest. In considering the recommendation to approve the Merger by the EDiX Board, EDiX stockholders should recognize that certain officers and directors of EDiX have interests in the Merger that may conflict with the interests of other EDiX stockholders. These interests include employment arrangements, retention bonuses, stock options, indemnification arrangements and debts owed to them by EDiX. They are described under the heading "The Merger--Interests of Certain Persons in the Merger."

RISKS RELATING TO IDX

Volatility of Stock Prices. The stock market, particularly in the technology and healthcare information technology sectors, has experienced extreme price and volume fluctuations which have often been unrelated to the operating performance of particular companies. IDX also experiences fluctuations in its stock price due to a variety of factors including:

   . market prices of our competitors;

   . announcements of technological innovations;

   . new product introductions by IDX or its competitors;

   . market conditions in the computer software or hardware industries; and

   . healthcare reform measures.

These fluctuations could have a significant impact on future market prices of IDX's Common Stock.

Fluctuations in Quarterly Operating Results; Changing Customer Sales and Installation Requirements. IDX's revenues and operating results may fluctuate from quarter to quarter. Factors that could cause these fluctuations include:

   . the volume and timing of systems sales and installations;

   . recognizing revenue at various points during the installation process;

   . the sales and implementation cycles of IDX's customers;

   . the timing of new product and service introductions and product upgrade releases; and

   . general economic conditions.

Because a significant percentage of IDX's expenses are relatively fixed, a variation in the timing of systems sales and installation can cause significant variations in operating results from quarter to quarter. IDX believes that its quarterly results of operations will continue to fluctuate and that its results of operations for any particular quarter or fiscal year are, therefore, not necessarily meaningful or reliable indicators of future performance. Future period-to-period fluctuations may have a material adverse effect on IDX's results of operations, financial condition or business.

Growth through Acquisitions. IDX intends to continue to grow in part through either acquisitions of complementary products, technologies and businesses or alliances with complementary businesses. There can be no assurance that IDX will succeed in these acquisitions or alliances, or in integrating any such acquired or aligned products, technologies or businesses into its current business and operations. Factors which may affect IDX's ability to expand successfully through acquisitions or alliances include:

   . the successful identification and acquisition of products, technologies or businesses;

   . management's ability to effectively integrate and operate the acquired or aligned products, technologies or businesses; and

   . significant competition for acquisition and alliance opportunities in the consolidating healthcare information systems industry with other companies that have significantly greater financial and management resources.

The failure to successfully integrate any significant products, technologies or businesses could have a material adverse effect on IDX's results of operations, financial condition or business.

Integration of Operations of PHAMIS and EDiX. IDX acquired Phamis Inc. ("PHAMIS") in July 1997. Integrating the operations and management of IDX and PHAMIS has been and will continue to be a time-consuming process. It will require the dedication of management resources, which has and may continue to temporarily distract attention from the day-to-day business of the combined entity. IDX has already incurred significant merger and related costs. However, additional unanticipated expenses may be further incurred in this integration process. There can be no assurance that IDX will complete this integration smoothly or successfully. In addition, management's inability to successfully integrate the operations or management of the two companies could have a material adverse effect on the combined entity's results of operations, financial condition or business.

Rapid Technological Change and Dependence on New Product Development. IDX's success is dependent on its ability to enhance its existing products, to respond effectively to technology changes, to migrate its clients to new technologies, to sell additional products to its existing client base and to introduce new products and technologies to meet the evolving needs of its clients in the healthcare information systems market. Trends which could have a critical impact on IDX include:

   . evolving industry standards;

   . new technological developments;

   . emerging competition; and

   . changes in customer requirements.

IDX is currently devoting significant resources toward the development of enhancements to its existing products and the migration of existing products to new hardware and software platforms. There can be no assurance that IDX will successfully complete these product developments or the migration in a timely fashion, or that IDX's current or future products will satisfy the needs of the healthcare information systems market. Any such developments may adversely affect IDX's competitive position or render its products or technologies noncompetitive or obsolete.

Year 2000 Risks. Software applications that use only two digits to identify a year in the date field may fail or create errors in the year 2000. IDX uses computer equipment, software and devices with embedded technology, including both information systems and non-information systems, that may not be year 2000 compliant. This could result in a system failure or miscalculations causing disruption of IDX's operations, including among other things, a temporary inability to:

   . process transactions;

   . send invoices;

   . conduct communications, or

   . engage in similar normal business activities.

In addition, IDX sells computer software products and distributes the products of third parties that may not be year 2000 compliant. This could result in system failures or miscalculations causing disruption of customers' operations, including, in addition to the types of disruptions described above, a temporary disruption in their ability to treat patients. Further, products and services used by IDX's customers, but not supplied by IDX, may not be year 2000 compliant. Customers may defer current installations of and plans to purchase IDX products until they have completed their own year 2000 assessment. Any of these problems could have a material adverse effect on IDX's results of operations, financial condition or business.

IDX is pursuing various initiatives to address year 2000 issues. These initiatives are ongoing and have not been completed. A task force at IDX is reviewing IDX's products and the products and systems provided by outside vendors to determine whether they are year 2000 compliant. In addition, IDX has developed year 2000 versions of many of its products and has begun deploying them at customer sites. The task force is also reviewing customer preparations, monitoring testing and remediation efforts with respect to IDX products and monitoring and coordinating contingency plans with respect to products and systems provided by outside vendors. As of September 30, 1998 IDX estimated the cost of identifying, assessing and remediating year 2000 issues to be approximately $19.6 million, $7.0 million of which had already been incurred. If the actual costs are higher than the estimated costs, it could materially adversely affect IDX's results of operations, financial condition or business.

IDX has begun a comprehensive analysis of the operational, business and financial problems (including possible loss of revenue), if any, that may result from unresolved year 2000 issues. IDX has not yet completed its analysis and contingency plans relating to year 2000 scenarios.

IDX expects its planning process to be completed in mid-1999. IDX does not believe that the year 2000 issues will pose significant operational problems for IDX. However, if year 2000 issues are not properly identified, assessed and resolved, it could have a material adverse effect on the results of operations, financial condition or business of IDX.

The nature of IDX's business and its relationships with its customers make it difficult to assess the magnitude of IDX's potential exposure as a result of year 2000 issues. IDX is engaged in the business of developing, marketing and supporting computer software. IDX's software is often used by its customers in conjunction with other vendors' products and services. The ability of IDX to assist its customers in the development and installation of year 2000 compliant versions of IDX software products will depend in part on the readiness, ability and cooperation of its customers and their suppliers. In addition, the purchasing patterns of IDX customers and potential customers may be affected by year 2000 issues. The cost, timing and scheduling by customers of work related to year 2000 issues involving IDX's products and services may cause some customers to defer or forego projects or purchase decisions. IDX sells a number of different combinations of products and services under varying contractual terms. There is no widely accepted definition of year 2000 compliance. Certain of IDX's customers may assert breach of warranty or other claims against IDX relating to year 2000 compliance. Any of these factors may adversely affect the results of operations, financial condition or business of IDX.

Dependence on Principal Products. IDX currently derives substantially all of its revenues from sales of financial, administrative and clinical healthcare information systems and related services. As a result, any factor adversely affecting these sales could have a material adverse effect on IDX's entire results of operations, financial condition or business. Although IDX has experienced increasing annual sales, revenues associated with existing products may decline as a result of several factors including price competition. There can be no assurance that IDX will continue to be successful either in marketing its current, new and/or enhanced products, or in maintaining the current pricing for its existing products.

Risks of Product-Related Claims. Certain of IDX's products provide applications that relate to patient medical histories and treatment plans. Any failure by these products to provide accurate, secure and timely information could result in product liability claims against IDX by its clients or their affiliates or patients. IDX maintains insurance that it believes is adequate to protect against product liability claims. Our current insurance coverage may not be adequate to cover future claims. However, a successful claim brought against IDX in excess of its insurance coverage could have a material adverse effect on IDX's results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. There can be no assurance that IDX will not be subject to product liability claims, that such claims will not result in liability in excess or beyond the scope of its insurance coverage, or that IDX will continue to have appropriate insurance available to it in the future at commercially reasonable rates.

Dependence on Key Personnel. The success of IDX is dependent to a significant degree on its key management, sales, marketing, and technical personnel. IDX believes that its continued success will also depend on its ability to attract, motivate and retain highly skilled managerial, sales, marketing, consulting and technical personnel, including programmers, consultants, systems architects skilled in the technical environments in which IDX's products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on IDX's results of operations, financial condition or business. Although IDX has been successful in attracting and retaining skilled personnel, there can be no assurance that it will continue to be successful in attracting and retaining the personnel it requires to develop new and enhanced products and to continue to grow and operate profitably. IDX does not maintain "Key Man" life insurance policies on any of its executives.

Uncertainty in Healthcare Industry; Government Healthcare Reform Proposals. The healthcare industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. IDX's products are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates and certain capital expenditures. From time to time, Congress has considered certain proposals to reform the healthcare system. If enacted, these proposals may increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for IDX's clients. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for IDX's products and services. IDX cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on its results of operations, financial condition or business.

Risks Associated with Governmental Regulation. The United States Food and Drug Administration (the "FDA") has promulgated a draft policy for the regulation of certain computer software products as medical devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act (the "FDC Act"), and has recently indicated that it may modify such draft policy or create a new policy. To the extent that computer software is a medical device under the policy, the manufacturers of such products could be required, depending on the product, to:

   . register and list their products with the FDA;

   . notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products; or

   . obtain FDA approval by demonstrating safety and effectiveness before marketing a product.

Depending on the intended use of a device, the FDA could require IDX to obtain extensive data from clinical studies to demonstrate safety or effectiveness, or substantial equivalence. If the FDA requires such data, IDX would be required to obtain approval of an investigational device exemption before undertaking clinical trials. Clinical trials can take extended periods of time to complete, and there can be no assurance that the FDA will approve or clear a device after the completion of such trials. In addition, such products would be subject to the FDC Act's general controls, including those relating to good manufacturing practices and adverse experience reporting. Although it is not possible to anticipate the final form of the FDA's policy with regard to computer software, IDX expects that the FDA is likely to become increasingly active in regulating computer software intended for use in healthcare settings regardless of whether the draft is finalized or changed. The FDA can impose extensive requirements governing pre-and post-market conditions such as service investigation, approval, labeling and manufacturing. In addition, the FDA can impose extensive requirements governing development controls and quality assurance processes. There can be no assurance that the FDA's actions to regulate computer software products will not have a material adverse effect on IDX's results of operations, financial condition or business.

RISKS RELATING TO EDIX

EDiX notes the following risk factors in its business:

Our History of Operating Losses and Need for Additional Funds. We currently lose money from our operations. We have incurred cumulative losses totaling approximately $37 million through September 30, 1998. We may never earn a profit. At September 30, 1998, we had negative working capital. To continue operations we need more capital (at least $8 to $10 million within the next 12 months). We may not be able to obtain more capital.

Confidentiality Requirements. The medical information that our medical transcriptionists transcribe is of an extremely confidential nature. In providing our services, we are subject to certain contractual, statutory, regulatory and common law requirements regarding the confidentiality of medical information. We could suffer substantial harm if we or any of our employees fail to comply with such confidentiality requirements.

We Depend Heavily on Medical Transcriptionists. Our success depends in part upon our ability to attract and retain qualified medical transcriptionists. Competition for medical transcriptionists is strong and we may be unable to attract and retain the personnel we need to conduct our business successfully. If we are unable to attract, hire and retain a sufficient number of qualified medical transcriptionists our business, financial condition and results of operations would suffer.

We Depend on Key Employees. Our success depends in part upon our ability to attract and retain key managerial personnel. If we were to lose the services of certain executive officers or if we were unable to attract additional management personnel, our business, financial condition and results of operations could suffer. We do not maintain "key-man" life insurance policies on any of our executive officers.

We Rely on Key Customers. We rely on several key customers for the majority of our revenue. In 1997, our ten largest customers accounted for 37% of our revenues. Moreover, our largest customer (Columbia/HCA) accounted for 13% of our total revenue and we expect that Columbia/HCA will account for more than 10% of our revenue in 1998. Accordingly, our success will depend in part upon our ability to:

   . keep existing customers;

   . maintain or increase the level of revenue and/or profit that our existing customers generate;

   . avoid the loss of customers due to factors beyond our control, such as consolidation in the health care industry; and

   . attract new customers.

Our business would suffer substantial harm from the loss of one or more large customers or a significant reduction in business from any of such customers.

We Depend on a Single Line of Business. We derive revenue solely from the business of providing electronic transcription services to hospitals and other health care organizations on an outsourced basis. Our success will depend on the continued market acceptance of our transcription services and the continued trend toward outsourcing of transcription services to third-party providers such as us. Our business, financial condition and results of operations would suffer substantial harm if there were a reduction in demand or an increase in competition in the market for transcription services.

Risks Associated With an At-Home Workforce. Approximately 95% of our medical transcriptionists work from their homes. We have policies and procedures covering our at-home employees. However, we are unable to supervise and monitor at-home employees to the same extent that we are able to supervise and monitor employees working in our offices. If we were to fail to manage successfully our at-home workforce or to enforce our policies and procedures with respect to health and safety, wage and hour, and other governmental regulations, our business, financial condition and results of operations could suffer.

We Do Not Have Back-up For Our Central Computer System. We do not have a back-up system for our central computer system in Clearwater, Florida. If this computer were to fail because of mechanical failure, natural disaster, computer virus or otherwise, our work flow could stop or be delayed. The local servers at each of our customers' offices would continue to function, sorting voice messages until the central computer could be repaired. We would be unable to access our central work-flow management tools and would have to establish direct telephone connections between the local servers and the medical transcriptionists.

In the future, we intend to install a redundant central computer system with duplicated storage records and identical process capabilities. Such a system would begin functioning automatically in the event of a central hub failure. We estimate that it will cost approximately $250,000 to purchase and install the hardware required for a secured redundant hub and to obtain the necessary telephonic capabilities.

Our Industry is Very Competitive. The medical transcription services industry is highly fragmented, consisting primarily of small, local or regional companies. As a result, we compete with a large number of third party transcription companies who offer services similar to our services and who target the same customers and qualified transcriptionists as we do. Our ability to compete depends upon many factors within and outside of our control, including:

   . price;

   . reliability;

   . service quality;

   . customer support;

   . the ability to attract qualified medical transcriptionists; and

   . the timing and market acceptance of new services and service enhancements developed by us and our competitors.

In addition, large companies that do not currently provide medical transcription services, but which currently provide other services to the healthcare industry, may enter the medical transcription services field. Such potential competitors could have substantially greater financial, technical and marketing resources than we do. As a result, if such potential competitors were to enter the medical transcriptions services business, they may be able to:

   . devote greater resources to the development, promotion or sale of their services, or

   . respond more quickly than we can to:

   . evolving technological developments;

   . changing customer needs; or

   . emerging technical standards.

We also compete with the in-house transcription staffs of potential customers. While we believe that our growth and earnings have benefited significantly from the outsourcing by healthcare providers of non-patient care functions, including transcription services, the current trend could change direction and cause such healthcare providers to bring all or some of those services in-house. Competition also may increase due to the consolidation of transcription companies. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase their ability to address the needs of our current and prospective customers. If competition does increase, the following results could occur, damaging our business, financial condition and results of operations:

   . we may be forced to reduce the prices for our services;

   . operating margins may narrow; or

   . we may be unable to increase our market share.

We do not know whether we will be able to compete successfully against current or future competitors or whether competitive pressures will harm our business, financial condition and results of operations.

Our Industry is Witnessing Rapid Technological Changes. The healthcare information services industry is characterized by rapid technological change, evolving customer needs and emerging technical standards. The emergence of new technical standards or the introduction of competing services or products incorporating new technologies could render some or all of our services unmarketable. These potential products and services could include:

   . voice recognition capabilities;

   . voice transport;

   . object components; and

   . sophisticated work stations with voice or keyed prompting.

Our success depends in part on our ability to enhance our current services and to develop new services that keep pace with technological developments and emerging technical standards, and that address the increasingly sophisticated needs of our customers. We may fail to develop and market enhancements to our existing services or new services that respond to technological developments, emerging technical standards, or evolving customer needs. Even if we do develop and introduce such enhancements or new services, the market may not accept them. Our failure to develop and introduce service enhancements and new services in a timely and cost-effective manner in response to changing technologies or customer requirements, would damage our business, financial condition and results of operations.

Our Industry May Change Substantially. The healthcare industry is subject to changing political, economic and regulatory influences that may affect the outsourcing arrangements of healthcare providers. Federal and state legislators from time to time have proposed programs to reform the United States healthcare system and other proposals may be made in the future. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the environment in which providers operate. Healthcare providers may react to such proposals, and the uncertainty surrounding such proposals, by curtailing outsourcing arrangements or deferring decisions to use outsourcing services. In response to this environment, many healthcare providers are consolidating to create larger healthcare delivery organizations. This consolidation reduces the number of potential customers for our services, and the increased bargaining power of these organizations could lead to a reduction in the amount customers are willing to pay for our services. It is difficult to predict the impact of these developments in the healthcare industry, but they potentially could harm our business, operating results and financial condition.

Year 2000 Issues. There are numerous issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex as the required modifications in embedded code will affect virtually every computer operation in some way. The significant issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or could simply fail. We rely on our computer systems in operating and monitoring all aspects of our business. We also rely on the external systems of our customers, suppliers and other organizations with which we do business. We are in the process of assessing our internal and external systems to assure that we are prepared for the year 2000. We do not expect to incur significant expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. To date, we have not identified any material year 2000 issues with our computer systems. However, we cannot guarantee that all of our internal or external systems will be year 2000 compliant and a failure to be year 2000 compliant could have a material adverse effect on us.

                      WHERE YOU CAN FIND MORE INFORMATION

IDX files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You can find, copy and inspect information filed by IDX with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of information filed by IDX with the SEC at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can review IDX's electronically filed reports, proxy and information statements on the SEC's world wide web site at http://www.sec.gov. IDX Common Stock trades on the Nasdaq National Market under the symbol "IDXC," therefore, you can inspect reports, proxy statements and other information concerning IDX at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. EDiX does not file information with the SEC under the Exchange Act.

IDX filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") to register with the SEC the IDX Common Stock issuable pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits and schedules to the Registration Statement. For further information with respect to IDX, EDiX and the IDX Common Stock, please refer to the Registration Statement (including the exhibits and schedules thereto). You may inspect and copy the Registration Statement, including exhibits and schedules, as described above. Statements contained in this Proxy Statement/Prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Some of the information that you may want to consider in deciding how to vote with respect to the Merger is not physically included in this Proxy Statement/Prospectus, but rather is "incorporated by reference" to documents IDX previously filed with the SEC. The information incorporated by reference is an important part of this Proxy Statement/Prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following IDX documents filed with the SEC are incorporated by reference in this Proxy Statement/Prospectus:

   1.   Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

   2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

   3.   Current Report on Form 8-K filed September 16, 1998; and

   4. The description of IDX's Capital Stock contained in IDX's Registration Statement on Form 8-A dated September 19, 1995.

All documents and reports subsequently filed by IDX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the EDiX Special Meeting are also incorporated by reference in this Proxy Statement/Prospectus and will be deemed a part of this Proxy Statement/Prospectus from the dates of filing of such documents or reports.

Statements contained in documents incorporated or deemed to be incorporated by reference will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this Proxy Statement/Prospectus in their original form.

You can obtain a copy of documents incorporated by reference which are not delivered with this Proxy Statement/Prospectus by a written or oral request, without charge, directed to IDX Systems Corporation, 1400 Shelburne Road, P.O. Box 1070, South Burlington, Vermont 05403 (telephone number (802) 862-1022, internet address http://www.idx.com), Attention: Secretary. In order to ensure timely delivery of any of such documents, you should make any request by January , 1999. We will not provide exhibits to such documents unless such documents are specifically incorporated by reference.

IN VOTING ON THE MERGER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT WE INCLUDED OR INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION IN THIS DOCUMENT CONCERNING IDX HAS BEEN FURNISHED BY IDX. ALL INFORMATION IN THIS DOCUMENT CONCERNING EDIX HAS BEEN FURNISHED BY EDIX. THE DATE OF THE PROXY
STATEMENT/PROSPECTUS IS       , 1998. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF IDX COMMON STOCK MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IDX OR EDIX SINCE THE DATE HEREOF OR THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION WHERE THE OFFER OR SOLICITATION IS NOT PERMITTED.

                            THE EDIX SPECIAL MEETING

GENERAL

This Proxy Statement/Prospectus is being furnished to holders of EDiX Stock in connection with the solicitation of proxies by the EDiX Board for use at the EDiX Special Meeting to be held on January , 1999, at the offices of Oracle Strategic Partners L.P., 712 Fifth Avenue, 45th Floor, New York, New York 10019 commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

This Proxy Statement/Prospectus and the accompanying forms of proxy are first
being mailed to stockholders of EDiX on or about       , 1998.

MATTERS TO BE CONSIDERED

At the EDiX Special Meeting, holders of EDiX Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the EDiX Special Meeting, or any adjournment or postponement of the meeting.

BOARD OF DIRECTORS' RECOMMENDATIONS

The EDiX Board has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement.

RECORD DATE AND VOTING

      , 1998 is fixed as the Record Date for determining the holders of EDiX Stock who are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 957,855 shares of Series A-1 Preferred Stock and 8,817,318 shares of Common Stock outstanding and entitled to vote. The holders of Common Stock are entitled to one vote per share of Common Stock on each matter submitted to a vote at the Special Meeting. The holders of Series A-1 Preferred Stock are entitled to one vote for each share of Common Stock into which such Series A-1 Preferred Stock could then be converted on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of a majority of shares of EDiX Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the DGCL, the affirmative vote of at least a majority of the outstanding shares of EDiX Stock is required for adoption of the Merger Agreement. In addition, the affirmative vote of at least 67% of the outstanding shares of Series A-1 Preferred Stock, voting separately as a class, is required for adoption of the Merger Agreement pursuant to the EDiX Certificate of Incorporation. Abstention from voting will have the practical effect of voting against the adoption of the Merger Agreement.

As of the Record Date, 8,029,500 (approximately 91.1%) of the outstanding shares of Common Stock and 757,500 (approximately 79.1%) of the outstanding shares of Series A-1 Preferred Stock were beneficially owned by directors and executive officers of EDiX and their affiliates. All such directors and executive officers have indicated to EDiX that they intend to vote all such shares in favor of the adoption of the Merger Agreement.

PROXIES

This Proxy Statement/Prospectus is being furnished to EDiX stockholders in connection with the solicitation of proxies by and on behalf of the EDiX Board for use at the EDiX Special Meeting, and is accompanied by a form of proxy.

All shares of EDiX Stock which are entitled to vote and are represented at the EDiX Special Meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval and adoption of the Merger Agreement, except for proxies submitted by record holders who indicate they have not received voting instructions from the beneficial holder.

If any other matters are properly presented at the EDiX Special Meeting for consideration, the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. This will include, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies).

Any person who gives a proxy may revoke it at any time before it is voted. To revoke a proxy, you must (1) submit a later dated proxy with respect to the same shares at any time prior to the vote on the adoption of the Merger Agreement, (2) deliver written notice of revocation to the Secretary of EDiX at any time prior to such vote or (3) attend the Special Meeting and vote in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

EDiX will bear all expenses of its solicitation of proxies, including the cost of mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, directors, officers and employees of EDiX may solicit proxies in person or by telephone, fax or other means of communication. Such directors, officers and employees will not receive additional compensation. However, they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

EDIX STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

IDX and EDiX had no relationship prior to March 1998. In March 1998, EDiX engaged Piper Jaffray Inc. as its financial advisor, and Piper Jaffray Inc. contacted senior management of IDX to determine whether IDX was interested in purchasing Convertible Preferred Stock of EDiX in a private placement transaction.

In April 1998, EDiX sent a private placement memorandum describing the proposed investment to IDX management. On April 6, 1998, the Board of Directors of IDX, at a regularly scheduled board meeting, discussed a potential investment in EDiX. On April 29, 1998, John A. Kane, Chief Financial Officer of IDX, and other executives of IDX met to discuss financial and operating information concerning EDiX.

From April 29, 1998 throughout May 1998, representatives of EDiX had several meetings and telephone conferences with representatives of IDX regarding a potential business combination. In May 1998, IDX retained S.G. Cowen as its financial advisor.

On June 8, 1998, Mr. Kane, Vincent Estrada, Chief Financial Officer of EDiX, and representatives of Piper Jaffray Inc. and S.G. Cowen met at the Boston office of IDX to discuss the possible acquisition by IDX of all of the outstanding shares of EDiX Stock. On June 17, 1998, IDX submitted to EDiX a letter of interest along with a preliminary term sheet proposing a business combination in which IDX would acquire all of the outstanding shares of EDiX Stock.

On July 6, 1998, IDX and EDiX executed a confidentiality agreement for purposes of IDX conducting due diligence review. From July 6, 1998 through July 8, 1998, an IDX due diligence team conducted a due diligence review at EDiX's offices in La Jolla, California. On July 21, 1998, Mr. Kane, Mr. Estrada, Gene Barduson, Chief Executive Officer of EDiX, counsel to IDX and representatives of Piper Jaffray Inc. and SG Cowen met in Burlington, Vermont to further discuss the terms of the transaction and the possibility of IDX providing interim financing to EDiX.

On July 22, 1998, IDX and EDiX entered into a cooperative marketing relationship whereby IDX was granted the right to market EDiX's transcription services for a period of one year.

On September 3, 1998, the EDiX Board of Directors, after review of a presentation by Piper Jaffray Inc. as to the structure, rationale and advisability for the transaction, unanimously approved the Merger and reiterated its view that the terms of the Merger were fair to, and in the best interests of, EDiX stockholders. On September 3, 1998, the Underwood Acquisition Corp. Board of Directors approved the Merger.

On September 11, 1998, EDiX, IDX and a subsidiary of IDX executed the Merger Agreement and IDX entered a Voting Agreement with each of Gerald E. Forth, Trustee, Fourth Declaration of Trust DTD October 14, 1992, Thomas E. Testman, Kingsbury Capital Partners, L.P., Kingsbury Capital Partners, L.P., II, Timothy
J. Wollager, Oracle Strategic Partners L.P. Robert J. Erra, Galen Partners II, L.P., Galen Partners International II, L.P., Galen Associates and Galen Employee Fund, L.P.

On September 11, 1998, EDiX and IDX also entered into a Loan Agreement which provides that IDX will lend up to $5,000,000 to EDiX bearing interest at 14% per annum. See "Loan Agreement."

The Merger was announced on September 11, 1998.

REASONS FOR THE MERGER; RECOMMENDATION OF THE EDIX BOARD OF DIRECTORS

In the course of reaching its decision to approve the Merger Agreement and each of the transactions contemplated by it, the Board of Directors of EDiX consulted with EDiX's legal, accounting and financial advisors as well as with EDiX's management, and considered a number of factors. These included:

   (1) The need for access to additional capital;

   (2) The EDiX Board's view that EDiX's business will have enhanced prospects for success in the rapidly changing and increasingly competitive healthcare industry by merging with IDX;

   (3) The opportunity the Merger will afford to accelerate the growth in sales of EDiX;

   (4) IDX's financial ability to complete the proposed Merger, including the associated financing of EDiX's operations in the interim period;

   (5) The terms and conditions of the proposed Merger;

   (6) Information regarding historical market prices and other information with respect to the Common Stock of IDX;

   (7) The prospects for positive long-term performance of IDX Common Stock;

   (8) The presentation of EDiX's financial advisor, Piper Jaffray Inc., and the opinion of such firm to the effect that the Merger was fair, from a financial point of view, to the EDiX stockholders; and

   (9) The EDiX Board's assessment of EDiX's alternatives to enhance stockholder value and conclusion the proposed Merger presents the most favorable opportunity to do so.

This discussion of the factors considered by the EDiX Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the EDiX Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

For the reasons discussed above, the Board of Directors of EDiX has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, EDiX and the EDiX stockholders. Accordingly, the EDiX Board of Directors recommends that EDiX stockholders vote for the approval and adoption of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR TO EDIX

EDiX retained Piper Jaffray Inc. on March 12, 1998, to act as EDiX's exclusive agent in connection with a proposed private placement of EDiX's securities and, at EDiX's request in the event of a sale of EDiX, to act as EDiX's financial advisor and perform customary advisory services in connection with the sale. On June 30, 1998, EDiX requested that Piper Jaffray Inc. render an opinion to EDiX's Board concerning the fairness, from a financial point of view, of the Merger consideration.

Piper Jaffray Inc. delivered to EDiX's Board on September 3, 1998, its written opinion (the "Opinion"), to the effect that, as of the date of the Opinion, based on and subject to the assumptions, factors and limitations set forth in the Opinion and as described below, the Merger consideration proposed to be received in the Merger under the terms of the Merger Agreement by the holders of EDiX Stock at the time of consummation of the Merger, was fair, from a financial point of view, to such holders. A copy of the Opinion is attached as Annex B to this Proxy Statement/Prospectus and is incorporated into this Proxy Statement/Prospectus by reference. We urge holders of EDiX Stock to read the attached Opinion in its entirety.

Piper Jaffray Inc. was not requested to make, and did not make, any recommendation to EDiX's Board as to the form of the consideration to be received by the holders of EDiX Stock in the Merger. The Opinion was rendered to EDiX's Board and does not constitute a recommendation to any stockholder of EDiX as to how the stockholder should vote at the Special Meeting. Piper Jaffray Inc. was not requested to opine as to, and the Opinion does not address, EDiX's underlying business decision to proceed with or effect the Merger.

In arriving at the Opinion, Piper Jaffray Inc. reviewed, among other things,
(1) a draft of the Agreement and Plan of Merger dated August 21, 1998, (2) certain financial, operating and business information related to EDiX, (3) certain internal financial information of EDiX on a stand-alone basis prepared for financial planning purposes and furnished by the management of EDiX, (4) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which EDiX operates and selected public companies deemed comparable to EDiX,
(5) certain publicly available information relative to IDX, (6) certain publicly available financial and securities data of IDX, and (7) information related to EDiX and IDX on a combined basis (the "Combined Company"). In addition, Piper Jaffray Inc. engaged in discussions with members of management of (1) IDX concerning the financial condition, current operating results and business outlook for both IDX and EDiX on a stand-alone basis and the Combined Company and IDX's plans relating to the Combined Company as well as the amount and timing of the cost savings and related expenses expected to result from the Merger, and (2) EDiX concerning the financial condition, current operating results and business outlook for EDiX and the Combined Company.

In delivering the Opinion to EDiX's Board of Directors on September 3, 1998, Piper Jaffray Inc. prepared and delivered to the Board of Directors of EDiX certain written materials containing various analyses and other information material to the Opinion. The following is a summary of these materials.

Implied Equity Value. Based on the five-day average closing price of the IDX Common Stock of $49.575 for the period ended September 2, 1998 and the implied exchange ratio of 0.0342 calculated pursuant to the Merger Agreement, Piper Jaffray Inc. calculated that holders of EDiX Common Stock would receive approximately 415,000 shares of IDX Common Stock in the Merger. Based on the average closing price of $49.575, payment of approximately 415,000 shares of IDX Common Stock yielded an implied equity value of EDiX of approximately $20,584,000 and an implied EDiX Common Stock price of $1.69 per share. The 415,000 shares of IDX Common Stock would represent 1.49% of the equity ownership in the Combined Company. If the price of IDX Common Stock were $48, Piper Jaffray Inc. calculated that the holders of EDiX Common Stock would receive approximately 415,000 shares of IDX Common Stock in the Merger. Such a price would yield an implied equity value of EDiX of approximately $19,930,000 and an implied EDiX Common Stock price of $1.64 per share. If the price of IDX Common Stock were $40, Piper Jaffray Inc. calculated that holders of EDiX Common Stock would receive approximately 498,000 shares of IDX Common Stock in the Merger. Such a price would yield an implied equity value of EDiX of approximately $19,930,000 and an implied EDiX Common Stock price of $1.64 per share. If the price of IDX Common Stock were $35, Piper Jaffray Inc. calculated that holders of EDiX Common Stock would receive approximately 498,000 shares of IDX Common Stock in the Merger. Such a price would yield an implied equity value of EDiX of approximately $17,439,000 and an implied EDiX Common Stock price of $1.43 per share.

Accretion/Dilution Analysis. Piper Jaffray Inc. examined the hypothetical pro forma effect of the Merger on IDX's earnings per share for the fiscal years ending December 31, 1998 and 1999 and each quarter of fiscal year 1999, based on estimates by management and research analysts of the projected financial results of IDX and estimates by management of the projected financial results of EDiX. Piper Jaffray Inc. performed two analyses, one assuming that certain synergies from, among other things, estimated cost savings and revenue enhancements would not be realized following the Merger and one assuming that such synergies would be realized. Both analyses indicated that the Merger is anticipated, without regard to costs of the Merger, to be dilutive to projected earnings per share of IDX in each of 1998 and 1999. On a pro forma combined basis, with no assumed realization of synergies, Piper Jaffray Inc. calculated that the Merger would be dilutive by 6.6% in 1999. On a pro forma combined basis, with assumed synergies, Piper Jaffray Inc. calculated that the Merger would be dilutive by 17.6% in 1998 and dilutive by 0.7% in 1999. The actual operating and financial results achieved by IDX may vary from projected results and variations may be material as a result of business and market risks, the timing and amount of synergies, the costs associated with achieving such synergies and other factors.

Contribution Analysis. Piper Jaffray Inc. analyzed the expected contributions of each of IDX and EDiX to revenue, gross profit, operating income and pre-tax income of the Combined Company for the years ending

December 31, 1998 and 1999 and each quarter of 1999 based on EDiX's financial planning data and analyst estimates of IDX's financial results for 1998 and 1999. For purposes of its analysis, Piper Jaffray Inc. assumed that no synergies would result from the Merger. The analysis indicated that EDiX would contribute, for the years 1998 and 1999, to the Combined Company revenue of 8.5% and 9.6%, respectively, gross profit of 1.8% and 5.4%, respectively, operating income/(loss) of (20.1%) and (5.5%), respectively, and net income/(loss) of (19.6%) and (5.3%), respectively. EDiX will account for approximately 1.49% of the equity ownership of the Combined Company following the Merger based on Piper Jaffray Inc.'s analysis as described above in "Implied Equity Value".

Discounted Cash Flow Analysis. Piper Jaffray Inc. estimated a range of theoretical values for EDiX based on the net present value of its implied annual cash flows and a terminal value of EDiX in 2001 calculated based upon a multiple of operating income. Piper Jaffray Inc. applied a range of terminal value multiples of forecasted 2001 operating income of 12.0x to 16.0x and a range of discount rates of 30% to 40%. The projected financial data for EDiX for 1998 through 2001 was prepared by EDiX management and reviewed by IDX management. To account for EDiX as a going concern, EDiX projections assume, based on a contemporaneous proposal to EDiX from a third party investor, a private placement of equity capital of $17 million on a $15 million pre-deal valuation. The values presented in this analysis represent amounts attributable to the current EDiX shareholders. This analysis yielded a range of estimated values of per share EDiX equity value of approximately $1.16 to $1.92, with a mid-point of approximately $1.50 based on a terminal value of 14x and a discount rate of 35%. Piper Jaffray Inc. compared these estimated values to the implied EDiX Common Stock price of $1.69, as described above in "Implied Equity Value".

Comparable Company Analysis. Piper Jaffray Inc. compared certain financial information and valuation ratios relating to EDiX to corresponding data and ratios from six publicly traded companies deemed comparable to EDiX (Health Management Services, Inc., Healthcare Recoveries, Inc., Medaphis Corp., MedQuist, Inc., National Research Corp., and Transcend Services, Inc.). This group was selected from those companies that are assigned the Standard Industrial Classification ("SIC") code for healthcare services companies, focus on providing medical transcription services, focus on providing medical office outsourcing services, are publicly traded companies with a market capitalization between $50 million and $600 million, and have latest twelve month revenue greater than $15 million. For purposes of its analysis, Piper Jaffray Inc. utilized an implied "company value" (implied equity value payable in the Merger plus debt less cash) of EDiX of $28.2 million and used in its calculations estimates of future financial results of EDiX and of IDX and the comparable companies provided by, respectively, management of EDiX and research analysts covering IDX and the comparable companies. This analysis produced multiples of selected valuation data as follows: company value to revenue for the comparable companies ranging from 0.7x to 5.0x, with a mean and median of 1.9x and 1.3x, respectively, and for EDiX 1.2x; company value to operating income for the comparable companies ranging from 6.3x to 31.5x, with a mean and median of 15.2x and 7.8x, respectively, and for EDiX data was not meaningful; price to latest twelve months ("LTM") earnings for the comparable companies ranging from 11.8x to 52.0x, with a mean and median of 27.5x and 23.0x, respectively, and for EDiX data was not meaningful; estimated price to earnings for the year ending December 31, 1998 for the comparable companies ranging from 13.6x to 44.9x, with a mean and median of 27.1x and 18.6x, respectively, and for EDiX data was not meaningful; and estimated price to earnings for the year ending December 31, 1999 for the comparable companies ranging from 8.7x to 35.7x, with a mean and median of 18.5x and 11.1x, respectively, and for EDiX data was not meaningful.

Merger and Acquisition Multiple Analysis. Piper Jaffray Inc. reviewed certain merger and acquisition transactions which it deemed comparable to the Merger. It selected these transactions by searching filings with the SEC, public company disclosures, press releases, industry and popular press reports, databases and other sources and applying the following criteria: deals that were announced or completed between January 1, 1995 and August 22, 1998, deals in which the acquiring company purchased at least 50% of the target with cash, stock or a combination thereof, target companies with SIC codes similar to EDiX, and transaction values of greater than $15 million. Specifically, Piper Jaffray Inc. analyzed four transactions which satisfied the foregoing criteria. This analysis produced multiples of selected valuation data as follows: EDiX value to net sales for the target companies in the selected transactions ranging from 0.9x to 11.2x, with a mean and median of 5.0x and 4.1x, respectively, and for EDiX 1.2x; EDiX value to operating income for the target companies in the selected transactions ranging from 16.1x to 19.7x, with a mean and median of 17.9x, and for EDiX data was not meaningful; and EDiX value to net income for the target companies in the selected transactions ranging from 31.2x to 93.7x, with a mean and median of 62.4, and for EDiX data was not meaningful.

In reaching its conclusion as to the fairness of the Merger consideration and in its presentation to EDiX's Board, Piper Jaffray Inc. did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its Opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray Inc. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying the Opinion. The analyses of Piper Jaffray Inc. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to IDX, EDiX or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in the various characteristics of the companies to which IDX and EDiX were compared and other factors that could affect the public trading value of the companies.

For purposes of the Opinion, Piper Jaffray Inc. relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information made available to it and did not assume responsibility to independently verify the information. Piper Jaffray Inc. relied upon the assurances of the respective managements of IDX and EDiX that the information provided was prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and good faith judgments of IDX's and EDiX's management as to the expected future financial performance of IDX and EDiX, and that each such management team is not aware of any information or facts that would make the information provided to Piper Jaffray Inc. incomplete or misleading. For purposes of the Opinion, Piper Jaffray Inc., with EDiX's consent, assumed that (1) the Merger would be free of federal tax to EDiX, IDX and the holders of EDiX Stock, (2) the Merger would be accounted for as a pooling of interests under generally accepted accounting principles and that certain steps, including the rescission of warrants to purchase 1.25 million shares of EDiX Common Stock, would be taken to comply with such requirements,
(3) all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not change the purchase price for EDiX, (4) all shares of IDX Common Stock held in escrow pursuant to the Merger Agreement would be issued and delivered to the holders of EDiX Common Stock,
(5) Buyer Stock Price (as defined in the Merger Agreement) is $35 or more, and
(6) the EDiX Preferred Stock will be converted into EDiX Common Stock.

In arriving at the Opinion, Piper Jaffray Inc. was not engaged to perform any appraisals or valuations of specific assets or liabilities (contingent or otherwise) of IDX or EDiX and was not furnished with any such appraisals or evaluations, made no physical inspection of the properties or assets of EDiX and expressed no opinion regarding the liquidation value of any entity. Piper Jaffray Inc. expressed no opinion as to the price at which shares of IDX Common Stock have traded or at which the shares may trade at any future time. As stated above, in particular, Piper Jaffray Inc. expressed no opinion as to the fairness of the consideration proposed to be paid if the per share price of IDX Common Stock is below $35. The Opinion is based on information available to Piper Jaffray Inc. and the facts and circumstances as they existed and were subject to evaluation on the date of the Opinion. Events occurring after that date could materially affect the assumptions used in preparing the Opinion.

Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Board of Directors of EDiX selected Piper Jaffray Inc. because of its expertise, reputation and familiarity with the healthcare services industry in general and EDiX in particular. In the ordinary course of its business, Piper Jaffray Inc. and its affiliates may actively trade securities of IDX for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to the engagement letter dated March 12, 1998, as subsequently amended, EDiX paid Piper Jaffray Inc. $50,000 upon its engagement and has agreed to pay an additional fee equal to the greater of (1) 2% of the total sale price or (2) $500,000 upon consummation of the Merger for financial advisory services rendered in connection with the Merger. In addition, EDiX paid Piper Jaffray Inc. $250,000 upon rendering its Opinion. The contingent nature of a portion of these fees may have created a potential conflict of interest in that EDiX would be unlikely to consummate the Merger unless it had received the Opinion. Whether or not the Merger is consummated, EDiX has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray Inc. and to indemnify Piper Jaffray Inc. against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray Inc. by EDiX.

THE FULL TEXT OF THE PIPER JAFFRAY INC. OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/ PROSPECTUS. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS. THEY SHOULD CAREFULLY CONSIDER THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY PIPER JAFFRAY INC. THE OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS OF EDIX AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF EDIX AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

EDiX Stock Options. All outstanding stock options for the purchase of EDiX Common Stock will convert upon consummation of the Merger into the right to receive the number of shares of IDX Common Stock (as adjusted downward to reflect the fair market value of such EDiX option taking into consideration the unpaid exercise price, vesting schedule and other appropriate factors) that the holder of such option would have received in the Merger if such holder had exercised such option in full immediately prior to the time that the Merger is consummated. At September 30, 1998, executive officers and directors of EDiX and their affiliates collectively had options to acquire an aggregate of 1,036,867 shares of EDiX Common Stock.

Employment Agreements and Incentive Compensation from EDiX. Gene Barduson, President and Executive Officer, Vincent Estrada, Chief Executive Officer, and Armando Jackson, Vice President Sales and Marketing, are each a party to an employment agreement with EDiX. The employment agreements of Messrs. Barduson and Estrada provide that each of them will continue to receive their salary for a period of one year in the event that they are terminated by EDiX or a successor to EDiX without cause. The employment agreement with Mr. Jackson provides that Mr. Jackson will be paid at least one year of salary starting on the date of the agreement if the agreement is terminated by EDiX without cause. The employment agreement with Mr. Barduson provides that 50% of any unvested stock options granted to Mr. Barduson shall vest upon termination of Mr. Barduson's employment by EDiX without cause. Mr. Estrada's employment agreement provides that in the event that he is terminated without cause or there is a change in control of EDiX any unvested stock options granted to Mr. Estrada shall immediately vest.

Retention Bonuses and Incentive Compensation Arrangements with IDX. IDX expects to award retention bonuses to certain employees of EDiX (including members of senior management) in an aggregate amount of approximately $800,000. The EDiX employees who are awarded these bonuses will be eligible to receive them in full if they are continuously employed by IDX or one of its subsidiaries from the consummation of the

Merger through December 31, 1999. A portion of these bonuses may be paid to certain employees at an earlier date. Following the Merger, IDX expects to make available in the future stock options under its 1995 Stock Option Plan to purchase an aggregate of approximately 80,000 shares of IDX Common Stock to certain employees of EDiX (including members of senior management). The terms and conditions of these options are expected to be similar to those of options granted to IDX employees with similar responsibilities.

Indemnity Arrangements. IDX has agreed to indemnify each present director and officer of EDiX against liabilities or expenses incurred in connection with claims relating to matters occurring prior to the Effective Time of the Merger. IDX has also agreed to maintain in effect directors' and officers' liability insurance for the benefit of the directors and officers of EDiX. These covenants will last for three years following the Merger. See "The Merger Agreement--Director and Officer Indemnification."

Notes Payable. EDiX owes a total of $1,000,000, plus interest which accrues at 12% per year, to entities affiliated with three EDiX directors. IDX agreed to assume this debt at the time of the Merger.

Ownership and Voting of Stock. As of September 30, 1998, directors and executive officers of EDiX and their affiliates may be deemed to have beneficial ownership (by themselves or with others) over approximately 91.1% of the outstanding shares of EDiX Common Stock, and approximately 79.1% of the outstanding shares of Series A-1 Preferred Stock. Each of the directors and executive officers of EDiX has advised EDiX that he or she intends to cause all the outstanding shares of EDiX Stock over which he or she has or shares voting control to be voted in favor of the Merger Agreement. See "Additional Information Concerning EDiX Corporation--Security Ownership of Directors, Executive Officers and Principal Stockholders of EDiX."

As of September 30, 1998, IDX did not beneficially own any shares of EDiX Stock and directors and executive officers of IDX and their affiliates may be deemed to be beneficial owners of an aggregate of 7,500 shares of Series A-1 Preferred Stock, or less than 1% of the Series A-1 Preferred Stock, and no shares of EDiX Common Stock. As of September 30, 1998, neither EDiX nor its directors and executive officers and their affiliates beneficially owned any shares of IDX Common Stock.

In connection with the execution of the Merger Agreement, IDX entered into Voting Agreements with Gerald E. Forth, Trustee, Fourth Declaration of Trust DTD October 14, 1992, Thomas E. Testman, Kingsbury Capital Partners, L.P., Kingsbury Capital Partners, L.P. II, Timothy J. Wollager, Oracle Strategic Partners L.P., Robert J. Erra, Galen Partners II, LP, Galen Partners International II, LP, Galen Associates and Galen Employee Fund LP. These stockholders beneficially own approximately 91.1% of all of the outstanding shares of EDiX Common Stock and approximately 79.1% of all of the outstanding Series A-1 Preferred Stock of EDiX as of September 30, 1998. Pursuant to the Voting Agreements, each of these stockholders have agreed to vote in favor of the Merger. They have granted certain officers of IDX an irrevocable proxy to vote their shares in favor of the Merger.

ACCOUNTING TREATMENT

The Merger is intended to qualify as a pooling of interests for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of EDiX will be carried forward to IDX at their recorded amounts. The operating results of IDX will include the operating results of EDiX for the entire year in which the combination occurs. The reported operating results of the separate companies for periods prior to the year in which the combination occurs will be combined and restated as the operating results of IDX. A condition to the Merger is that IDX must receive a letter from Ernst & Young LLP regarding its concurrence with the conclusions of IDX's management as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and related interpretations. See "The Merger Agreement--Conditions" and "Unaudited Pro Forma Combined Condensed Financial Statements."

Each of the affiliates of IDX has agreed that, and each of the affiliates of EDiX has executed a written agreement to the effect that, such person will not transfer shares of stock of either IDX or EDiX within 30 days prior to the Effective Time or until IDX publishes financial statements which reflect 30 days of combined operations of IDX and EDiX. These agreements relate to the ability of IDX to account for the Merger as a pooling of interests.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following summary discusses the material federal income tax consequences of the Merger to holders of EDiX Stock. The summary is based upon the Code, Treasury Regulations, administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect. The discussion assumes that holders of shares of EDiX Stock hold such shares as capital assets within the meaning of Section 1221 of the Code (in general, property held for investment). The discussion does not address the tax consequences of the Merger to individual holders, nor the tax consequences to holders which are subject to special treatment under the federal income tax laws. This discussion does not address any consequences of the Merger arising under the laws of any state, locality or foreign jurisdiction or the consequences of any transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger).

Neither EDiX nor IDX has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger. The opinion of counsel as to such federal income tax consequences set forth below will not be binding on the IRS, and the IRS is therefore not precluded from successfully asserting a contrary opinion.

General. Pillsbury Madison & Sutro LLP has acted as counsel to EDiX in connection with the Merger. In the opinion of Pillsbury Madison & Sutro LLP, as of the date hereof, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. The foregoing opinion of Pillsbury Madison & Sutro LLP assumes that the Merger will take place as described in the Merger Agreement. Such opinion also assumes the correctness, at the time the Merger closes, of certain factual representations which have been made by EDiX and IDX and which are customarily given in transactions of this type.

Consequences to EDiX Stockholders. Provided that the Merger qualifies as a reorganization, no gain or loss will be recognized by holders of EDiX Stock solely as a result of the surrender of their shares of EDiX Stock in exchange for shares of IDX Common Stock pursuant to the Merger or upon the distribution of shares of IDX Common Stock pursuant to the Merger or upon the distribution of shares of IDX Common Stock from the escrow established pursuant to the Escrow Agreement. The aggregate tax basis of the shares of IDX Common Stock received in the Merger (including the shares of IDX Common Stock which are subject to the Escrow Agreement) will be the same as the aggregate tax basis of the shares of EDiX Stock surrendered in exchange therefor in the Merger. The holding period of the shares of IDX Common Stock received in the Merger (including the shares of IDX Common Stock which are subject to the Escrow Agreement) will include the holding period of the shares of EDiX Stock surrendered in exchange therefor.

A successful IRS challenge to the reorganization status of the Merger would result in stockholders of EDiX recognizing taxable gain or loss with respect to each share of EDiX Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the IDX Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the IDX Common Stock so received would equal its fair market value as of the Effective Time, and the stockholder's holding period for such stock would begin the day after the Merger.

Consequences to Dissenting Stockholders. A holder of EDiX Stock who exercises dissenters' rights with respect to the Merger and receives a cash payment for his or her shares of EDiX Stock will recognize capital gain or loss measured by the difference between the stockholder's basis in such shares and the amount of cash received, provided that such payment is not treated as a dividend pursuant to Section 302 of the Code after giving effect to the constructive ownership rules of the Code. A sale of shares pursuant to an exercise of dissenters' rights generally will not be treated as a dividend if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of stock of IDX, after giving effect to the constructive ownership rules of the Code, immediately after the Merger. Such capital gain will be long-term capital gain if the holder's holding period in such shares is more than one year. Any payment in respect of an exercise of dissenters' rights may be subject to backup withholding.

Consequences to EDiX, IDX and Underwood Acquisition Corp. Provided that the Merger qualifies as a reorganization, neither EDiX, IDX nor Underwood Acquisition Corp. will recognize gain or loss as a result of the Merger.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER WHICH MAY BE RELEVANT TO A PARTICULAR EDIX STOCKHOLDER. EACH EDIX STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY APPROVALS

Based on information available to them, IDX and EDiX believe that the Merger can be effected, without regard to regulatory matters, other than compliance with applicable securities laws. In particular, IDX and EDiX believe that the consummation of the Merger will not violate state or federal antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, IDX and EDiX would prevail or would not be required to accept certain conditions in order to consummate the Merger. Such conditions might include the divestitures of product lines or other assets.

FEDERAL SECURITIES LAW CONSEQUENCES

All shares of IDX Common Stock received by EDiX stockholders in the Merger will be freely transferable, except that persons who are deemed to be affiliates of EDiX prior to the Merger may resell their shares of IDX Common Stock only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or otherwise in compliance with the registration requirements of the Securities Act (or pursuant to an exemption from such requirements). Any such persons who become affiliates of IDX must comply with Rule 144. An individual or entity is deemed to be an affiliate of EDiX or IDX if he or it controls, is controlled by, or is under common control with, such company. Executive officers, directors and certain principal shareholders of a company are generally considered to be affiliates. The Merger Agreement required EDiX to cause each of its affiliates to execute a written agreement to the effect that such person will offer or sell or otherwise dispose of any of the shares of IDX Common Stock issued to such person in or pursuant to the Merger only in compliance with the Securities Act and applicable rules and regulations. This Proxy Statement/Prospectus does not cover any resales of IDX Common Stock received by affiliates of EDiX in the Merger.

NASDAQ NATIONAL MARKET QUOTATION

It is a condition to the Merger that the shares of IDX Common Stock to be issued pursuant to the Merger Agreement be approved for quotation on the Nasdaq
National Market. IDX filed a listing application on       , 1998.

                              THE MERGER AGREEMENT

THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, AS AMENDED BY AMENDMENT NO. 1 TO THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, AS AMENDED. THE ENTIRE MERGER AGREEMENT, AS AMENDED, IS INCORPORATED BY REFERENCE INTO THIS SUMMARY AND IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF EDIX ARE URGED TO READ THE ENTIRE MERGER AGREEMENT AND AMENDMENT NO. 1 TO THE MERGER AGREEMENT FOR A MORE COMPLETE DESCRIPTION OF THE MERGER.

GENERAL

Following the adoption of the Merger Agreement by the stockholders of EDiX, and the satisfaction or waiver of the other conditions to the Merger, a wholly-owned subsidiary of IDX ("Underwood Acquisition Corp.") will be merged into EDiX. EDiX will survive the Merger as a wholly-owned subsidiary of IDX. If all conditions to the Merger are satisfied or waived, the Merger will become effective at the time of the filing by the Surviving Corporation of duly executed Articles of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

CONVERSION OF SHARES

Immediately before the Effective Time, each outstanding share of Series A-1 Preferred Stock of EDiX will be converted into one share of Common Stock of EDiX. At the Effective Time, each outstanding share of Common Stock will be converted into the right to receive approximately 0.034 shares (if the average closing sale price is $48) to 0.041 shares (if the average closing sale price is $40) (the "Conversion Ratio") of IDX Common Stock. However, (1) if the average IDX share price is greater than $48 per share, the conversion ratio shall be approximately 0.034; and (2) if the average IDX share price is less than $40 per share, the Conversion Ratio shall remain at approximately 0.041. The exact Conversion Ratio will be calculated based on information that will not be known until shortly before the Closing including the number of shares or EDiX Stock outstanding at the Closing and the fair market value of the outstanding options. The average IDX share price will be subject to equitable adjustment in the event of any stock split or similar recapitalization. The average IDX share price is the average closing sale price per share of the IDX Common Stock on the Nasdaq National Market over the five consecutive trading days ending on the trading day three trading days before the Closing. Ten percent of all shares to be received by an EDiX stockholder in the Merger will be placed in escrow to cover indemnification obligations.

CREATION OF ESCROW

By approving the Merger, the EDiX stockholders will have authorized the creation of the escrow and the appointment of Joel D. Liffmann as their representative with respect to indemnification matters.

REPRESENTATIONS AND WARRANTIES

The Merger Agreement contains various representations and warranties of IDX, EDiX and Underwood Acquisition Corp. These relate, among other things, to (1) their incorporation, existence, good standing, corporate power and similar corporate matters; (2) their capitalization; (3) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters; (4) the absence of conflicts, violations and defaults under their corporate charters and by-laws and certain other agreements and documents; and (5) brokers and finders.

EDiX has also represented and warranted as to (1) certain of its financial statements; (2) the absence of undisclosed liabilities; (3) its pending or threatened litigation; (4) ownership of its properties; (5) the condition of its assets; (6) material contracts and no defaults thereunder; (7) its licenses and permits; (8) its intellectual property rights; (9) tax matters; (10) its employee benefit plans; (11) certain employee matters; (12) environmental matters; (13) capitalization of subsidiaries; (14) the accuracy and completeness of certain information provided to IDX; (15) accuracy and completeness of information contained in this Proxy

Statement/Prospectus; and (16) the absence of any occurrence or event that could reasonably be expected to have a material adverse effect on the assets, business, financial condition or operation of EDiX.

IDX has also represented and warranted as to the accuracy and completeness of documents and reports filed by IDX with the SEC.

CERTAIN COVENANTS

EDiX has agreed that, until the Effective Time, it and each of its subsidiaries will carry on its business in the ordinary course in substantially the same manner as previously conducted, except as otherwise consented to in writing by IDX or as contemplated by the Merger Agreement. Specifically, EDiX has agreed not to (1) issue or sell any shares of capital stock or securities convertible into shares of capital stock, except pursuant to the conversion or exercise of convertible securities; (2) declare or make any dividends or other distribution on its shares of capital stock or effect a stock split; (3) incur or assume any new debt other than from IDX pursuant to the Loan Agreement between IDX and EDiX or make any loans or capital investments in any other person or entity;
(4) adopt or amend any employee benefit plan or severance arrangement or increase the compensation of its directors or officers or employees generally;
(5) sell, lease or otherwise dispose of any assets or property other than in the ordinary course of business; (6) amend its charter or bylaws; (7) change its accounting methods in any material respect; (8) discharge any security interest or liability other than in the ordinary course of business; (9) mortgage or pledge any of its property or assets; (10) sell, assign, transfer or license any intellectual property other than in the ordinary course of business; (11) enter into, amend, terminate, create or default under or waive any rights under any material contract or agreement; (12) make or commit to any capital expenditure in excess of $10,000 per expenditure or $50,000 in the aggregate; (13) take any action with the knowledge that such action would result in a breach of the representations and warranties of EDiX in the Merger Agreement or result in the conditions of the Merger set forth in the Merger Agreement not being satisfied; (14) take any action that would jeopardize the treatment of the Merger as a pooling of interests transaction; or (15) make any accrual or promise to pay any bonus or compensation outside the ordinary course of business.

IDX and EDiX have each agreed to use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. However, IDX will not be required to sell or dispose of any of its assets or businesses or hold them separately (through a trust or otherwise).

NO SOLICITATION

EDiX has agreed that it will not, directly or indirectly, (1) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than IDX) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of shares of EDiX Stock, proxy solicitation or other business combination involving EDiX or any of its subsidiaries or divisions or (2) provide any non-public information concerning the business, properties or assets of EDiX or any of its subsidiaries to any person or entity (other than IDX and other than providing pricing information to customers and prospective customers in the ordinary course of business). EDiX has further agreed to use its best efforts to cause each of its officers, directors, employees, representatives, and agents not to do any of the things described above. EDiX has agreed that it will immediately notify IDX in detail about inquiries, discussions or negotiations of the nature described above.

RELATED MATTERS AFTER THE MERGER

At the Effective Time, Underwood Acquisition Corp. will be merged into EDiX, and EDiX will become the Surviving Corporation and a wholly-owned subsidiary of IDX. Each share of Underwood Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The Certificate of Incorporation of Underwood Acquisition Corp., as in effect immediately prior to the Effective Time, will become the Certificate of Incorporation of the Surviving Corporation, except that the name shall be changed to the name of EDiX. The Bylaws of Underwood Acquisition Corp., as in effect immediately prior to the Effective Time, will become the Bylaws of the Surviving Corporation, except that the name shall be changed to the name of EDiX.

Within 30 days of the Closing Date, the Indemnification Representative shall deliver to IDX a balance sheet of EDiX as of the Closing Date.

TREATMENT OF STOCK OPTIONS IN THE MERGER

Upon consummation of the Merger, pursuant to the Merger Agreement, each unexpired and unexercised outstanding option to purchase EDiX Common Stock, whether vested or unvested, will be converted into the right to receive the number of shares of IDX Common Stock (as adjusted to reflect the fair market value of such EDiX option taking into consideration the unpaid exercise price, vesting schedule and other appropriate factors) that the holder of such option would have received in the Merger had such holder exercised such option in full immediately prior to the Effective Time.

TREATMENT OF WARRANTS IN THE MERGER

Upon consummation of the Merger, each outstanding warrant to purchase shares of EDiX Stock will be assumed by IDX. After the consummation of the Merger, each warrant will entitle the holder to purchase the number of shares of IDX Common Stock that the holder would have received if the warrant had been exercised prior to the Merger. The exercise price per share shall be the exercise price in the warrant divided by the conversion ratio. The term, exercisability, vesting schedule, repurchase provisions and all other terms of the warrants shall remain the same after the Merger.

DIRECTOR AND OFFICER INDEMNIFICATION

The Merger Agreement provides that for a period of three years after the Merger, IDX will cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by EDiX's directors' and officers' liability insurance policies with respect to actions taken in their capacities as directors and officers of EDiX. The new policies will be substantially identical in scope and coverage to EDiX's existing coverage. EDiX has agreed to obtain a "tail" policy on its existing directors' and officers' liability insurance policy to cover claims made within three years after the Merger.

IDX has agreed that, to the extent allowed by applicable law, all rights to indemnification existing on the date of the Merger Agreement in favor of the present officers and directors of EDiX prior to the Effective Time as provided in EDiX's Certificate of Incorporation or Bylaws, and any outstanding indemnification agreements shall continue in full force and effect for a period of three years following the Effective Time.

INDEMNIFICATION OF IDX BY STOCKHOLDERS AND OPTIONHOLDERS

The Merger Agreement provides that the EDiX stockholders and optionholders will indemnify IDX and the Surviving Corporation for any and all damages IDX and the Surviving Corporation may suffer as a result of any of the following:

 . a breach of any representation, warranty or covenant contained in the Merger Agreement;

 . failure of any EDiX stockholder to have valid and marketable title to their shares of EDiX Stock;

 . any claim made by a EDiX stockholder or former EDiX stockholder based upon ownership or other stockholder rights;

 . any claim made against EDiX or any subsidiary relating to the failure to pay employment-related taxes for any employee or independent contractor; or

 . any claim which could be made against EDiX or any subsidiary relating to the failure of EDiX or any subsidiary to insure that all of their computer software is properly installed and licensed (the "Computer Issue").

The representations, warranties and obligations contained in the Merger Agreement continue in effect for one year following the Closing Date with the following exceptions:

 . the indemnification obligations relating to any potential claim relating to the failure to pay employment related taxes shall continue until expiration of the applicable statute of limitations for such claims; and

 . the indemnification obligations relating to any potential claims arising out of the Computer Issue shall continue until the expiration of the applicable statute of limitations for such claims.

To secure the indemnification obligations of the EDiX stockholders and optionholders, ten percent of the IDX stock that would otherwise be payable to the EDiX stockholders and optionholders at the Closing will be held in escrow. Pursuant to the Merger Agreement, Joel D. Liffmann has been designated as the representative of the EDiX stockholders and optionholders with respect to indemnification matters. In addition, to the extent that the Computer Issue is not resolved by the Closing Date, a separate escrow will be established and additional shares of the IDX stock to be delivered to the EDiX stockholders and optionholders on the Closing Date, in an amount equal to the estimated costs of resolving the Computer Issue, shall be deposited in a separate escrow.

For purposes of any claim which could be made against EDiX or its subsidiaries relating to any failure to pay employment related taxes, an additional number of shares of IDX Common Stock with a fair market value of $200,000 shall remain in escrow until the later of three years from the date of the Closing Date or the final resolution of such claims.

The total liability of the EDiX stockholders and optionholders for their indemnification obligations shall not exceed the fair market value of amounts held in escrow, and the EDiX stockholders and optionholders shall not be liable until the aggregate claim for damages exceeds $100,000, at which time the EDiX stockholders and optionholders shall be liable for all damages in excess of $20,000. The foregoing limitations shall not apply to the following types of indemnification claims:

 . claims based upon the failure of EDiX or its subsidiaries to pay any and all taxes which may be due and to prepare and properly file all tax returns;

 . claims based upon the failure of any EDiX stockholder to have good and marketable title to their shares;

 . claims made by EDiX stockholders on former EDiX stockholders based upon ownership or other stockholder rights;

 . claims made against EDiX or any subsidiary related to the failure to pay employment related taxes for any employee or independent contractor; or

 . any claim related to the Computer Issue even if a separate escrow for computer related claims is established.

No EDiX stockholder or optionholder shall have a right of contribution against EDiX with respect to any breach by EDiX of any representation, warranty, covenant or agreement.

CONDITIONS

The respective obligations of IDX and EDiX to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (1) the Merger Agreement must have been approved and adopted by the stockholders of EDiX; and
(2) no order, injunction or judgment, or statute, rule or regulation, may be in effect that makes the Merger illegal or otherwise prohibits the consummation of the Merger or adversely affects the right of IDX to own, operate or control the assets and operations of the Surviving Corporation after the Merger.

In addition, the obligations of IDX and Underwood Acquisition Corp. to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (1) EDiX must have obtained all necessary waivers, permits and approvals; (2) the representations and warranties of EDiX in the Merger Agreement must be materially true and complete as of the date of the Merger Agreement and those which are not specifically tied to an earlier date must also be materially true as of the Closing Date as though made on and as of the Closing Date; (3) EDiX shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement; (4) IDX must have received a letter at the closing of the Merger from Ernst & Young LLP to the effect that Ernst & Young LLP concurs with IDX as to the appropriateness of accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16 (see "The Merger--Accounting Treatment"); (5) IDX shall have received an opinion from counsel to EDiX in a form satisfactory to IDX; (6) IDX, the Indemnification Representative and the Escrow Agent must have entered into the Escrow Agreement; (7) IDX must have received the resignations of the officers and directors of EDiX effective as of the Effective Time; (8) less than 5% of EDiX's stockholders must have voted against the approval of the Merger Agreement and dissented; (9) IDX must have received copies of all of the invoices from all of the advisors, accountants and other professionals to be paid by EDiX in connection with the Merger; (10) holders of at least 94% of the outstanding options of EDiX must have agreed to exchange their options for the right to receive shares of IDX Common Stock in the Merger and agreed to be bound by the provisions of the Merger Agreement and the Escrow Agreement; and (11) EDiX must have delivered a certificate to IDX disclosing the status of EDiX's computer system compliance. A breach or noncompliance is not considered to be material if it is not material to EDiX and its subsidiaries, taken as a whole, or to that segment of the business of EDiX serviced on EDiX's proprietary network.

In addition, the obligation of EDiX to effect the Merger is subject to the satisfaction of the following conditions: (1) IDX must have obtained all necessary waivers, permits and approvals; (2) the representations and warranties of IDX in the Merger Agreement must be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for breaches or noncompliance (other than those that have been publicly disclosed by IDX pursuant to filings with the Commission) which are not material to IDX; (3) IDX must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (4) EDiX must have received an opinion from the general counsel of IDX in a form satisfactory to EDiX; (5) no material adverse change in the business, financial condition or results of operations of IDX must have occurred since September 11, 1998; (6) IDX, the Indemnification Representative and the Escrow Agent must have entered into the Escrow Agreement; and (7) IDX must have delivered to EDiX a certificate relating to certain tax matters.

LIMITATIONS ON TRANSFERABILITY OF IDX COMMON STOCK

Rule 145 under the Securities Act will restrict resales of shares of IDX Common Stock received by persons deemed to be "affiliates" of EDiX. In accordance with Rule 145, an affiliate of EDiX receiving IDX Common Stock issued in the Merger may sell such shares only pursuant to the volume limitations, manner of sale limitations and other requirements specified in Rule 145 unless the affiliate sells such shares pursuant to an effective registration statement under the Securities Act. In general, directors, officers and substantial beneficial owners of a corporation's securities may be deemed to be "affiliates" of a corporation. In addition, EDiX affiliates are subject to certain restrictions on transfer of both EDiX Stock and IDX Common Stock during certain periods prior to and following the Effective Time of the Merger to allow pooling of interests accounting treatment of the transaction.

TERMINATION; TERMINATION FEES AND EXPENSES

The Merger Agreement may be terminated in the following ways at any time prior to the Effective Time.

   (1) IDX and EDiX may terminate the Merger Agreement by mutual written consent;

   (2) IDX and EDiX may terminate the Merger Agreement if the other party is in breach of (1) any representation or warranty contained in the Merger Agreement which would cause the breaching party to fail to satisfy a closing condition if the Effective Time were the date of notice of breach, or (2) any material covenant contained in the Merger Agreement (that cannot be or is not remedied within 30 days of notice thereof);

   (3) IDX or EDiX may terminate this Agreement, if the requisite vote of the shareholders of EDiX is not obtained at the EDiX Special Meeting (including any adjournment or postponement thereof);

   (4) IDX may terminate the Merger Agreement by giving written notice to EDiX if the Closing has not occurred on or before January 30, 1999 by reason of the failure of any condition precedent to IDX's consummation of the Merger (unless the failure results primarily from a breach by IDX or the Underwood Acquisition Corp. of any representation, warranty or covenant contained in the Merger Agreement);

   (5) EDiX may terminate the Merger Agreement if the Closing has not have occurred on or before January 30, 1999 by reason of the failure of any condition precedent to its consummation of the Merger (unless the failure results primarily from a breach by EDiX of any representation, warranty or covenant contained in the Merger Agreement); or

   (6) IDX may terminate the Merger Agreement if the average of the closing price per share of IDX Common Stock on the five consecutive trading days ending three business days before the Closing is less than $35.

If either IDX or EDiX terminates the Merger Agreement, the Merger Agreement will become void and there will be no liability or obligation (with limited exceptions) on the part of IDX, EDiX, Underwood Acquisition Corp. or their respective officers, directors, shareholders or affiliates, except for expense reimbursements and termination fees described below.

Except as described below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. IDX and EDiX shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this Proxy Statement/Prospectus.

In the event that EDiX breaches the agreement and IDX terminates, or if EDiX has failed to receive the required EDiX stockholder approval of the Merger, then EDiX shall pay to IDX up to $75,000 as reimbursement for transaction expenses relating to the Merger.

If IDX breaches the agreement and EDiX terminates, or if IDX terminates because the share price is below $35 on the five consecutive trading days ending three days before the Closing, then IDX shall pay EDiX $1,500,000 in exchange for 750,000 shares of EDiX Series A-1 Preferred Stock and warrants to purchase 508,500 of EDiX Common Stock and shall pay to EDiX up to $75,000 as reimbursement for transaction expenses relating to the Merger.

AMENDMENT AND WAIVER

Generally, the Boards of Directors of IDX and EDiX may amend the Merger Agreement at any time. However, after the shareholders of EDiX approve the Merger, any amendment will be restricted by the Delaware General Corporation Law. The Board of Directors of IDX and EDiX, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                             OTHER RELATED MATTERS

ESCROW AGREEMENT

Pursuant to the Merger Agreement, IDX will deposit in escrow with the Escrow Agent a certificate representing the shares of EDiX Common Stock for the purpose of securing the indemnification obligations of the EDiX stockholders ("Escrow Shares") pursuant to the Merger Agreement. The Escrow Shares will be issued in the name of the Escrow Agent or its nominee.

During the term of the Escrow Agreement, the Escrow Shares will be voted by the Escrow Agent on behalf of the EDiX stockholders in accordance with instructions received by the Escrow Agent from a representative appointed by the stockholders (the "Stockholder Representative"). Joel D. Liffmann is the initial Stockholder Representative. In the absence of such instructions, the Escrow Agent need not vote such shares.

The escrow will terminate one year after the Closing Date if IDX makes no claims for indemnification except that IDX stock having a fair market value of $200,000 shall remain in escrow until the later of three years or the resolution of any claims relating to any failure by EDiX to pay employment related claims. Otherwise, the escrow will terminate when a decision is rendered by an arbitrator about the disposition of the Escrow Shares.

Promptly following the termination of the escrow, the Escrow Agent will deliver to IDX's stock transfer agent the number of shares remaining in escrow after satisfying all obligations to deliver any shares to IDX pursuant to the Merger Agreement. The transfer agent will then deliver the shares to the EDiX shareholders entitled to receive them.

The Escrow Agent will hold any dividends paid on the shares and any other property distributed with respect to the shares, for subsequent delivery to the EDiX stockholders, on a pro rata basis, with their respective portions of the Escrow Shares.

IDX and the EDiX stockholders shall each be liable for one-half of the fees and expenses of the Escrow Agent.

VOTING AGREEMENTS

In connection with the execution of the Merger Agreement, IDX entered into Voting Agreements with Gerald E. Forth, Trustee, Fourth Declaration of Trust DTD October 14, 1992, Thomas E. Testman, Kingsbury Capital Partners, L.P., Kingsbury Capital Partners, L.P. II, Timothy J. Wollager, Oracle Strategic Partners L.P., Robert J. Erra, Galen Partners II, L.P., Galen Partners International II, L.P., Galen Associates and Galen Employee Fund L.P. These stockholders beneficially own approximately 91.1% of all of the issued and outstanding shares of EDiX Common Stock and beneficially own of 79.1% all of the issued and outstanding Series A-1 Preferred Stock of EDiX as of September 30, 1998. Pursuant to the Voting Agreements, each of these stockholders have agreed to vote in favor of approval of the Merger Agreement and the Merger and have granted certain officers of IDX an irrevocable proxy to vote their shares in favor of approval of the Merger Agreement and the Merger.

LOAN AGREEMENT

IDX and EDiX entered into a Loan Agreement dated as of September 11, 1998 (the "EDiX Loan Agreement") that provides that IDX will make a term loan to EDiX in an amount up to $5,000,000 (the "EDiX Facility"). The initial advance from IDX to EDiX under the EDiX Facility was $2,000,000. EDiX may request additional advances no more often than every 30 days for a minimum of $700,000 and a maximum of $1,200,000 per advance. IDX's obligation to make advances shall terminate upon the occurrence of events that are specified in the EDiX Loan Agreement including but not limited to liquidation, bankruptcy filings, the termination or cessation of the employment of any officer of EDiX or the loss of revenue from certain customers. At September 30, 1998, the outstanding balance of loans under the EDiX Facility was $2,016,000.

Interest accrues on the outstanding principal balance of outstanding loans at the rate of 14% per year. The total amount of principal, accrued interest and any charges is due and payable in full on September 11, 2003 unless due earlier upon acceleration or otherwise. EDiX's obligations under the EDiX Facility are secured by a perfected security interest in all of EDiX's assets other than real estate and other specified assets. The EDiX

Facility is subordinated to EDiX's prior payment and performance of its obligations to its senior secured lender, Transamerica Business Credit Corporation. EDiX is generally prohibited from repaying any borrowings from its shareholders while the loan is outstanding except for scheduled payments pursuant to certain enumerated subordinated promissory notes in the total principal amount of $1,000,000.

EDiX will be in default of the EDiX Loan Agreement upon the occurrence of the specified events which include: (1) the making of false or misleading statements in the EDiX Loan Agreement or financial statements; (2) default by EDiX in its payment obligations; (3) default by EDiX in its non-payment obligations that remain unremedied for a period of 30 days; (4) the dissolution, termination of existence, merger or consolidation of EDiX or a sale of EDiX's business or the collateral not in the ordinary course of business; (5) filing by or against EDiX of a bankruptcy petition, or other enumerated insolvency proceedings or events, subject to certain limitations;
(6) the rendering of a judgment for the payment of money against EDiX if the judgment remains undischarged for a period of 30 days, or execution is not effectively stayed; or (7) default by EDiX in its obligations in or under any material agreement between EDiX and any other party, including but not limited to the Loan and Security Agreement between EDiX and Transamerica Business Credit Corporation. IDX and EDiX believe that the terms of the EDiX Loan Agreement are commercially reasonable and were negotiated at arms' length.

           ADDITIONAL INFORMATION CONCERNING IDX SYSTEMS CORPORATION

IDX is a leading provider of healthcare information solutions in the United States. IDX offers healthcare information solutions that include software, hardware, and related services required by physician groups, management services organizations, health plans, hospitals and integrated delivery networks. IDX solutions enable healthcare organizations to redesign patient care and other workflow processes in order to improve efficiency and quality.

In July 1997, IDX acquired PHAMIS Inc., a Seattle-based provider of patient-centered acute care clinical information systems, including the LastWord(R) system ("PHAMIS Merger"). The LastWord system provides the depth of functionality required to manage the complex acute care setting with special emphasis on the clinical process. The PHAMIS Merger enhanced IDX's competitive status by positioning it to deliver a complete information solution to healthcare delivery systems. The solution is packaged as the IDXtend(R) @ the Site Series, where the Site corresponds to settings across the care continuum:
IDXtend(R) @ the Group Practice, IDXtend(R) @ the MSO, IDXtend(R) @ the Health Plan, IDXtend(R) @ the Hospital, and IDXtend(R) @ the IDN. The IDXtend(R) product line, which employs relational, scaleable, client/server architecture, combines the strengths of the IDX and LastWord applications to provide both ambulatory and hospital capabilities.

As of June 30, 1998, IDX systems were used by, or were under contract to be used by, more than 96,000 physicians, and were installed at over 1600 client sites, including approximately 230 large physician group practices (generally with more than 75 physicians), more than 550 physician practices having 75 or fewer physicians, over 260 hospitals and a growing number of integrated delivery networks.

IDX was incorporated in Vermont on June 2, 1969. IDX's executive offices are located at 1400 Shelburne Road, South Burlington, Vermont 05403, and its telephone number is (802) 862-1022.

               ADDITIONAL INFORMATION CONCERNING EDIX CORPORATION

INTRODUCTION

EDiX provides electronic medical transcription services to the healthcare services industry. Through its centralized processing model, the enabling technology of its proprietary Transcription Work Station System ("TWS System") and a national pool of medical transcriptionists, EDiX converts dictation by medical professionals into electronically formatted patient records used for decision support, compliance, referral, reimbursement and other documentation purposes. EDiX has a pool of approximately 750 medical transcriptionists (as of September 30, 1998) with a cumulative expertise covering nearly every specialization in medicine.

EDiX processed an estimated three million patient reports in 1997, representing revenue of approximately $20.6 million, on behalf of approximately 130 customers with a total of approximately 30,000 associated physicians and other healthcare providers. Approximately 40% of EDiX revenues in 1997 were generated by customers using the TWS system. EDiX expects this percentage to increase to approximately 65% of revenues by the end of 1998.

EDiX uses automated electronic processing to reduce the overall turnaround time for processing transcription assign ments. EDiX's system automatically assigns transcription jobs to specific medical transcriptionists based upon their expertise and availability. EDiX employs Quality Transcriptionists to perform quality control functions and lower salaried clerks to track down and finalize missing patient admission, discharge and transfer demographic data.

EDiX processes workflow through a central processing location to better control the speed and quality of services. Advanced telephony applications enable EDiX to store dictated voice messages on its network and to compress the messages for voice message streaming transmission, reducing open telephone line time and eliminating pause time.

Workflow processing management tools provided by the EDiX Management System should enable EDiX's network operations staff to monitor activity continuously and make real-time adjustments to work flows as needed.

EDiX's proprietary Electronic Tracking System enables customers to make inquiries regarding the status of transcription jobs (much like tracking a package sent via air courier) and track them through the process.

DEVELOPMENT OF EDIX

The founders of EDiX originally sought to create a business and achieve growth through an acquisition roll-up strategy, which would then be followed by the conversion of the acquired systems over to a common technology to be developed. EDiX commenced operations in 1994 with the acquisition of RecordPlus, a medical transcription outsource business located in San Diego which was then in the early stages of developing a centralized, automated process model in keeping with the operating philosophy of EDiX's founders. EDiX acquired Medical Transcribers, Inc. ("MTI") in 1996 and Health Information Associates, L.L.C. ("HIA"), Rocky Mountain Transcription ("RMT") and Computerized Patient Record Systems ("CPRS") in 1997. These acquisitions further added to the management depth of the business and expanded EDiX's revenue base.

In September 1997, a new management team was brought in to effect the strategic, operational and financial changes necessary to transition EDiX from a technology-oriented firm to a marketing-driven company and to attain profitability and growth of the business. EDiX has since been restructured to a functional organization with a focus on customer service. Overhead expenses have been reduced through selective lay-offs and other cost reduction measures.

EDIX OPERATIONS

Technology Architecture. EDiX's TWS System is based on an open architecture platform which can be divided into three domains:

   . the Customer Site, consisting of the Customer Interface System and Dictation Collection Unit servers installed on the premises of the customers' locations;

   . the Hub Center in Clearwater, Florida, consisting of the main EDiX collection units and servers;

   . the Transcription Workplace, consisting of the network of units primarily located in the private homes of medical transcriptionists, at EDiX's San Diego and Clearwater offices and in some cases at the customers' sites.

Non-Network Operations. In addition to EDiX's system, EDiX is servicing certain customers using the systems obtained by EDiX through acquisitions. These "non-network operations" are independent, stand-alone systems that do not interface with the TWS central hub network. At some of these accounts, EDiX is handling only overflow work currently. As a group, non-network operations represent approximately $12.0 million in annualized revenue (as of September 30, 1998) and are currently operating at or near breakeven before allocation of selling, general and administrative expenses. Although revenue from non-network operations amounted to approximately 60% of total revenue in 1997, EDiX expects such revenue to constitute less than 35% of total revenue by the end of 1998.

Sales and Marketing. EDiX's sales force consists of direct sales representatives. The sales representatives have responsibility for sales activity on a regional basis, supported by corporate marketing, and are compensated based on a commissions related to the revenue generated by each account.

Selling Cycle and Implementation. The selling process generally requires a three month period from initial contact to signing of contract and typically involves different levels of decision influencers and decision makers, including the customer's health information manager, chief information officer and chief financial officer. Once a contract has been signed, an EDiX Project Implementation team assesses the customer's transcription requirements and resident computer capabilities, installs the necessary hardware and establishes the necessary telephone system interfaces with EDiX's network. The installation process typically requires less than a month to complete. The hardware is provided as part of the service contract in order to relieve the customer of having to make a decision about a capital expenditure which might interfere with its decision about outsourcing the operation.

Contracts. The average contract is written for a three year period. Pricing of a contract may be based on any one of a variety of pricing structures. An increasingly prevalent structure is based on the number of lines of text transcribed (as defined by the American Association for Medical Transcription, which has been working on the development of an acceptable industry standard).

Customers. As of September 30, 1998, EDiX serviced approximately 130 clients under approximately 100 contracts. EDiX's sales effort is focused almost exclusively on full outsourcing opportunities for the TWS System for either a hospital department, an entire facility, a physician group practice, a provider system or an integrated delivery system. In certain cases, EDiX will agree to take on an overflow contract if EDiX believes such an entry may develop into a full outsourcing arrangement.

Employees. As of September 30, 1998, EDiX had 750 full-time and 200 part-time or contract employees, including 750 employees primarily involved in medical transcription, 13 in marketing and sales, 18 in finance and administration, 13 in research and development and 100 in operations.

Facilities. The location of EDiX's corporate headquarters is 4250 Executive Square, Suite 850, La Jolla, California, 92037. This facility is approximately 4,600 square feet in size and houses EDiX's executive offices. EDiX's Central Hub is housed in a facility of approximately 10,000 square feet located in Clearwater, Florida. In addition, EDiX leases small field offices for its regional operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview. EDiX provides electronic medical transcription services to the healthcare services industry. EDiX commenced operations in 1994 with the acquisition of RecordPlus, a medical transcription outsource business in San Diego. EDiX acquired Medical Transcriber, Inc. ("MTI") in 1996 and Health Information Associates L.L.C. ("HIA"), Rocky Mountain Transcription ("RMT") and Computerized Patient Record Systems ("CPRS") in 1997.

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

Revenues. EDiX's total revenues increased to $20.4 million for the nine months ended September 30, 1998 from $15.0 million for the same period in 1997, an increase of $5.4 million or 36.0%. The increase was primarily due to additional revenues from new transcription contracts signed as well as additional revenues related to EDiX's acquisitions of three companies (HIA, RMT and CPRS) during 1997.

Cost of Sales. The cost of sales and services increased to $20.5 million for the nine months ended September 30, 1998 from $15.7 million for the same period in 1997, an increase of $4.8 million or 30.6%. The profit margin improved to - 0.5% for the nine months ended September 30, 1998 from -4.7% for the same period in 1997. The improvement in the profit margin was primarily due to an increase in the percentage of revenues from customers converted from acquired systems to the higher margin TWS System platform.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $3.8 million for the nine months ended September 30, 1998 from $4.3 million for the same period in 1997. As a percentage of total revenues, selling, general and administrative expenses decreased to 18.6% for the nine months ended September 30, 1998 from 28.7% for the same period in 1997. The decrease in expense is primarily due to increased efficiencies and reduced overhead resulting from the consolidation of general and administrative functions.

Development and Technical Support Expenses. Development and technical support expenses increased to $2.7 million for the nine months ended September 30, 1998 from $2.4 million for the same period in 1997, an increase of $.3 million or 12.5%. As a percentage of total revenues, development and technical support expenses decreased to 13.2% for the nine months ended September 30, 1998 from 16.0% for the same period in 1997. The increase in expense was primarily due to higher technical support staffing levels necessitated by an increase in implementations of the TWS System platform.

YEARS ENDED DECEMBER 31, 1997 AND 1996

Revenues. EDiX's total revenue increased to $20.6 million in 1997 from $8.2 million in 1996, an increase of $12.4 million or 151.2%. The increase was primarily due to additional revenues resulting from the acquisition of MTI in September 1996 and the acquisitions of three companies during 1997.

Cost of Sales. The cost of sales and services increased to $22.0 million in 1997 from $9.9 million in 1996, an increase of $12.1 million or 122.2%. The profit margin improved to -6.8% in 1997 from -20.7% in 1996. The increase in profit margin was primarily due to the higher gross profit on acquisition-related revenues.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $6.0 million in 1997 from $4.0 million in 1996, an increase of $2.0 million or 50.0%. As a percentage of total revenues, selling, general and administrative expenses decreased to 29.1% in 1997 from 48.8% in 1996. The increase in expense was primarily due to the acquisition of three companies during 1997.

Development and Technical Support Expenses. Development and technical support expenses increased to $3.3 million in 1997 from $2.7 million in 1996, an increase of $0.6 million or 22.2%. As a percentage of total revenues, development and technical support expenses decreased to 16.0% in 1997 from 32.9% in 1996. The increase in development and technical support expenses was primarily due to higher technical support staffing levels necessitated by an increase in TWS System implementations.

Write-off of Goodwill and Acquired Intangibles. EDiX wrote-off goodwill and acquired intangibles of $4.8 million in 1997. The goodwill and acquired intangibles were related to the acquisitions of the three companies.

Based on an analysis of future cash flows, EDiX determined that the carrying value of these intangibles was significantly impaired.

YEARS ENDED DECEMBER 31, 1996 AND 1995

Revenues. EDiX's total revenue increased to $8.2 million in 1996 from $5.8 million in 1995, an increase of $2.4 million or 41.4%. The increase was primarily due to additional revenues from new transcription contracts signed during 1996 and additional revenues related to the acquisition of MTI in September 1996.

Cost of Sales. The cost of sales and services increased to $9.9 million in 1996 from $4.9 million in 1995, an increase of $5.0 million or 102.0%. The gross profit margin declined to 4.9% in 1996 from 15.5% in 1995. The decrease in gross profit was primarily due to additional costs resulting from the introduction and implementation of EDiX's TWS System platform and cost inefficiencies related to the integration of MTI.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $4.0 million in 1996 from $3.6 million in 1995, an increase of $.4 million or 11.1%. As a percentage of total revenues, selling, general and administrative expenses decreased to 48.8% in 1996 from 62.1% in 1995. This percentage decrease was largely due to the consolidation of general and administrative functions and the elimination of redundant overhead costs following the acquisition of MTI.

Development and Technical Support Expenses. Development and technical support expenses increased to $2.7 million in 1996 from $1.0 million in 1995, an increase of $1.7 million or 170.0%. As a percentage of total revenues, development and technical support expenses increased to 22.0% in 1996 from 16.9% in 1995. The increase in expense was due to the hiring of additional staff to support the development of the TWS System platform.

LIQUIDITY AND CAPITAL RESOURCES

Since its inception in 1994, EDiX has funded its operations, working capital needs and capital expenditures primarily through venture capital financing, debt and equity private placements and asset-based lines of credit. Cash flows related to operating activities are principally comprised of net loss and depreciation and are also affected by the change in accounts receivable, accounts payable and accrued expenses. In general, accounts receivable from customers have been collected within 60 days.

Cash flows related to investing activities have principally been related to the purchase of computers and office equipment. Investing activities also include purchases of interests in and acquisitions of similar businesses. Computer and equipment purchases have been principally financed through a $7.0 million equipment line of credit with a bank. At September 30, 1998, the equipment line of credit had an outstanding balance of $3.8 million.

Cash, cash equivalents and marketable securities at September 30, 1998 were $100,000, a decrease of $600,000 from December 31, 1997. The decrease resulted from the use of cash for operating activities and the timing of financing activities. EDiX has a $2.5 million accounts receivable line of credit with a bank. At September 30, 1998, the accounts receivable line of credit had a balance of $2.5 million. EDiX believes that based on current account balances, EDiX will need to obtain additional debt and equity financings by the second quarter of 1999, to continue operations.

EDiX owes entities affiliated with three of its directors an aggregate of $1.0 million in principal amount under one year subordinated promissory notes entered into on June 29, 1997. These notes bear interest at 12% per year. In addition, EDiX entered into a Loan Agreement with IDX that provides for borrowings of up to $5,000,000 at 14% interest per year. As of September 30, 1998, the outstanding principal balance under the Loan Agreement was approximately $2.0 million. EDiX believes that its existing resources and credit facilities and revenues from operations will enable it to continue operations through December 31, 1998.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS OF EDIX

The following table sets forth, as of November 1, 1998, the security ownership of the directors, executive officers and principal stockholders of EDiX.

                                                 NUMBER OF SHARES  PERCENTAGE
NAME AND ADDRESS                                   BENEFICIALLY   OWNERSHIP OF
BENEFICIAL OWNER (1)                                OWNED (2)      CLASS (3)
--------------------                             ---------------- ------------
COMMON STOCK
Timothy J. Wollaeger (4)........................      859,552         9.7%
Robert Erra (5).................................        3,055          *
Gerald E. Forth.................................       43,233          *
David Jahns (6).................................    3,377,044        38.3%
Joel Liffmann (7)...............................    3,750,000        42.5%
Thomas Testman (8)..............................        3,075          *
All directors and executive officers (10
 persons) (8)...................................    8,043,709        91.2%
SERIES A-1 PREFERRED STOCK
Timothy J. Wollaeger (4)........................      250,000        26.1%
Robert Erra.....................................           --          *
Gerald E. Forth.................................        7,500          *
David Jahns (6).................................      250,000        26.1%
Joel Liffmann (7)...............................      250,000        26.1%
Thomas Testman..................................           --          *
R & M Med-Tech Investors........................       62,500         6.5%
All directors and executive officers (10
 persons).......................................      757,500        79.1%

--------
* Less than one percent.

(1) Each person's address is in care of EDiX Corporation, 4250 Executive Square, Suite 850, La Jolla, California 92037.

(2) To the knowledge of EDiX, the persons named in the table have sole voting and investment power with respect to all shares of EDiX Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within sixty days from the date of this table are deemed outstanding when determining the number of shares and percentage ownership by the person holding such options and warrants.

(3) Percentage ownership is based on 8,817,318 shares of EDiX Common Stock outstanding and 957,853 shares of EDiX Series A-1 Preferred Stock outstanding.

(4) This amount includes 172,262 shares of Common Stock and 100,000 shares of Series A-1 Preferred Stock held by Kingsbury Capital Partners, L.P., and 686,572 shares of Common Stock, 718 warrants for Common Stock, and 150,000 shares of Series A-1 Preferred Stock held by Kingsbury Capital Partners, L.P.
II. Mr. Wollaeger is the general partner of the general partner of these partnerships with sole voting and sole investment power.

(5) This amount includes 1,523 shares of EDiX Common Stock issuable pursuant to an option exercisable or expected to become exercisable within 60 days of the date of this table.

(6) This amount includes 2,429,510 shares of Common Stock, 2,587 warrants for Common Stock, and 180,035 shares of Series A-1 Preferred Stock held by Galen Partners II, L.P., 929,415 shares of Common Stock, 989 warrants for Common Stock, and 68,883 shares of Series A-1 Preferred Stock held by Galen Partners International II, L.P., and 14,528 shares of Common Stock, 15 warrants for Common Stock, and

21,628 shares of Series A-1 Preferred Stock held by Galen Employee Fund, L.P. Mr. Jahns is an associate of these firms with shared voting and shared investment power.

(7) This amount includes 3,750,000 shares of Common Stock and 250,000 shares of Series A-1 Preferred Stock held by Oracle Strategic Partners L.P. Mr. Liffmann is a general partner of this firm with shared voting and shared investment power.

(8) This amount includes 594 shares of EDiX Common Stock issuable pursuant to an option exercisable or expected to become exercisable within 60 days of the date of this table.

STOCK OPTIONS

As of September 30, 1998 EDiX had outstanding options to purchase an aggregate of 1,633,290 shares of its Common Stock at exercise prices ranging from $0.20 to $11.00 per share, or a weighted average exercise price per share of $0.58. Of these outstanding options, as of September 30, 1998, 1,036,867 were held by officers, directors or their affiliates.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements assume a business combination between IDX and EDiX accounted for on a pooling of interests basis and are based on the respective historical consolidated financial statements and the notes thereto of IDX and EDiX. Historical financial statements of IDX are incorporated by reference. The historical financial statements of EDiX for the years ended December 31, 1995, 1996 and 1997 are included herein. The pro forma combined condensed balance sheet combines IDX's September 30, 1998 unaudited consolidated balance sheet with EDiXs' September 30, 1998 unaudited consolidated balance sheet. The pro forma statements of income (loss) combine IDX's historical operating results for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 with the corresponding EDiX operating results.

IDX expects to incur Merger-related pre-tax charges covering the costs of the Merger, the costs of restructuring the combined operations and for other related costs principally in the quarter in which the Merger is consummated. Such pre-tax charges, which are currently estimated to be in the range of $3.8 and $4.3 million, will include: (1) the direct costs of the Merger including fees to financial advisors, legal counsel and independent auditors; (2) the costs of integrating the operations of IDX and EDiX; (3) the elimination of overlapping operations; and (4) other related items. The estimated charge is subject to change as IDX's plan of integration is developed and more accurate estimates become available. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the business of IDX and EDiX.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of future operating results or financial position of IDX. No material pro forma adjustments are required to conform the financial reporting policies of IDX and EDiX for the periods presented. However, on a prospective basis IDX will review the accounting practices of EDiX to ensure consistency with those of IDX. The pro forma combined condensed financial information does not give effect to any cost savings which may result from the integration of IDX and EDiX operations, nor are any tax benefits that may result from the operating losses of EDiX reflected. The tax provision is based on the effective tax rates historically recorded by IDX.

The pro forma combined condensed financial statements are based on, and should be read in conjunction with, the historical financial statements and the related notes thereto of IDX and EDiX incorporated by reference or presented in this Proxy Statement/Prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                             PRO FORMA
                                                        ----------------------
                                        IDX     EDIX    ADJUSTMENTS   COMBINED
                                      -------- -------  -----------   --------
ASSETS
------
Current assets
  Cash and cash equivalents.......... $128,463 $    22                $128,485
  Accounts receivable, net...........   80,873   3,583                  84,456
  Other current assets...............   12,414     341                  12,755
                                      -------- -------    -------     --------
    Total current assets.............  221,750   3,946                 225,696
Property and equipment, net..........   30,559   4,445                  35,004
Capitalized software costs, net......      738                             738
Other assets.........................   15,325      29    $(2,016)(1)   13,338
                                      -------- -------    -------     --------
    Total assets..................... $268,372 $ 8,420    $(2,016)    $274,776
                                      ======== =======    =======     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities
  Line of credit.....................      --  $ 2,532                $  2,532
  Accounts payable and accrued
   expenses.......................... $ 34,266   1,578    $ 2,100 (2)   37,944
  Deferred revenue...................   17,884   1,779                  19,663
  Current portion of long term debt
   and capital lease obligations.....      --    2,551                   2,551
                                      -------- -------    -------     --------
    Total current liabilities........   52,150   8,440      2,100       62,690
Long term debt and capital lease
 obligations less current portion....      --    4,290     (2,016)(1)    2,274
Minority interest....................    8,720     --                    8,720
Shareholders' equity.................  207,502  (4,310)    (2,100)(2)  201,092
                                      -------- -------    -------     --------
    Total liabilities and
     shareholders' equity............ $268,372 $ 8,420    $(2,016)    $274,776
                                      ======== =======    =======     ========



   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    PRO FORMA
                                                  IDX      EDIX    COMBINED(3)
                                                --------  -------  -----------
Systems sales.................................. $129,363            $129,363
Maintenance and service fees...................  106,096  $20,449    126,545
                                                --------  -------   --------
    Total revenues.............................  235,459   20,449    255,908
Cost of sales..................................  120,060   20,578    140,638
Selling, general and administrative............   44,737    3,821     48,558
Research and development.......................   34,498    2,712     37,210
Write-off of acquired research and development
 costs.........................................    3,201               3,201
                                                --------  -------   --------
    Total operating expenses...................  202,496   27,111    229,607
                                                --------  -------   --------
Operating income (loss)........................   32,963   (6,662)    26,301
Other (income) expense, net....................   (4,000)     747     (3,253)
                                                --------  -------   --------
Income (loss) before income taxes..............   36,963   (7,409)    29,554
Provision for income taxes.....................   15,990              15,990
                                                --------  -------   --------
    Net income (loss).......................... $ 20,973  $(7,409)  $ 13,564
                                                ========  =======   ========
Net income (loss) per share:
  Basic........................................                     $   0.51
  Diluted......................................                     $   0.49
Weighted average shares outstanding:
  Basic........................................                       26,772
  Diluted......................................                       27,635



   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     PRO FORMA
                                                  IDX       EDIX    COMBINED(3)
                                                --------  --------  -----------
Systems sales.................................  $134,499             $134,499
Maintenance and service fees..................   116,918  $ 20,590    137,508
                                                --------  --------   --------
    Total revenues............................   251,417    20,590    272,007
Cost of sales.................................   130,424    21,995    152,419
Selling, general and administrative...........    51,747     6,000     57,747
Research and development......................    36,312     3,267     39,579
Write-off of goodwill and acquired
 intangibles..................................       --      4,831      4,831
Write-off of acquired research and development
 costs........................................     2,290                2,290
Merger and related costs......................    20,030               20,030
                                                --------  --------   --------
    Total operating expenses..................   240,803    36,093    276,896
                                                --------  --------   --------
Operating income (loss).......................    10,614   (15,503)    (4,889)
Other (income) expense, net...................    (5,586)      441     (5,145)
                                                --------  --------   --------
Income (loss) before income taxes.............    16,200   (15,944)       256
Provision for income taxes....................     8,238                8,238
                                                --------  --------   --------
    Net income (loss).........................  $  7,962  $(15,944)  $ (7,982)
                                                ========  ========   ========
Net income (loss) per share:
  Basic.......................................                       $  (0.30)
  Diluted.....................................                       $  (0.30)
Weighted average shares outstanding:
  Basic.......................................                         26,909
  Diluted.....................................                         26,909



   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                                    IDX      EDIX    COMBINED(3)
                                                  --------  -------  -----------
Systems sales.................................... $110,495            $110,495
Maintenance and service fees.....................   96,384  $ 8,237    104,621
                                                  --------  -------   --------
    Total revenues...............................  206,879    8,237    215,116
Cost of sales....................................  108,264    9,911    118,175
Selling, general and administrative..............   45,929    4,051     49,980
Research and development.........................   29,768    2,653     32,421
Merger and related costs.........................      292                 292
                                                  --------  -------   --------
    Total operating expenses.....................  184,253   16,815    200,868
                                                  --------  -------   --------
Operating income (loss)..........................   22,626   (8,378)    14,248
Other (income) expense, net......................   (4,882)      72     (4,810)
                                                  --------  -------   --------
Income (loss) before income taxes................   27,508   (8,450)    19,058
Provision for income taxes.......................   10,848              10,848
                                                  --------  -------   --------
  Net income (loss).............................. $ 16,660  $(8,450)  $  8,210
                                                  ========  =======   ========
Net income (loss) per share:
  Basic..........................................                     $   0.32
  Diluted........................................                     $   0.31
Weighted average shares outstanding:
  Basic..........................................                       25,599
  Diluted........................................                       26,527


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    PRO FORMA
                                                 IDX(2)    EDIX    COMBINED(3)
                                                --------  -------  -----------
Systems sales.................................. $ 98,029            $ 98,029
Maintenance and service fees...................   83,560  $15,011     98,571
                                                --------  -------   --------
  Total revenues...............................  181,589   15,011    196,600
Cost of sales..................................   94,637   15,726    110,363
Selling, general and administrative............   37,847    4,268     42,115
Research and development.......................   26,356    2,401     28,757
Write-off of acquired research and development
 costs.........................................    2,290               2,290
Merger and related costs.......................   20,030              20,030
                                                --------  -------   --------
  Total operating expenses.....................  181,160   22,395    203,555
                                                --------  -------   --------
Operating income (loss)........................      429   (7,384)    (6,955)
Other (income) expense, net....................   (4,154)     346     (3,808)
                                                --------  -------   --------
Income (loss) before income taxes..............    4,583   (7,730)    (3,147)
Provision for income taxes.....................    3,566               3,566
                                                --------  -------   --------
  Net income (loss)............................ $  1,017  $(7,730)  $ (6,713)
                                                ========  =======   ========
Net income (loss) per share:
  Basic........................................                     $  (0.26)
  Diluted......................................                     $  (0.26)
Weighted average shares outstanding:
  Basic........................................                       26,067
  Diluted......................................                       26,067


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                                    IDX      EDIX    COMBINED(3)
                                                  --------  -------  -----------
Systems sales.................................... $ 94,163            $ 94,163
Maintenance and service fees.....................   81,122  $ 5,857     86,979
                                                  --------  -------   --------
  Total revenues.................................  175,285    5,857    181,142
Cost of sales....................................   96,750    4,911    101,661
Selling, general and administrative..............   36,072    3,646     39,718
Research and development.........................   23,425    1,046     24,471
                                                  --------  -------   --------
  Total operating expenses.......................  156,247    9,603    165,850
                                                  --------  -------   --------
Operating income (loss)..........................   19,038   (3,746)    15,292
Other (income) expense, net......................   (2,865)     (12)    (2,877)
                                                  --------  -------   --------
Income (loss) before income taxes................   21,903   (3,734)    18,169
Provision for income taxes                           7,988               7,988
                                                  --------  -------   --------
  Net income (loss).............................. $ 13,915  $(3,734)  $ 10,181
                                                  ========  =======   ========
Net income per share:
  Basic..........................................                     $   0.52
  Diluted........................................                     $   0.45
Weighted average shares outstanding:
  Basic..........................................                       19,615
  Diluted........................................                       22,638


   See Accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1.

IDX and EDiX entered a loan agreement on September 11, 1998 whereby IDX will lend up to $5.0 million to EDiX on market terms. As of September 30, 1998 the loan balance including accrued interest was approximately $2.0 million and is eliminated in the combined condensed balance sheet.

NOTE 2.

The pro forma adjustment to accrued expenses represents certain direct Merger-related charges, for which no tax benefit is available, that are expected to be incurred by IDX. Included are the direct costs of the Merger including fees to financial advisors, legal counsel and independent auditors.

NOTE 3.

On September 11, 1998 IDX and EDiX jointly announced the signing of the Merger Agreement. Under its terms, IDX will issue approximately $19.2 million worth of its Common Stock for the outstanding Common Stock, warrants and market value equivalent of stock options of EDiX outstanding immediately prior to the Effective Time of the Merger. The Merger is subject to the approval of the stockholders of EDiX. The Merger is intended to be a tax-free stock-for-stock transaction and is intended to be accounted for as a pooling of interests.

The terms of the Merger Agreement allow the number of shares of Common Stock to be issued by IDX to be based upon the market value, as defined, of shares of IDX Common Stock as of the Effective Time as more fully described in the Merger Agreement. The number of shares to be issued, subject to certain adjustments, is expected to be between 415,000 and 498,000. The per share values in the pro forma combined condensed statement of income assumes 480,000 shares of Common Stock are issued by IDX.

NOTE 4.

The provision for income taxes and net income (loss) amounts for the year ended December 31, 1995 represent the Pro Forma amounts assuming IDX was a C corporation.

                        DESCRIPTION OF IDX CAPITAL STOCK

IDX's authorized capital stock consists of 100,000,000 shares of IDX Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

As of September 30, 1998 there were approximately 26,489,767 shares of IDX Common Stock outstanding, held of record by approximately 194 record shareholders. Holders of IDX Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of IDX Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of IDX Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the IDX Board out of funds legally available. Upon the liquidation, dissolution or winding up of IDX, the holders of IDX Common Stock are entitled to receive ratably the net assets of IDX available after the payment of all debts and other liabilities. Holders of IDX Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of IDX Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of IDX Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which IDX may issue in the future.

On November 1, 1995, IDX terminated its status as an S corporation under the Code. On October 13, 1995, IDX declared a dividend (the "S Corporation Distribution") to shareholders of record as of October 16, 1995 in an amount equal to IDX's undistributed S corporation earnings from July 1, 1987 through October 31, 1995. The S Corporation Distribution was calculated in two parts:
(1) $35.1 million, representing the approximate amount of undistributed S corporation earnings from July 1, 1987 through September 30, 1995, and (2) $1.6 million, representing the approximate amount of undistributed S corporation earnings from October 1, 1995 through October 31, 1995. These amounts were paid on November 24, 1995 and December 20, 1995, respectively. See also "Selected Historical and Unaudited Pro Forma Consolidated Financial Information." In connection with a December 22, 1986 agreement among IDX and its existing shareholders at that time (the "Shareholders Agreement"), IDX has made periodic distributions to its shareholders in amounts approximately equal to the shareholders' corresponding tax liabilities associated with IDX's S corporation earnings. The Shareholders Agreement terminated in November 1995. In 1995, IDX made distributions to existing shareholders of approximately $2.0 million, of which approximately $0.3 million was distributed in connection with their 1995 income tax liabilities and approximately $1.7 million was distributed in connection with Internal Revenue Service and state income tax audits through the June 1993 tax period. IDX intends to retain earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Restrictions or limitations on the payment of dividends may be imposed in the future under the terms of credit agreements or other contractual provisions. In the absence of such limitations, the payment of any dividends will be at the discretion of the IDX Board.

PREFERRED STOCK

Pursuant to the IDX Articles, the IDX Board has the authority to issue 5,000,000 shares of Preferred Stock, $.01 par value (the "IDX Preferred Stock"). The Board has the power to determine, in whole or in part, the designations, preferences, limitations and relative rights of any class of shares, including the IDX Preferred Stock, before the issuance of any shares of that class or one or more series within a class before the issuance of any shares of that series. The issuance of IDX Preferred Stock in certain circumstances may have the effect of delaying, deterring or preventing a change in control of IDX, may discourage bids for IDX's Common Stock at a premium over the market price of the IDX Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the IDX Common Stock. As of September 30, 1998, there were no shares of IDX Preferred Stock outstanding. IDX has no present plans to issue any shares of IDX Preferred Stock.

VERMONT LAW AND CERTAIN CHARTER PROVISIONS

IDX Articles and Bylaws contain provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the VBCA and to indemnify its directors and officers to the fullest extent permitted by the VBCA, including under circumstances in which indemnification is otherwise discretionary. IDX believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT

The transfer agent for the IDX Common Stock is State Street Bank and Trust Company c/o Boston EquiServe Limited Partnership.

                                APPRAISAL RIGHTS

RIGHTS OF DISSENTING STOCKHOLDERS

CERTAIN HOLDERS OF EDIX STOCK ARE ENTITLED TO APPRAISAL RIGHTS WITH RESPECT TO THE MERGER. If the Merger is consummated, a holder of record of EDiX Stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment for the "fair value" of these shares in lieu of the consideration provided for in the Merger Agreement. If such stockholder (1) continues to hold those shares through the Effective Time; (2) strictly complies with the procedures set forth under Section 262 of the DGCL; and (3) has not voted in favor of the Merger. This Proxy Statement/Prospectus is being sent to all holders of record of EDiX Stock on the record date for the EDiX Special Meeting and constitutes notice of the appraisal rights available to those holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY
SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION
262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF SECTION 262. The following summary does not purport to be a complete statement of Section 262 of the DGCL, and is qualified in its entirety by reference to Section 262 which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this joint proxy statement/prospectus. A copy of Section 262 is attached as Annex C to this Proxy Statement/Prospectus.

A holder of EDiX Stock electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of such shareholder's shares of EDiX prior to the vote on the Merger. The written demand must identify the shareholder of record and state the shareholder's intention to demand appraisal of his shares. All demands should be delivered to EDiX, Attention: Secretary, 4230 Executive Square, Suite 850, La Jolla, California 92037, telephone: (619) 646-7066.

Only a holder of shares of EDiX Stock on the date of making a written demand for appraisal who continuously holds those shares through the Effective Time is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of EDiX Stock. If EDiX Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if EDiX Stock is owned of record or more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

A record holder such as a broker who holds shares of EDiX Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of EDiX Stock, held for those beneficial owners. In that case, the written demand for appraisal should set forth the number of shares of EDiX Stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of EDiX Stock held in the name of the record owner.

BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE EDIX SPECIAL MEETING.

Within 10 days after the Effective Time, the Surviving Corporation is required to send notice of the effectiveness of the Merger to each shareholder who prior to the Effective Time complies with the requirements of Section 262.

Within 120 days after the Effective Time, the Surviving Corporation or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of EDiX Stock held by all shareholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the Surviving Corporation. If no petition is filed by either the Surviving Corporation or any dissenting shareholder within the 120-day period, the rights of all dissenting shareholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file a petition with respect to the appraisal of the fair value of their shares or that the Surviving Corporation will initiate any negotiations with respect to the fair value of those shares. The Surviving Corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

Within 120 days after the Effective Time, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of EDiX Stock not voted in favor of the Merger with respect to which demands for appraisal have been received by EDiX and the number of holders of those shares. The statement must be mailed within 10 days after the written request has been received by EDiX or within 10 days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.

If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which shareholders are entitled to appraisal rights and will appraise the shares of EDiX Stock owned by those stockholders, determining the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the Merger Agreement without the exercise of appraisal rights. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) to be charged pro rata against the value of all shares of EDiX Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the EDiX Stock, except for dividends or distributions, if any, payable to shareholders of record at a date prior to the Effective Time.

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

A stockholder may withdraw a demand for appraisal and accept the IDX Common Stock at any time within 60 days after the Effective Time, or thereafter may withdraw such a demand with the written approval of the Surviving Corporation. If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the Effective Time, a holder of EDiX Stock who had demanded appraisal for the holder's shares fails to perfect or loses his right to appraisal, those shares will be treated under the Merger Agreement as if they had been converted as of the Effective Time into IDX Common Stock.

IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY EDIX STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

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

                        COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

The IDX Articles, the IDX Bylaws, the Vermont Business Corporation Act (the "VBCA") and other Vermont laws related to corporations currently govern the rights of the holders of IDX Common Stock. The EDiX Certificate of Incorporation, the EDiX Bylaws, the DGCL and other Delaware corporation-related laws currently govern the rights of the EDiX stockholders. As a result of the Merger, EDiX stockholders will become holders of IDX Common Stock and the rights to all such former EDiX stockholders will thereafter be governed by the IDX Articles, the IDX Bylaws, the VBCA and other Vermont corporation-related laws. The following summary sets forth certain differences between the VBCA and the DGCL, between the IDX Articles and the EDiX Certificate of Incorporation and between the IDX Bylaws and the EDiX Bylaws. This summary does not purport to be a complete statement of the general differences among the rights of the shareholders of IDX and the shareholders of EDiX. This summary is qualified in its entirety by reference to the full text of each of the IDX Articles, the IDX Bylaws, the EDiX Certificate of Incorporation, the EDiX Bylaws, the VBCA, the DGCL and other corporation-related laws of Vermont and Delaware insofar as they relate to corporations organized in such states. The IDX Articles and the IDX Bylaws have been filed as exhibits to the material filed by IDX with the SEC. For information as to how documents may be obtained, see "Where You Can Find More Information."

NUMBER OF DIRECTORS

IDX. Vermont law provides that a board of directors of a corporation which is not a closed corporation must consist of three or more individuals, with the number specified in the articles of incorporation or bylaws or fixed in accordance with these documents. The articles of incorporation or bylaws may establish a variable range for the size of the board by fixing a minimum and maximum number of directors. After the issuance of shares, only shareholders may adopt or change such a provision. If a variable range is established, the shareholders or the board may fix the number of directors from time to time, within the minimum and maximum. The IDX Articles provide that the IDX Board shall be composed of seven directors, which number may be increased or decreased pursuant to the IDX Bylaws. The IDX Bylaws provide that the number of directors shall not be more than 15. Currently, the IDX Board of Directors is composed of seven members.

EDiX. Delaware law provides that a board of directors may change the authorized number of directors by an amendment to the bylaws unless the certificate of incorporation specifies the number of directors. If the certificate of incorporation specifies the number of directors, then that number can be changed only by amending the certificate of incorporation.

The EDiX Certificate of Incorporation does not specify the number of directors that EDiX is required to have. The EDiX Bylaws provide that the authorized number of directors may be set by resolution of the Board of Directors. By resolution adopted September 8, 1994, the Board of Directors resolved that the number of EDiX directors shall be not less than six nor more than eight. EDiX has seven directors.

CLASSIFICATION OF BOARD OF DIRECTORS

IDX. The IDX Articles provide for a board of directors divided into three classes, with a three-year term of office so that a single class of directors will stand for re-election in each year.

EDiX. The EDiX Bylaws provide only for a single class of directors. Directors are elected at the annual meeting of stockholders and hold office until a successor is elected and qualified.

REMOVAL OF DIRECTORS

IDX. Vermont law provides that the shareholders may remove a director with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The VBCA further provides that

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

a director may be removed by the shareholders only at a meeting specifically called for the purpose of removing the director. If a director was elected by a voting group of shareholders, only shareholders of that voting group may participate in the vote to remove the director, and the director may be removed only if the votes in favor of such director's removal exceed the votes against such removal at a meeting at which a quorum is present. The articles of incorporation may require a greater number of votes to remove a director. If, however, the corporation's articles of incorporation authorize cumulative voting, the director cannot be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal. The IDX Articles provide that directors may be removed with cause, only upon the affirmative vote of the holders of at least two-thirds of the shares of stock entitled to vote thereon.

EDiX. Delaware law provides that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. If, however, the corporation's Certificate of Incorporation authorized cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which he is a part.

EDiX does not have a classified board. The EDiX Bylaws provide that, unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

IDX. Vermont law provides that a vacancy on the board of directors may be filled by either the shareholders or the board of directors, unless the articles of incorporation authorize only the shareholders or the board of directors to do so. The same rule applies to a vacancy resulting from an increase of the number of directors. The IDX Articles provide that if a vacancy occurs on the IDX Board, including a vacancy resulting from an increase in the number of directors, the IDX Board may fill the vacancy, or if the directors remaining in office constitute fewer that a quorum of the board, they may fill the vacancy only by the affirmative vote of a majority of all the directors remaining in office. If there are no IDX directors remaining in office, the IDX shareholders may fill the vacancy.

EDiX. The EDiX Bylaws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If at the time of filling any vacancy of any newly created directorship the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the outstanding shares having the right to vote for such directors, summarily order an election to be held to fill such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

ACTION BY WRITTEN CONSENT

IDX. Under the VBCA, any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if all shareholders entitled to vote consent in writing. Since IDX is a publicly traded corporation, the unanimity requirement essentially precludes use of this provision. However, if the articles of incorporation contain specific authority to do so, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by the holders of at least a majority of all of the shares entitled to vote on the action, and if each shareholder is given prior notice of the action proposed to be taken. The IDX Articles do not contain any such specific authority.


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

EDiX. Under the DGCL, unless the Certificate of Incorporation provides otherwise, any action by shareholders must be taken at a meeting of stockholders. Alternatively, a consent in writing setting forth the action so taken may be signed by stockholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

The EDiX Certificate of Incorporation does not prohibit stockholders from taking action by written consent in lieu of meeting. The EDiX Bylaws provide for action to be taken by written consent.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

IDX. The VBCA provides that a special meeting of shareholders may be called by the board of directors or any other persons authorized to do so by the articles of incorporation or bylaws. A meeting must also be called if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting sign, date and deliver to the corporation's secretary written demand for the meeting describing the purposes for which it is to be held. The IDX Articles provide that special meetings of the shareholders may be called only by the IDX Board, the Chairman of the Board of directors, the Chief Executive Officer (or, if none, the President) or any other person authorized to do so by the IDX Bylaws, or if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting sign, date and deliver to the corporation's secretary a written demand for the meeting describing the purpose or purposes for which it is to be held. The IDX Bylaws provide that special meetings of the shareholders may be called by the Secretary upon request by the IDX Board, the Chairman of the Board, President or if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting sign, date and deliver to the Secretary in one or more written demands for the meeting describing the purpose of purposes for which it is to be held.

EDiX. Under the DGCL, special stockholder meetings may be called by the board of directors and by any person(s) authorized by the Certificate of Incorporation or the Bylaws.

The EDiX Bylaws provide that special meetings of the stockholders may be called by the president of the corporation for any purpose, unless otherwise prescribed by statute or by the certificate of incorporation, and shall be called by the president or secretary upon the written request of a majority of the Board of Directors, or upon the written request of stockholders owning 10% or more of the outstanding shares entitled to vote at such a meeting. Any such request must state the purpose of the proposed meeting.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS

IDX. The VBCA, the IDX Articles and the IDX Bylaws do not contain any provisions about shareholder proposals or shareholders' nominations of directors.

EDiX. The EDiX Certificate of Incorporation and the EDiX Bylaws do not contain any provision concerning stockholder proposals or stockholder nominations of directors.

BUSINESS COMBINATION STATUTE

IDX. The VBCA, IDX Articles and IDX Bylaws do not contain any provisions about business combination transactions with interested persons.

EDiX. In general, Section 203 of the DGCL prohibits an "interested stockholder" (defined generally as a person holding 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the DGCL) with a Delaware corporation for three years following the date such person became an interested stockholder.

The provision is not applicable when (1) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in

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

the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, such interested stockholder owned at least 85% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans or (3) on or subsequent to the date the stockholder becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested stockholder.

The restrictions contained in Section 203 generally do not apply to business combinations with an interested stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of a corporation's assets or tender offers for 50% or more of a corporation's voting stock.

The DGCL allows corporations to elect not to be subject to the provisions of the DGCL. Neither the EDiX Certificate of Incorporation nor the EDiX Bylaws contains any provision concerning business combinations with interested persons.

REQUIRED VOTE FOR AUTHORIZATION OF MERGERS, SHARE EXCHANGE, AND SALE OF ASSETS

IDX. Except as noted below, Vermont law generally requires a merger, share exchange, consolidation or sale of substantially all of a corporation's assets other than in the regular course of business, to be approved by the corporation's board of directors and its shareholder. Unless the articles of incorporation or the board requires a greater vote or a vote by voting groups, such shareholder approval requires a majority of all votes entitled to be cast on the transaction. Vermont law further provides that submission by a board of directors may be conditioned on any basis. The IDX Articles require the affirmative vote of the holders of shares representing at least two-thirds of the votes cast on certain business combinations in order to approve such business combinations if that the IDX Board does not recommend such business combinations to the shareholders.

With respect to a merger, no vote is required from the shareholders of a Vermont corporation that is a party to a merger if the corporation's separate corporate existence does not cease as a result of the merger and (1) its articles of incorporation will not differ from its articles before the merger, subject to certain exceptions; (2) each shareholder of the corporation immediately before the merger would hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the Merger; and (3) the number of participating shares outstanding immediately after the merger plus the number of participating shares issuable as a result of the merger, will not exceed by more then 20% the total number of participating shares outstanding immediately before the merger.

EDiX. Delaware law generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation by vote of the holders of a majority of all outstanding shares entitled to vote thereon, although the certificate of incorporation may provide for a greater vote.

The EDiX Certificate of Incorporation provides that holders of Common Stock are entitled to vote upon such matters and in such manner as may be provided by law but requires the corporation to obtain the affirmative vote of the holders of at least 67% of the outstanding shares of Series A-1 Preferred Stock to sell all or substantially all of its property or business, to merge with another corporation or to engage in certain other transactions.

AMENDMENT OF ARTICLES OF INCORPORATION

IDX. Vermont law provides that, unless the articles of incorporation, provide otherwise, the board of directors can amend a corporation's articles of incorporation without shareholder action, for certain changes, including (1) changing the initial registered agent or registered office; (2) changing issued and unissued shares of an

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

outstanding class with a greater number of whole shares if the corporation has only shares of that class outstanding; and (3) any other change expressly permitted to be made under the VBCA without shareholder action. A corporation can also amend its articles of incorporation by a director proposal that is approved by the shareholders. Unless the VBCA, the IDX Articles, or the IDX Bylaws require a greater vote, the amendment must be approved by the majority of the votes entitled to be cast by any voting group with respect to which the amendment would create dissenters' rights. Certain provisions of the IDX Articles may not be amended without the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast thereon. These provisions, relating to (1) the number, vacancies, removal and certain powers of the members of the IDX Board; (2) the rights of IDX and shareholders of IDX to call special meetings of shareholders; and (3) indemnification of officers and directors, and (4) the elimination of liability of officers and directors, may not be amended without the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast.

EDiX. Section 242 of the DGCL provides that a corporation may amend its certificate of incorporation in any respect provided the amendment contains only provisions that would be lawful in an original certificate of incorporation filed at the time of amendment. For a corporation that has received payment for any of its capital stock to amend its certificate of incorporation, the corporation's board of directors must adopt a resolution presenting the proposed amendment. In addition, a majority of the shares entitled to vote, as well as a majority of shares by class of each class entitled to vote, must approve the amendment to make it effective. When the substantial rights of a class of shares will be affected by an amendment, the holders of those shares are entitled to vote as a class even if the shares are non-voting shares. When only one or more series in a class of shares, and not the entire class, will be adversely affected by an amendment, only the affected series may vote as a class. Under Section 242(b)(2) of the DGCL, the right to vote as a class may be limited in certain circumstances. Any provision in the certificate of incorporation which requires a greater vote than required by law cannot be amended or repealed except by such greater vote. Section 242(c) of the DGCL provides that, in its resolution proposing an amendment, the board of directors may insert a provision allowing the board of directors to abandon the amendment, without concurrence by stockholders, after the amendment has received stockholder approval but before it is filed with the Secretary of State.

The EDiX Certificate of Incorporation provides that holders of Common Stock are entitled to vote upon such matters and in such manner as may be provided by law but requires the corporation to obtain the affirmative vote of the holders of at least 67% of the outstanding shares of Series A-1 Preferred Stock to make certain amendments to the Certificate of Incorporation. The EDiX Certificate of Incorporation also provides that EDiX has reserved the right to amend, alter, change or repeal any provision of the Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and that all rights conferred upon stockholders are granted subject to this reservation.

AMENDMENT OF BYLAWS

IDX. Vermont law provides that a corporation's bylaws may be amended or repealed by the vote of a majority of the entire board of directors unless the articles of incorporation reserve this power exclusively to the shareholders in whole or in part or the shareholders, in amending or repealing a particular bylaw, provided expressly that the board of directors may not amend or repeal that bylaw. A corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may be amended or repealed by its board of directors. The IDX Bylaws provide that the IDX Board may amend the IDX Bylaws, but any bylaw made, altered or amended by the IDX shareholders may not be altered, amended or repealed by the IDX Board.

EDiX. Section 109 of the DGCL provides that the power to adopt, amend or repeal the bylaws rests with the stockholders entitled to vote, although the certificate of incorporation may confer the power to adopt, amend or repeal the bylaws upon the board of directors. Section 109 further provides that the fact that the certificate of incorporation confers such power upon the board of directors neither limits nor divests the stockholders of the power to adopt, amend or repeal the bylaws. The EDiX Certificate of Incorporation does not provide that the corporation's Bylaws may be amended by the Board of Directors.

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APPRAISAL AND DISSENTERS' RIGHTS

IDX. Vermont law generally provides dissenters' rights for (1) mergers if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent; (2) share exchanges to which the corporation is a party and its shares will be acquired; (3) sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales); (4) certain amendments to the articles of incorporation that materially and adversely affect rights in respect of a dissenter's shares; and (5) any corporate actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that shareholders are entitled to dissenters' rights. To perfect such dissenters' rights, the shareholder must
(1) file a written objection with the corporation, prior to the vote, stating that such shareholder intends to demand payment for his shares if the action is taken, and (2) not vote in favor of the proposed action. IDX is not a corporation party to the merger pursuant to Vermont law, and the provisions of the VBCA respecting dissenters' rights in the context of a merger do not apply with respect to the Merger or the Merger Proposal.

EDiX. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to demand payment of the fair cash value of their shares in lieu of the consideration they otherwise would receive in the transaction. Unless a corporation's certificate of incorporation provides otherwise, dissenters do not have the right of appraisal with respect to (1) a merger by a corporation the shares of which are either listed on a national securities exchange or held by more than 2,000 stockholders if the stockholders are required to receive as consideration in the transaction cash, shares in the surviving corporation, shares of another corporation that are publicly listed or held by more than 2,000 stockholders, cash in lieu of fractional shares or any combination of the above or (2) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the agreement of merger does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.

If stockholders follow the appropriate procedures set forth in Section 262 of the DGCL, they shall have the right, within one hundred twenty (120) days after the effective date of the merger, to file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. To be entitled to an appraisal, an stockholder must, among other things, (1) file with EDiX, before the taking of the vote on approval and adoption of the Merger Agreement, a written demand for appraisal of his or her shares if the Merger is effected and (2) refrain from voting his or her shares in favor of approval and adoption of the Merger Agreement or consenting thereto. See "Appraisal Rights."

LIMITATION ON DIRECTORS' LIABILITY

IDX. The VBCA permits the elimination or limitation of the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take action, solely as a director, based on failure to discharge his or her own duties as required by the VBCA, except (1) liability for the amount of a financial benefit received by a director to which the director is not entitled, (2) an intentional or reckless infliction of harm on the corporation or its shareholders, (3) unlawful distributions or (4) an intentional or reckless criminal acts. The IDX Articles provide for the limitation of liability for breach of fiduciary duty to the fullest extent permitted by Vermont law.

EDiX. Section 102(b)(7) of the DGCL allows a corporation, through its certificate of incorporation, to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty. This provision excludes any limitation on liability, however, for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (4) any transaction from which

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

the director derives an improper personal benefit. The EDiX Certificate of Incorporation limits the liability of directors in the above manner.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES

IDX. The VBCA permits indemnification of directors for reasonable expenses (including attorneys' fees) incurred in a proceeding and amounts paid or incurred in satisfaction of judgments, fines and settlements of any proceedings (other than derivative actions) if such person acted in good faith and reasonably believed that his or her conduct was in the best interest of the corporation (or, in some circumstances, not opposed to its best interests). In criminal proceedings, the director must also have had no reasonable cause to believe his or her conduct was unlawful and cannot be found to have engaged in a reckless or intentional unlawful act. A corporation may not, under this statute, indemnify a director in connection with a proceeding in which he or she was adjudged liable to the corporation, or in connection with a proceeding in which he or she was adjudged liable on the basis that he or she received an improper personal benefit.

Unless limited by its articles of incorporation, a corporation is required by the VBCA to indemnify a director or officer for his or her reasonable expenses if the director or officer is wholly successful in the defense of a proceeding brought because he or she was a director or office. The IDX Articles and the IDX Bylaws provide indemnification for officers, directors, employees and agents to the fullest extent permitted by the VBCA against all expense, liability and loss; they also authorize the advance of expenses prior to the ultimate determination of entitlement to indemnification, to the maximum extent permitted by the VBCA.

EDiX. Section 145 of the DGCL provides that a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than certain actions by or in right of the corporation) because he or she is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or in a criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. To indemnify a party, the corporation must determine that the party met the applicable standards of conduct. The EDiX Bylaws provide for indemnification of directors and officers substantially in the manner described above.

CUMULATIVE VOTING

In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single nominee or may allocate them among as many nominees as the shareholder may choose. Without cumulative voting, the holders of a majority of shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all of the directors to be elected at that meeting and no nominee could be elected without the support of a plurality of the shares voting at such meeting.

IDX. Under Vermont law, unless otherwise provided in the articles of incorporation, shareholders do not have a right to cumulate their votes for directors, and directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. However, the IDX Bylaws provide for cumulative voting in an election of directors.

EDiX. Delaware law provides that shareholders of a corporation cannot elect directors by cumulative voting unless the certificate of incorporation so provides.

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

The EDiX Certificate of Incorporation does not provide for cumulative voting.

CONFLICT OF INTEREST TRANSACTIONS

IDX. In the case of a director's action, Vermont law provides that a transaction with the corporation where a director has an interest is not voidable by the corporation solely because of the director's interest if (1) the required disclosure of the transaction and director interest was made to the board of directors and the transaction is authorized by a majority of the disinterested directors or (2) the transaction, judged according to the circumstances at the time of the transaction, is fair to the corporation. In the case of a shareholder's action, a transaction with the corporation where a director has an interest is not voidable solely because of the director's interest if (1) notice is given to shareholder's describing the director's conflicting interest transaction; (2) the director discloses the number, and the identify of persons' holding or controlling the vote of all shares beneficially owned by the director or related person; and (3) required disclosure was made to the shareholders who voted on the transaction; or (4) the transaction is fair to the corporation.

IDX adopted a policy that all material transactions between IDX and its officers, directors and other affiliates must (1) be approved by a majority of the members of the IDX Board and by a majority of the disinterested members of the IDX Board, and (2) be on terms no less favorable to IDX than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by IDX to its officers, directors and other affiliates be for bona fide business purposes only.

EDiX. Section 144 of the DGCL provides that no transaction in which one or more of a corporation's directors has an interest shall be void or voidable solely because such director(s) has an interest in the transaction or because such director(s) is present or votes at the meeting of the board or committee which authorizes the transaction, so long as the stockholders or a majority of the disinterested directors (even though less than a quorum) approve the transaction in good faith after full disclosure of the material facts or the transaction is fair as to the corporation at the time it was approved.

DIVIDENDS AND OTHER DISTRIBUTIONS

IDX. Under Vermont law, a corporation generally may pay dividends or make other distributions to its shareholders unless after giving effect to the distribution either the corporation would not be able to pay its debt as they become due in the usual course of business or its assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permits otherwise) preferential dissolution rights of any class of stock. Under the VBCA, a corporation's articles of incorporation could further restrict its ability to make distributions. However, the IDX Articles contain no such provision.

EDiX. Subject to additional restrictions in a corporation's certificate of incorporation, Section 170 of the DGCL allows the board of directors of a Delaware corporation to pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. The EDiX Certificate of Incorporation provides that the holders of Series A-1 Preferred Stock are entitled to receive cumulative dividends, at the rate of $0.16 per share per annum, prior and in preference to any declaration or payment of dividends on the Common Stock. Such dividends are due and payable quarterly, when, as and if declared by the Board of Directors.

SHAREHOLDER INSPECTION RIGHTS

IDX. Under Vermont law, a corporation's shareholders are entitled to inspect and copy, during regular business hours at the corporation's principal office, the minutes of shareholder meetings, articles of incorporation, bylaws, the most recent annual report, and certain other records of the corporation, provided the shareholder gives the corporation written notice of his or her demand at least five business days before the date on which the shareholder wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularly the shareholder's purpose, may also, upon five business days written notice, inspect and copy accounting and shareholder records of the corporation. A corporation's charter or bylaws cannot limit these shareholder rights.

EDiX. Section 220 of the DGCL entitles any stockholder of record of a corporation, in person or by an agent, upon written demand under oath stating the purpose thereof, to inspect during usual business hours, for any proper purpose, the corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

                                 LEGAL MATTERS

The validity of the shares of IDX Common Stock issuable in connection with the Merger will be passed upon for IDX by Robert W. Baker Jr., Esq., Vice President and General Counsel to IDX. As of September 30, 1998, Mr. Baker held 11,220 shares of IDX Common Stock and held options to acquire 37,071 additional shares of IDX Common Stock. Pillsbury Madison & Sutro LLP, San Francisco, California, is counsel for EDiX in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                                    EXPERTS

The consolidated financial statements of IDX Systems Corporation appearing in IDX Systems Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which as to the years 1996 and 1995, are based in part on the reports of KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of EDiX Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, have been included in this Proxy Statement/Prospectus in reliance upon the report of Ernst & Young LLP, independent auditors and upon the authority of said firm as experts in accounting and auditing.

         INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF EDIX CORPORATION

                                                                           PAGE
                                                                           ----
Audited Consolidated Financial Statements
  Report of Independent Auditors..........................................  F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997............  F-3
  Consolidated Statements of Operations for the Years Ended December 31,
   1995, 1996 and 1997....................................................  F-4
  Consolidated Statements of Shareholders' Equity for the Years Ended De-
   cember 31, 1995, 1996 and 1997.........................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1995, 1996 and 1997....................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
Unaudited Consolidated Financial Statements
  Unaudited Consolidated Balance Sheet as of September 30, 1998........... F-18
  Unaudited Consolidated Statements of Operations for the Nine Months
   Ended
   September 30, 1997 and 1998............................................ F-19
  Unaudited Consolidated Statements of Cash Flows for the Nine Months
   Ended
   September 30, 1997 and 1998............................................ F-20
  Note to Unaudited Consolidated Financial Statements..................... F-21

                         Report of Independent Auditors

Board of Directors and Shareholders
EDiX Corporation

We have audited the accompanying consolidated balance sheets of EDiX Corporation as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EDiX Corporation as of December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and limited working capital raise substantial doubt about its ability to continue as a going concern (Management's plans as to these matters are discussed in Note 1). The 1997 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

San Diego, California
May 6, 1998
except for Note 11, as to which the date is September 11, 1998

                                EDiX Corporation

                          Consolidated Balance Sheets

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents........................  $    493,284  $    679,693
  Accounts receivable, less allowance of $30,000 in
   1996 and $396,049 in 1997.......................       882,300     2,820,556
  Other current assets.............................       427,133       130,469
                                                     ------------  ------------
Total current assets...............................     1,802,717     3,630,718
Amounts receivable from related parties............        50,000        50,000
Property and equipment, net........................     2,580,920     4,450,067
Acquired intangibles, net of accumulated
 amortization of $300,146 in 1996..................     1,389,173            --
Other assets.......................................            --        10,634
                                                     ------------  ------------
                                                     $  5,822,810  $  8,141,419
                                                     ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit..................................  $    500,000  $         --
  Accounts payable.................................     1,307,828       869,486
  Accrued liabilities..............................       218,631       443,563
  Accrued payroll..................................       838,614     1,924,688
  Deferred revenue.................................       191,724            --
  Current portion of long-term debt................       529,936     1,284,438
                                                     ------------  ------------
Total current liabilities..........................     3,586,733     4,522,175
Long-term debt, less current portion...............     1,614,639     2,368,315
Shareholders' equity:
  Series A convertible preferred stock, $0.001 par
   value:
   Authorized shares--3,000,000
   Issued and outstanding shares--2,500,209 in 1996
    and 2,516,109 in 1997
   Liquidation preference--$8,806,382..............         2,500         2,516
  Series B convertible preferred stock, $0.001 par
   value:
   Authorized shares--2,500,000
   Issued and outstanding shares--1,629,981 in both
    years
   Liquidation preference--$5,704,934..............         1,630         1,630
  Series C convertible preferred stock, $0.001 par
   value:
   Authorized shares--3,575,000
   Issued and outstanding shares--3,000,000
   Liquidation preference--$12,000,000.............            --         3,000
  Series D convertible preferred stock, $0.001 par
   value:
   Authorized shares--3,300,000
   Issued and outstanding shares--3,000,000
   Liquidation preference--$4,500,000..............            --         3,000
  Common stock, $0.001 par value:
   Authorized shares--12,000,000 in 1996 and
    24,000,000 in 1997
   Issued and outstanding shares--2,174,943 in 1996
    and 2,383,456 in 1997..........................         2,175         2,383
  Additional paid-in capital.......................    14,547,350    31,054,997
  Notes receivable from shareholders...............      (249,500)     (189,500)
  Accumulated deficit..............................   (13,682,717)  (29,627,097)
                                                     ------------  ------------
Total shareholders' equity.........................       621,438     1,250,929
                                                     ------------  ------------
                                                     $  5,822,810  $  8,141,419
                                                     ============  ============

See accompanying notes.

                                EDiX Corporation

                     Consolidated Statements of Operations

                                               YEARS ENDED DECEMBER 31,
                                         --------------------------------------
                                            1995         1996          1997
                                         -----------  -----------  ------------
Net revenues...........................  $ 5,857,059  $ 8,237,487  $ 20,590,140
Cost and expenses
  Cost of revenues.....................    4,911,371    9,911,361    21,995,001
  Selling and administrative...........    3,646,785    4,051,960     6,000,086
  Development and technical support....    1,045,591    2,652,606     3,266,958
  Write-off of goodwill and acquired
   intangibles.........................           --           --     4,830,994
                                         -----------  -----------  ------------
Loss from operations...................   (3,746,688)  (8,378,440)  (15,502,899)
  Interest (expense) income, net.......       12,403      (71,971)     (441,481)
                                         -----------  -----------  ------------
Net loss...............................  $(3,734,285) $(8,450,411) $(15,944,380)
                                         ===========  ===========  ============
Net loss per share--basic and diluted..  $     (1.73) $     (3.94) $      (7.00)
                                         ===========  ===========  ============
Weighted average common shares--basic..    2,152,890    2,142,798     2,279,200
                                         ===========  ===========  ============

See accompanying notes.

                                EDiX Corporation

                Consolidated Statements of Shareholders' Equity

                     Years ended December 31, 1996 and 1997

                              SERIES A         SERIES B         SERIES C         SERIES D
                            CONVERTIBLE      CONVERTIBLE      CONVERTIBLE      CONVERTIBLE
                          PREFERRED STOCK  PREFERRED STOCK  PREFERRED STOCK  PREFERRED STOCK
                          ---------------- ---------------- ---------------- ----------------
                           SHARES   AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT  SHARES   AMOUNT
                          --------- ------ --------- ------ --------- ------ --------- ------
Balance at December 31,
 1994...................    974,535 $  975        -- $   --        -- $   --        -- $   --
 Issuance of Series A
  convertible preferred
  stock for conversion
  of 5% Series A
  convertible
  subordinated
  debentures including
  accrued interest of
  $63,490...............    435,802    435        --     --        --     --        --     --
 Issuance of Series A
  convertible preferred
  stock for cash, net of
  issuance costs of
  $69,478...............  1,089,872  1,090        --     --        --     --        --     --
 Exercise of stock
  options...............         --     --        --     --        --     --        --     --
 Net loss...............         --     --        --     --        --     --        --     --
                          --------- ------ --------- ------ --------- ------ --------- ------
Balance at December 31,
 1995...................  2,500,209  2,500        --     --        --     --        --     --
 Issuance of Series B
  convertible preferred
  stock for cash and
  note, net of issuance
  costs of $71,230......         --     -- 1,558,553  1,559        --     --        --     --
 Issuance of Series B
  convertible preferred
  stock in connection
  with acquisition of
  MTI...................         --     --    71,428     71        --     --        --     --
 Issuance of common
  stock for cash........         --     --        --     --        --     --        --     --
 Repayments of note
  receivable and
  repurchase of common
  stock through
  repayment and
  cancellation of note
  receivable............         --     --        --     --        --     --        --     --
 Exercise of stock
  options...............         --     --        --     --        --     --        --     --
 Net loss...............         --     --        --     --        --     --        --     --
                          --------- ------ --------- ------ --------- ------ --------- ------
Balance at December 31,
 1996...................  2,500,209  2,500 1,629,981  1,630        --     --        --     --
 Issuance of Series A
  convertible preferred
  stock in connection
  with the acquisition
  of CPRS...............     15,900     16        --     --        --     --        --     --
 Issuance of Series C
  convertible preferred
  stock for cash and
  notes, net of issuance
  costs of $82,505......         --     --        --     -- 3,000,000  3,000        --     --
 Issuance of Series D
  convertible preferred
  stock for cash, net of
  issuance costs of
  $76,408...............         --     --        --     --        --     -- 3,000,000  3,000
 Exercise of stock
  options...............         --     --        --     --        --     --        --     --
 Repayments of
  shareholder notes.....         --     --        --     --        --     --        --     --
 Net loss...............         --     --        --     --        --     --        --     --
                          --------- ------ --------- ------ --------- ------ --------- ------
Balance at December 31,
 1997...................  2,516,109 $2,516 1,629,981 $1,630 3,000,000 $3,000 3,000,000 $3,000
                          ========= ====== ========= ====== ========= ====== ========= ======

See accompanying notes.

                                EDiX Corporation

                Consolidated Statements of Shareholders' Equity

                     Years ended December 31, 1996 and 1997

                                                             NOTES
                            COMMON STOCK     ADDITIONAL    RECEIVABLE                    TOTAL
                          -----------------    PAID-IN        FROM     ACCUMULATED   SHAREHOLDERS'
                           SHARES    AMOUNT    CAPITAL    SHAREHOLDERS   DEFICIT        EQUITY
                          ---------  ------  -----------  ------------ ------------  -------------
Balance at December 31,
 1994...................  2,145,000  $2,145  $ 3,631,053   $(453,250)  $ (1,498,021) $  1,682,902
 Issuance of Series A
  convertible
  preferred stock for
  conversion of 5%
  Series A convertible
  subordinated
  debentures including
  accrued interest of
  $63,490...............         --      --    1,524,858          --             --     1,525,293
 Issuance of Series A
  convertible preferred
  stock for cash, net of
  issuance costs of
  $69,478...............         --      --    3,743,984          --             --     3,745,074
 Exercise of stock
  options...............     15,780      16        7,716          --             --         7,732
 Net loss...............         --      --           --          --     (3,734,285)   (3,734,285)
                          ---------  ------  -----------   ---------   ------------  ------------
Balance at December 31,
 1995...................  2,160,780   2,161    8,907,611    (453,250)    (5,232,306)    3,226,716
 Issuance of Series B
  convertible
  preferred stock for
  cash and note,
  net of issuance costs
  of
  $71,230...............         --      --    5,382,147     (24,500)            --     5,359,206
 Issuance of Series B
  convertible preferred
  stock in connection
  with acquisition of
  MTI...................         --      --      249,927          --             --       249,998
 Issuance of common
  stock for
  cash..................    300,000     300      146,700          --             --       147,000
 Repayments of note
  receivable and
  repurchase of common
  stock through
  repayment and
  cancellation of note
  receivable............   (336,250)   (336)    (163,687)    228,250             --        64,227
 Exercise of stock
  options...............     50,413      50       24,652          --             --        24,702
 Net loss...............         --      --           --          --     (8,450,411)   (8,450,411)
                          ---------  ------  -----------   ---------   ------------  ------------
Balance at December 31,
 1996...................  2,174,943   2,175   14,547,350    (249,500)   (13,682,717)      621,438
 Issuance of Series A
  convertible preferred
  stock in connection
  with the acquisition
  of CPRS...............         --      --       63,584          --             --        63,600
 Issuance of Series C
  convertible
  preferred stock for
  cash and
  notes, net of issuance
  costs of
  $82,505...............         --      --   11,914,495          --             --    11,917,495
 Issuance of Series D
  convertible preferred
  stock for cash, net of
  issuance costs of
  $76,408...............         --      --    4,420,592          --             --     4,423,592
 Exercise of stock
  options...............    208,513     208      108,976          --             --       109,184
 Repayments of
  shareholder notes.....         --      --           --      60,000             --        60,000
 Net loss...............         --      --           --          --    (15,944,380)  (15,944,380)
                          ---------  ------  -----------   ---------   ------------  ------------
Balance at December 31,
 1997...................  2,383,456  $2,383  $31,054,997   $(189,500)  $(29,627,097) $  1,250,929
                          =========  ======  ===========   =========   ============  ============

See accompanying notes.

                                EDiX Corporation

                     Consolidated Statements of Cash Flows

                                               YEARS ENDED DECEMBER 31,
                                         --------------------------------------
                                            1995         1996          1997
                                         -----------  -----------  ------------
OPERATING ACTIVITIES
Net loss...............................  $(3,734,285) $(8,450,411) $(15,944,380)
Adjustments to reconcile net loss to
 net cash used in operating activities:
 Depreciation and amortization.........      450,233      786,067     1,362,818
 Provision for loss on disposition of
  property and equipment...............      150,000           --       230,000
 Write-off of acquired intangibles.....           --           --     4,830,994
 Changes in operating assets and
  liabilities:
   Accounts receivable.................       29,619     (168,952)   (1,103,462)
   Inventory...........................     (105,736)     105,736            --
   Other assets........................       59,673     (284,511)      348,048
   Amounts receivable from related
    parties............................         (705)     (50,000)           --
   Accounts payable....................      152,508      752,752      (547,510)
   Accrued liabilities.................      305,863      269,660       918,377
   Deferred revenue....................      159,447       32,277      (191,724)
                                         -----------  -----------  ------------
Net cash used in operating activities..   (2,533,383)  (7,007,382)  (10,096,839)
INVESTING ACTIVITIES
Net cash acquired in acquisitions......           --       86,715         5,044
Acquisition of Health Information
 Associates, LLC.......................           --           --    (3,916,370)
Acquisition of Computerized Patient
 Record Services, Inc..................           --           --      (313,177)
Acquisition of Rocky Mountain
 Transcription.........................           --           --       (37,500)
Purchase of property and equipment.....     (992,739)  (1,688,561)   (2,599,808)
                                         -----------  -----------  ------------
Net cash used in investing activities..     (992,739)  (1,601,846)   (6,861,811)
FINANCING ACTIVITIES
Repayments on lines of credit..........           --           --      (500,000)
Proceeds from long-term debt...........      968,097    2,613,371     2,123,429
Repayments on long-term debt...........     (173,833)  (1,533,458)     (988,641)
Proceeds from convertible bridge
 notes.................................           --           --     6,000,000
Proceeds from issuance of convertible
 preferred stock, net..................    3,745,074    5,359,205    10,341,087
Proceeds from issuance of common
 stock.................................        7,732      171,702       109,184
Repayment of shareholder note
 receivable............................           --       64,227        60,000
                                         -----------  -----------  ------------
Net cash provided by financing
 activities............................    4,547,070    6,675,047    17,145,059
                                         -----------  -----------  ------------
Net increase (decrease) in cash and
 cash equivalents......................    1,020,948   (1,934,181)      186,409
Cash and cash equivalents at beginning
 of year...............................    1,406,517    2,427,465       493,284
                                         -----------  -----------  ------------
Cash and cash equivalents at end of
 year..................................  $ 2,427,465  $   493,284  $    679,693
                                         ===========  ===========  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
Cash paid for interest.................  $    68,761  $   159,440  $    572,270
                                         ===========  ===========  ============
Conversion of 5% Series A convertible
 subordinated debentures, including
 accrued interest of $63,490...........  $ 1,525,293  $        --  $         --
                                         ===========  ===========  ============
Acquisition of Rocky Mountain
 Transcription in exchange for note....  $        --  $        --  $     87,500
                                         ===========  ===========  ============
Conversion of bridge notes into Series
 C convertible preferred stock.........  $        --  $        --  $  6,000,000
                                         ===========  ===========  ============
Increase in goodwill relating to
 purchase price adjustments............  $    95,037  $    82,538  $         --
                                         ===========  ===========  ============
Acquisition of Medical Transcribers,
 Inc. in exchange for 71,428 shares
 Series B
 convertible preferred stock...........  $        --  $   249,998  $         --
                                         ===========  ===========  ============
Issuance of Series A convertible
 preferred stock in connection with
 acquisition of Computerized Patient
 Record Services, Inc..................  $        --  $        --  $     63,600
                                         ===========  ===========  ============
Issuance of Series B convertible
 preferred stock in exchange for
 shareholder note receivable...........  $        --  $    24,500  $         --
                                         ===========  ===========  ============

See accompanying notes.

                                EDiX Corporation

                   Notes to Consolidated Financial Statements

                               December 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

EDiX Corporation ("EDiX" or the "Company") was formed and began operations in February 1994. The Company provides transcription and medical documentation services to health care delivery systems and large medical groups utilizing proprietary micro computer and digital telecommunication technology which provides significant cost savings while substantially improving records turnaround time and quality. In April 1994, EDiX acquired Record Plus, Inc., a Southern California-based service provider in the medical transcription industry, followed in September 1996 by the acquisition of Medical Transcribers, Inc. ("MTI"), based in Florida. EDiX acquired Health Information Associates, L.L.C. ("HIA") based in Texas in January 1997, Rocky Mountain Transcription ("RMT") based in Colorado in February 1997 and Computerized Patient Record Services, Inc. ("CPRS") based in Arkansas in June 1997. The Company's customer base includes 30,000 physicians throughout the U.S.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 1997, the Company has a working capital deficiency and has incurred significant operating losses since inception. To continue to fund its operations, the Company must raise additional debt and equity (see Note 11). While management is acting on various sources of financing, there are no assurances that their efforts will be successful. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

USE OF ESTIMATES

The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of EDiX and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

EDiX considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. EDiX evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property and equipment which is generally three to ten years. Amortization of leasehold improvements is provided over the lesser of the remaining lease term or the life of the asset.

                                EDiX Corporation

                   Notes to Consolidated Financial Statements


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACQUIRED INTANGIBLES

Acquired intangibles consist of costs in excess of fair value of net assets acquired. This value represents intangibles acquired, principally customer lists and covenants not to compete. The customer lists were initially estimated to have an estimated useful life of fifteen years. The covenants were believed to have a useful life of two to three years based on the contract and term of the covenants (see Note 5).

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of ("SFAS 121"), companies are required to record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets (see Note 5).

STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board issued FAS No. 123 ("FAS 123"), Accounting for Stock-Based Compensation, which is effective for the year ending December 31, 1996. FAS 123 allows companies to either account for stock-based compensation under the new provisions of FAS 123 or under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), but requires pro forma disclosure in the notes to the financial statements as if the measurement provisions of FAS 123 had been adopted. The Company has continued accounting for its stock-based compensation in accordance with the provisions of APB 25.

REVENUE RECOGNITION

Revenue is recorded as earned under the terms of the contract. Payments received in excess of amounts earned are deferred.

EDiX had two major customers which provided approximately 9% and 7% of net revenues during 1997, two major customers which both provided approximately 14% of 1996 net revenues and two major customers which provided approximately 19% and 10% of net revenues during 1995.

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
Computer and telephone equipment...................... $ 2,445,305  $ 4,713,459
Office furniture and equipment........................   1,178,324    2,135,093
Purchased software....................................     106,443      268,504
Leasehold improvements................................      48,112       66,506
                                                       -----------  -----------
                                                         3,778,184    7,183,562
Accumulated depreciation and amortization.............  (1,197,264)  (2,733,495)
                                                       -----------  -----------
Property and equipment, net........................... $ 2,580,920  $ 4,450,067
                                                       ===========  ===========

                                EDiX Corporation

                   Notes to Consolidated Financial Statements


3. LINE OF CREDIT

At December 31, 1997, the Company had a $1 million accounts receivable line of credit with a bank, which accrues interest at the bank's prime rate plus 1.5% (10.00% at December 31, 1997), and matures on February 28, 1998. The line of credit contains certain restrictive covenants. The line of credit is secured by a senior interest in EDiX's accounts receivable and a subordinated interest in all other assets of the Company.

Borrowing capacity under the accounts receivable line of credit is limited to 80% of the eligible accounts receivable (as defined). At December 31, 1997, there were no amounts outstanding under the line of credit.

4. LONG-TERM DEBT

Long-term debt consists of the following at:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1996       1997
                                                           ---------- ----------
Notes payable............................................. $2,087,266 $3,604,403
Other.....................................................     57,309     48,350
                                                           ---------- ----------
                                                            2,144,575  3,652,753
Less current portion......................................    529,936  1,284,438
                                                           ---------- ----------
                                                           $1,614,639 $2,368,315
                                                           ========== ==========

The annual principal maturities of long-term debt are as follows at December 31, 1997:

    1998............................................................. $1,284,438
    1999.............................................................  1,560,118
    2000.............................................................    663,722
    2001.............................................................    144,475
                                                                      ----------
                                                                      $3,652,753
                                                                      ==========

The Company has an agreement with a commercial lender which provides up to $5,000,000 for capital equipment financing. Under the terms of the agreement, borrowings are to be repaid in 36 equal monthly installments, with a remaining balance due shortly thereafter. The effective interest rate under this agreement is approximately 14.98%. As of December 31, 1997, principal amounts borrowed under this agreement totaled $4,764,042. The borrowings are secured by substantially all of the assets of EDiX on a stand-alone basis.

5. ACQUISITIONS

In June 1997, EDiX purchased all of the outstanding stock of Computerized Patient Record Services, Inc. (CPRS) for $250,000 cash and 15,900 shares of Series A preferred stock valued at $63,600. Direct costs of the acquisition totaled $63,177. The transaction was accounted for as a purchase; accordingly, the results of operations of CPRS have been included in EDiX's consolidated financial statements from the date of acquisition. In addition, the purchase agreement includes the issuance of up to 70,750 shares of EDiX Series A convertible preferred stock valued at $283,000 contingent upon the achievement of certain profitability based milestones.

In connection with the acquisition, EDiX entered into an employment agreement with a former shareholder of CPRS whereby additional consideration may be earned subject to certain revenue targets. These amounts, if any, will be recorded as additional purchase price upon achievement of such targets.

                                EDiX Corporation

                   Notes to Consolidated Financial Statements


5. ACQUISITIONS (CONTINUED)

In February 1997, EDiX purchased all of the assets of Rocky Mountain Transcription (RMT) for $12,500 cash and a note for $87,500, payable in seven equal quarterly installments of $12,500 beginning July 1, 1997 and ending January 1, 1999. The agreement includes a contingent payment of $25,000 based on the execution of a contract with a certain customer. The transaction was accounted for as a purchase. In connection with the agreement, EDiX entered into a three-year employment agreement with a principal of RMT.

In January 1997, EDiX purchased all of the membership interest of Health Information Associates, L.L.C. (HIA) for cash of $3,895,294. Direct costs of the acquisition totaled $21,076. The transaction was accounted for as a purchase; accordingly, the results of operations of HIA have been included in EDiX's consolidated financial statements from the date of acquisition.

In September 1996, EDiX purchased all of the outstanding stock of Medical Transcribers, Inc. (MTI) for 71,428 shares of EDiX Series B convertible preferred stock valued at $249,998. Direct costs of the acquisition totaled $34,585. The transaction was accounted for as a purchase. The results of operations of MTI have been included in EDiX's consolidated financial statements from the date of acquisition. Additional shares of Series B convertible preferred stock may be issuable on the achievement of certain revenue and profitability based milestones. In connection with the acquisition, EDiX entered into an employment agreement with a former shareholder of MTI whereby additional consideration may be earned subject to certain revenue and profitability targets. These amounts will be recorded as additional purchase price upon achievement of such targets.

In connection with the acquisition of Record Plus, Inc. which occurred in 1994, the Company is committed to pay performance based consideration and compensation and a covenant not-to-compete through 1997. The covenant not-to-compete expires in 1999. amounts accrued and charged to expense in the accompanying statements of operations were $615,620 in 1996 and $37,500 in 1997, respectively.

As discussed in Note 1, the principal intangible assets acquired were the customer lists of the acquired companies. It was management's intent to convert those acquired customers to the Company's proprietary technology which would generate significant current and future revenues. During 1997 the Company determined that the likelihood of converting those customers was very small. Therefore, management concluded, based on an analysis of future cash flows, that the carrying value of the acquired intangibles was significantly impaired and wrote-off the entire amount of the acquired intangibles in the accompanying 1997 statement of operations.

6. OPERATING LEASES

EDiX leases office space and certain office equipment under non-cancelable operating leases. Rent expense was $264,471 and $574,530 for the years ended December 31, 1996 and 1997, respectively. Future annual minimum payments under non-cancelable operating leases with initial terms of one year or more consist of the following at December 31:

    1998............................................................. $  537,614
    1999.............................................................    498,642
    2000.............................................................    366,873
    2001.............................................................    265,206
    2002.............................................................     51,759
                                                                      ----------
                                                                      $1,720,094
                                                                      ==========

                                EDiX Corporation

                   Notes to Consolidated Financial Statements


7. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

Shares of Series A and Series B convertible preferred stock are convertible at any time at the holders' option into shares of common stock at a conversion price per share determined by dividing the original issue price of the convertible preferred stock by the conversion price per share of $3.50, subject to adjustment for antidilution. Holders of Series A and Series B convertible preferred stock have voting rights equal to the number of common shares into which such shares are convertible.

Holders of Series A and Series B convertible preferred stock are entitled to noncumulative dividends when and if declared by the Board of Directors. Holders of common stock may not receive dividends unless dividends are declared and paid on all outstanding shares of convertible preferred stock for the same period of time at the rate of $0.25 per share per annum, payable quarterly. The Company has never declared a dividend. In the event of liquidation, dissolution or winding up of EDiX, each holder of Series A and Series B convertible preferred stock shall be entitled to receive $3.50 per share, plus declared but unpaid dividends, prior to any distributions to common shareholders.

In connection with the sale of Series A convertible preferred stock to an officer and to a director in 1994, EDiX received promissory notes totaling $225,000. The notes bear simple interest, payable annually, at 7.05% per annum. Unpaid principal is due upon termination of the officer, a public offering with proceeds of $10,000,000 or more, the sale of the Company or disposition of 50% of the shareholders' voting power. The notes are collateralized by shares of Series A convertible preferred stock. During 1997, one of the notes totaling $25,000 was paid in full and a payment of $10,500 was received on the remaining note.

During 1996, EDiX sold 1,558,553 shares of Series B convertible preferred stock for $5,383,706 in cash and a note receivable of $24,500. The note bears simple interest, payable annually, at 7.05% per annum. The note was paid in 1997.

In January 1997, in connection with and prior to the Series C convertible preferred stock financing, the Company obtained $6,000,000 in convertible bridge notes. The notes bear interest at a rate of 10% per annum. The bridge notes were converted into 1,500,000 shares of Series C convertible preferred stock in March 1997.

In March 1997, the Company sold an additional 1,500,000 shares of Series C convertible preferred stock at $4.00 per share for net proceeds to the Company of $5,917,495 in cash.

In September 1997, the Company sold 3,000,000 shares of Series D convertible preferred stock at $1.50 per share for net proceeds to the Company of $4,423,592 in cash.

Holders of the Series C and Series D convertible preferred stock are entitled to receive noncumulative dividends at a rate of $0.29 and $0.12, respectively, when and if declared by the Board of Directors. Shares of Series C and Series D convertible preferred stock are convertible into common stock at an initial conversion rate of 1.06 shares of common stock for each share of Series C convertible preferred stock and 1.00 share of common stock for each share of Series D convertible preferred stock, subject to adjustment for antidilution, and have a preference in liquidation of $4.00 and $1.50, respectively, plus declared but unpaid dividends, prior to any distributions to the Series A and Series B convertible preferred shareholders and the common shareholders. Holders of Series C and Series D convertible preferred stock have voting rights equal to the number of common shares into which such shares are convertible.

                                EDiX Corporation

                   Notes to Consolidated Financial Statements


7. SHAREHOLDERS' EQUITY (CONTINUED)

CONVERTIBLE PREFERRED STOCK (CONTINUED)

Each share of convertible preferred stock will automatically be converted into shares of common stock upon the consummation of a public offering meeting certain pricing and volume levels or upon the request of the holders of at least 67% of the outstanding convertible preferred stock.

During 1997, EDiX's Board of Directors approved an increase in authorized shares of convertible preferred stock from 8,000,000 to 16,000,000.

COMMON STOCK

On April 12, 1994, the Company sold 536,250 shares of common stock to an officer for an aggregate purchase price of $261,575, consisting of cash of $33,325 and a 6.3% promissory note in the amount of $228,250. In February 1996, in connection with the resignation of the officer, the Company repurchased 336,250 of the shares for $.49 per share. The consideration included cancellation of note principal of $164,023 and forgiveness of accrued interest of $14,380. The remaining principal and accrued interest was repaid in June 1996.

During 1996, the Company sold 300,000 shares of common stock at $.49 per share for cash to an officer of the Company.

During 1997, EDiX's Board of Directors approved an increase in authorized shares of common stock from 12,000,000 to 24,000,000.

STOCK OPTION PLAN

In 1994, the Company adopted the 1994 Stock Option Plan (the "1994 Plan"), authorizing the issuance of both incentive and non-qualified options to purchase the Company's common stock. The terms of the 1994 Plan effectively limit the issuance of options to certain senior managers, members of the Board of Directors and certain consultants.

In 1996, to allow other employees and consultants to participate in the Company's stock option program, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"), authorizing the issuance of both incentive and non-qualified options to purchase the Company's common stock. Incentive stock options may be granted to employees only, while non-qualified options may be granted to employees, the Board of Directors and consultants.

In September 1997, the Company adopted the 1997 Stock Incentive Plan (the "1997 Plan"). The purpose of the 1997 Plan is to promote the long-term success of the Company and the creation of stockholder value by encouraging key employees to focus on critical long-range objectives, encouraging the attraction and retention of key employees with exceptional qualifications and linking key employees directly to stockholder interests through increased stock ownership. The 1997 Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

The option price for incentive stock options under the 1994 Plan, the 1996 Plan and the 1997 Plan (the "Plans"), shall not be less than 100% of the fair market value on the date of grant; whereas the option price of non-qualified options under the Plans shall not be less than 85% of the fair market value on the date of grant. The maximum term of options granted under the Plans is ten years, and options granted under the Plans

                                EDiX Corporation

                   Notes to Consolidated Financial Statements


7. SHAREHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

generally vest evenly on a daily basis over a five-year period. Options granted under the 1994 Plan are exercisable upon grant, with unvested shares held in escrow subject to repurchase. Options granted under the 1996 Plan and the 1997 Plan are exercisable upon vesting. The 1994 Plan was amended in 1996, to increase the number of shares reserved for issuance to 1,500,000, less options outstanding or exercised under the 1996 Plan.

A summary of the Company' stock option activity and related information is as follows:

                               1995               1996                1997
                         ----------------- ------------------- -------------------
                                  WEIGHTED            WEIGHTED            WEIGHTED
                                  AVERAGE             AVERAGE             AVERAGE
                                  EXERCISE            EXERCISE            EXERCISE
                         OPTIONS   PRICE    OPTIONS    PRICE    OPTIONS    PRICE
                         -------  -------- ---------  -------- ---------  --------
Outstanding--beginning
 of year................ 513,574   $0.49     562,660   $0.49   1,163,327   $0.49
  Granted............... 143,087    0.49     734,040    0.49   1,588,652    0.31
  Exercised............. (15,780)   0.49     (50,413)   0.49    (208,512)   0.49
  Cancelled............. (78,221)   0.49     (82,960)   0.49    (705,177)   0.46
                         -------   -----   ---------   -----   ---------   -----
Outstanding--end of
 year................... 562,660   $0.49   1,163,327   $0.49   1,838,290   $0.35
                         =======   =====   =========   =====   =========   =====
Weighted-average fair
 value of options
 granted during the
 year...................           $0.16               $0.13               $0.06
                                   =====               =====               =====

The following table summarizes information about stock options outstanding at December 31, 1997:

                           OUTSTANDING                           EXERCISABLE
              -------------------------------------------   --------------------------
                                               WEIGHTED                     WEIGHTED
 RANGE OF                      REMAINING       AVERAGE                      AVERAGE
 EXERCISE       NUMBER        CONTRACTUAL      EXERCISE       NUMBER        EXERCISE
  PRICES      OUTSTANDING     LIFE (YEARS)      PRICE       EXERCISABLE      PRICE
----------    -----------     ------------     --------     -----------     --------
$0.25-0.55     1,838,290          9.07          $0.35         886,469        $0.45

At December 31, 1997, there were 964,326 options available for future grant and 886,469 options were exercisable.

Pro forma disclosure information regarding net loss is required by FAS 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimal value option pricing model with the following weighted average assumptions for 1995, 1996 and 1997, respectively: risk-free interest rates of 7.5%, 7.5% and 6.5%; dividend yields of 0%; and a weighted average life of the options of four years. Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded stock options, and because changes in subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. The Company's pro forma information is as follows:

                                              YEARS ENDED DECEMBER 31,
                                        --------------------------------------
                                           1995         1996          1997
                                        -----------  -----------  ------------
Pro forma net loss..................... $(3,738,005) $(8,473,216) $(15,989,687)
Pro forma basic net loss per share..... $     (1.74) $     (3.95) $      (7.02)

                                EDiX Corporation

                   Notes to Consolidated Financial Statements


7. SHAREHOLDERS' EQUITY (CONTINUED)

COMMON STOCK RESERVED

At December 31, 1997, a total of 18,634,834 shares of the Company's common stock have been reserved, 15,727,957 shares for conversion of convertible preferred stock, 266,106 shares upon exercise of warrants and other rights to purchase and 2,802,616 shares reserved for issuance under the Stock Option Plans.

WARRANTS

In connection with the $6,000,000 convertible bridge notes, EDiX issued warrants to purchase up to 40,000 shares of Series B convertible preferred stock. The warrants are exercisable at $3.50 per share, subject to adjustments for antidilution, and expire on December 31, 2001.

In connection with the capital equipment financing facility, EDiX issued warrants to purchase up to 51,429 shares of Series B convertible preferred stock. The warrants are exercisable at $3.50 per share, subject to adjustment for antidilution, and expire on November 15, 2001.

8. INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1997 are shown below. At December 31, 1997, a valuation allowance of $9,134,000 has been recognized as realization of such assets is uncertain.

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
Deferred tax assets:
  Net operating loss and research credit
   carryforwards..................................... $ 4,765,000  $ 8,584,000
  Acquired intangibles...............................     282,000      160,000
  Accruals...........................................      89,000      375,000
  Reserves...........................................      60,000      211,000
  Deferred revenue...................................      77,000           --
                                                      -----------  -----------
Total deferred tax assets............................   5,273,000    9,330,000
Valuation allowance..................................  (5,273,000)  (9,155,000)
                                                      -----------  -----------
                                                               --      175,000
Deferred tax liability
  Depreciation.......................................          --     (175,000)
                                                      -----------  -----------
Net deferred tax assets.............................. $        --  $        --
                                                      ===========  ===========

At December 31, 1997, the Company has federal and state tax net operating loss carryforwards of approximately $23,305,000 and $9,875,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the 50% limitation on the utilization of California loss carryforwards. The federal and state tax loss carryforwards will begin to expire in 2009 and 1999, unless previously utilized. The Company also has a federal research and development tax credit carryforward of approximately $92,000 which will begin to expire in 2009 unless previously utilized.

                                EDiX Corporation

                   Notes to Consolidated Financial Statements


8. INCOME TAXES (CONTINUED)

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

9. EMPLOYEE BENEFIT PLAN

Effective January 1, 1995, EDiX approved a 401(k) savings plan covering most of its employees. Employees who are 21 years of age with 1,000 hours of service may contribute to the plan. EDiX may make elective matching employer contributions in an amount determined by the Board of Directors in the form of either cash or stock of EDiX. EDiX's contributions vest 20% after two years of service, and become fully vested after five years of service or upon retirement, death or disability. As of the year ended December 31, 1997, no employer contributions have ever been made.

10. YEAR 2000 COSTS (UNAUDITED)

The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Company presently believes that, with modifications and upgrades to existing software, the Year 2000 issue will not pose significant operations problems for the Company's computer systems. However, if such modifications and upgrades are not completed timely, the Year 2000 issue may have a material impact on the operation of the Company.

11. SUBSEQUENT EVENTS

CANCELLATION OF SHAREHOLDER NOTES

In February 1998, the Company entered into a Transition Agreement, Amendment of Promissory Note and Release with a former officer. In connection with the agreement, and consistent with the terms outlined in the 1994 Securities Purchase Agreement the Company rescinded the 1994 purchase by the former officer of 57,718 shares of Series A preferred stock and cancelled the related shareholder note. The principal due on the note at the time of cancellation was $189,500.

SALE OF SERIES A-1 CONVERTIBLE PREFERRED STOCK

In February 1998, EDiX completed the sale of 19,157,098 shares of Series A-1 convertible preferred stock at $0.10 per share for net proceeds to the Company of $1,915,710. The Series A-1 convertible preferred stock includes liquidation preferences and conversion rights at $0.10 per share. In connection with the sale of Series A-1 convertible preferred stock, all of the outstanding shares of Series A, Series B, Series C and Series D convertible preferred stock were converted into 173,934,824 shares of common stock. Also in connection with the sale of Series A-1 convertible preferred stock, the Company effected a 20-to-1 reverse stock split of all of the shares of the Company's stock.

LINE OF CREDIT

In February 1998, the term of the Company's $1,000,000 accounts receivable line of credit was extended from February 1998 to April 1998.

In April 1998, the Company entered into a new $2,500,000 Loan and Security Agreement with a commercial lender to replace the $1,000,000 accounts receivable line of credit. Under the Loan and Security Agreement,

                                EDiX Corporation

                   Notes to Consolidated Financial Statements


11. SUBSEQUENT EVENTS (CONTINUED)

LINE OF CREDIT (CONTINUED)

the Company can borrow up to 85% of eligible accounts receivable, up to a maximum of $2,500,000. Interest accrues at the lender's base rate plus 2.5% (11.0% at August 31, 1998). The Loan and Security Agreement is secured by a senior interest in EDiX's accounts receivable and a subordinated interest in all of the other assets of the Company. The agreement expires in April 1999. At August 31, 1998, $2,500,000 was outstanding under the Loan and Security Agreement.

In August 1998, the Company obtained a $1,100,000 60-day bridge note as an amendment to the Loan and Security Agreement, increasing the total amount available under the agreement to $3,600,000. The interest rate on the note is 14%. The note was paid in September 1998.

LONG-TERM DEBT

In May 1998, the Company signed an amendment to an existing capital equipment financing facility with a commercial lender, increasing the limit from $5,000,000 to $6,000,000. The amendment allows for the financing of equipment purchases through December 1998. In connection with the amendment, the Company issued warrants to purchase an aggregate of 678,710 shares of common stock at $0.20 per share.

STOCKHOLDER NOTES

In June 1998, the Company issued $1,000,000 in one-year subordinated promissory notes to certain stockholders. Interest on the notes accrues at 12% per year and is payable semi-annually in arrears. The notes are unsecured.

AMENDMENT TO 1997 STOCK INCENTIVE PLAN

In June 1998, the Company increased the number of shares of common stock which may be sold or for which options may be granted under the 1997 Stock Incentive Plan to 2,000,000 shares.

AGREEMENT AND PLAN OF MERGER

On September 11, 1998, the Company entered into an Agreement and Plan of Merger with IDX Systems Corporation, a healthcare information systems solution provider based in Burlington, Vermont. The merger will be accounted for as a pooling of interests and is expected to close on January 30, 1999. Under terms of the agreement, EDiX Corporation shareholders and option holders will receive an aggregate of between 415,000 and 498,000 shares of IDX common stock, based on the closing price of the IDX common stock on the five consecutive trading days and ending three consecutive trading days prior to the closing, subject to a downward adjustment in the event of certain contingencies.

Based on the closing price of the IDX common stock on September 10, 1998, the transaction is valued at approximately $20 million, plus the assumption of EDiX Corporation debt. In addition, IDX has agreed to loan EDiX up to $5 million, subject to certain conditions, to fund EDiX operations prior to the closing. Under terms of the loan agreement, promissory notes will be issued up to a maximum of $5 million with a maturity date of September 2003 and bearing interest at an annual rate of 14%.

                                EDIX CORPORATION

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

ASSETS
------
Current Assets:
  Cash and cash equivalents.......................................... $     22
  Accounts receivable, net...........................................    3,583
  Other current assets...............................................      341
                                                                      --------
Total current assets.................................................    3,946
Property and equipment, net..........................................    4,445
Accounts receivable from related parties.............................       28
Other assets.........................................................        1
                                                                      --------
                                                                      $  8,420
                                                                      ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Current liabilities:
  Lines of credit.................................................... $  2,531
  Accounts payable...................................................    1,578
  Accrued liabilities................................................    1,779
  Current portion of long-term debt and capital lease obligations....    2,552
                                                                      --------
Total current liabilities............................................    8,440
Long-term debt and capital lease obligations, less current portion...    2,274
Note payable to IDX..................................................    2,016
Shareholders' equity (deficit):
  Series A-1 convertible preferred stock, $0.001 par value,:
   Authorized shares--20,000,000.....................................
   Issued and outstanding shares--957,885............................
   Liquidation preferences--$1,915,710...............................    1,850
  Common stock, $0.001 par value:
   Authorized shares--24,000,000
   Issued and outstanding shares--8,817,318..........................        9
  Additional paid-in capital.........................................   30,867
  Accumulated deficit................................................  (37,036)
                                                                      --------
Total shareholders' equity (deficit).................................   (4,310)
                                                                      --------
                                                                      $  8,420
                                                                      ========

            See note to unaudited consolidated financial statements.

                                EDIX CORPORATION

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE MONTHS
                                                              ENDED SEPTEMBER
                                                                    30,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
Net revenues................................................. $20,449  $15,011
Costs and expenses:
  Cost of revenues...........................................  20,578   15,726
  Selling and administration.................................   3,821    4,268
  Development and technical support..........................   2,712    2,401
                                                              -------  -------
Loss from operations.........................................  (6,662)  (7,384)
Interest (expense) income, net...............................    (747)    (346)
                                                              -------  -------
Net loss..................................................... $(7,409) $(7,730)
                                                              =======  =======
Basic and diluted net loss per share......................... $ (0.97) $ (3.34)
Weighted average shares......................................   7,658    2,315

            See note to unaudited consolidated financial statements.

                                EDIX CORPORATION

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
OPERATING ACTIVITIES
Net loss....................................................  $(7,409) $(7,730)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization.............................    1,310      959
  Write off of fixed assets.................................       38
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (762)    (672)
    Other assets............................................     (178)     231
    Accounts payable........................................      709     (568)
    Accrued liabilities.....................................     (590)       4
    Deferred revenue........................................               (96)
                                                              -------  -------
Net cash used in operating activities.......................   (6,882)  (7,872)
INVESTING ACTIVITIES
Net cash acquired in acquisitions...........................                 5
Acquisition of Health Information Associates, LLC...........            (3,916)
Acquisition of Computerized Patient Record Services, Inc. ..              (313)
Acquisition of Rocky Mountain Transcription.................               (38)
Purchase of property and equipment..........................   (1,344)  (1,502)
                                                              -------  -------
Net cash used in investing activities.......................   (1,344)  (5,764)
FINANCING ACTIVITIES
Proceeds from lines of credit...............................    2,531    1,000
Repayments on lines of credit...............................              (500)
Proceeds from long-term debt................................    6,612    1,326
Repayments on long-term debt................................   (3,424)    (602)
Proceeds from convertible bridge note.......................             6,000
Proceeds from issuance of convertible preferred stock, net..    1,849   10,278
Proceeds from issuance of common stock......................               109
Repayment of shareholder note receivable....................                60
                                                              -------  -------
Net cash provided by financing activities...................    7,568   17,671
                                                              -------  -------
Net (decrease) increase in cash and cash equivalents........     (658)   4,035
Cash and cash equivalents at beginning of year..............      680      493
                                                              -------  -------
Cash and cash equivalents at end of period..................  $    22  $ 4,528
                                                              =======  =======
Cash paid for interest......................................  $   731  $   346
Conversion of bridge notes into Series C convertible
 preferred stock............................................             6,000
Acquisition of Rocky Mountain Transcription in exchange for
 note.......................................................                88

            See note to unaudited consolidated financial statements.

              Notes to Unaudited Consolidated Financial Statements

NOTE 1--BASIS OF PRESENTATION

The interim unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with generally accepted accounting principles. Accordingly, certain information and footnote disclosures normally included in annual financial statements have been omitted or condensed. In the opinion of management, all necessary adjustments have been made to provide a fair presentation. The operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the audited consolidated financial statements and footnotes included elsewhere herein.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            IDX SYSTEMS CORPORATION,

                          UNDERWOOD ACQUISITION CORP.

                                      AND

                                EDiX CORPORATION

                               September 11, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I--THE MERGER.....................................................  A-1
    1.1  The Merger.......................................................   A-1
    1.2  The Closing......................................................   A-1
    1.3  Actions at the Closing...........................................   A-1
    1.4  Additional Action................................................   A-2
    1.5  Conversion of Shares.............................................   A-2
    1.6  Dissenting Shares................................................   A-4
    1.7  Fractional Shares................................................   A-4
    1.8  Escrow...........................................................   A-4
    1.9  Post-Closing Balance Sheet.......................................   A-5
    1.10 Options and Warrants.............................................   A-5
    1.11 Indemnification Representative...................................   A-6
    1.12 Certificate of Incorporation.....................................   A-7
    1.13 By-laws..........................................................   A-7
    1.14 Directors and Officers...........................................   A-7
    1.15 No Further Rights................................................   A-7
    1.16 Closing of Transfer Books........................................   A-7
    1.17 Tax-Free Reorganization..........................................   A-7
    1.18 Accounting Treatment.............................................   A-7
 ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................  A-7
    2.1  Organization, Qualification and Corporate Power..................   A-7
    2.2  Capitalization...................................................   A-8
    2.3  Authorization of Transaction.....................................   A-8
    2.4  Noncontravention.................................................   A-8
    2.5  Subsidiaries.....................................................   A-9
    2.6  Financial Statements.............................................  A-10
    2.7  Absence of Certain Changes.......................................  A-10
    2.8  Undisclosed Liabilities..........................................  A-10
    2.9  Tax Matters......................................................  A-11
    2.10 Assets...........................................................  A-12
    2.11 Owned Real Property..............................................  A-12
    2.12 Intellectual Property............................................  A-12
    2.13 Inventory........................................................  A-14
    2.14 Real Property Leases.............................................  A-14
    2.15 Contracts........................................................  A-15
    2.16 Accounts Receivable..............................................  A-17
    2.17 Powers of Attorney...............................................  A-17
    2.18 Insurance........................................................  A-17
    2.19 Litigation.......................................................  A-17
    2.20 Warranty.........................................................  A-18
    2.21 Employees........................................................  A-18
    2.22 Employee Benefits................................................  A-18
    2.23 Environmental Matters............................................  A-20
    2.24 Legal Compliance.................................................  A-21
    2.25 Permits..........................................................  A-21
    2.26 Certain Business Relationships With Affiliates...................  A-21
    2.27 Brokers' Fees....................................................  A-21
    2.28 Books and Records................................................  A-21

                                                                          PAGE
                                                                          ----
    2.29 Customers and Suppliers........................................  A-21
    2.30 Pooling........................................................  A-22
    2.31 Company Action.................................................  A-22
    2.32 Prepayments, Prebilled Invoices and Deposits...................  A-22
    2.33 Banking Facilities.............................................  A-22
    2.34 Year 2000......................................................  A-23
    2.35 Disclosure.....................................................  A-23
    2.36 Information in Registration Statement..........................  A-23
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
  TRANSITORY SUBSIDIARY.................................................. A-23
    3.1  Organization...................................................  A-23
    3.2  Capitalization.................................................  A-23
    3.3  Authorization of Transaction...................................  A-23
    3.4  Noncontravention...............................................  A-24
    3.5  Reports and Financial Statements...............................  A-24
    3.6  Brokers' Fees..................................................  A-24
    3.7  Legality of Merger Shares......................................  A-24
    3.8  Disclosure.....................................................  A-24
 ARTICLE IV--COVENANTS................................................... A-25
    4.1  Best Efforts...................................................  A-25
    4.2  Notices and Consents...........................................  A-25
    4.3  Registration; Special Meeting; Other Actions...................  A-25
    4.4  Operation of Business..........................................  A-26
    4.5  Full Access....................................................  A-27
    4.6  Notice of Breaches.............................................  A-27
    4.7  Exclusivity....................................................  A-27
    4.8  Agreements from Certain Affiliates of the Company..............  A-28
    4.9  Monthly Financial Statements...................................  A-28
    4.10 Nasdaq National Market.........................................  A-28
    4.11 Blue Sky Approvals.............................................  A-28
    4.12 Hart-Scott-Rodino Act..........................................  A-28
    4.13 Pooling Accounting.............................................  A-28
    4.14 Indemnification of Company Officers and Directors..............  A-28
    4.15 Resolution of Computer Issue...................................  A-29
 ARTICLE V--CONDITIONS TO CONSUMMATION OF MERGER......................... A-29
    5.1  Conditions to Each Party's Obligations.........................  A-29
               Conditions to Obligations of the Buyer and the Transitory
    5.2  Subsidiary.....................................................  A-30
    5.3  Conditions to Obligations of the Company.......................  A-31
 ARTICLE VI--INDEMNIFICATION............................................. A-32
    6.1  Indemnification................................................  A-32
    6.2  Method of Asserting Claims.....................................  A-33
    6.3  Survival.......................................................  A-33
    6.4  Limitations....................................................  A-34
 ARTICLE VII--TAX MATTERS................................................ A-34
    7.1  Preparation and Filing of Tax Returns..........................  A-34
    7.2  Tax Indemnification by the Company Stockholders................  A-35
    7.3  Allocation of Certain Taxes....................................  A-35

                                                                            PAGE
                                                                            ----
    7.4   [Intentionally omitted]........................................   A-35
    7.5   Cooperation on Tax Matters.....................................   A-35
    7.6   Termination of Tax-Sharing Agreements..........................   A-35
 ARTICLE VIII--TERMINATION................................................  A-36
    8.1   Termination of Agreement.......................................   A-36
    8.2   Effect of Termination..........................................   A-36
    8.3   Termination Fees...............................................   A-36
 ARTICLE IX--DEFINITIONS..................................................  A-37
 ARTICLE X--MISCELLANEOUS.................................................  A-39
    10.1  Press Releases and Announcements...............................   A-39
    10.2  No Third Party Beneficiaries...................................   A-39
    10.3  Entire Agreement...............................................   A-39
    10.4  Succession and Assignment......................................   A-39
    10.5  Counterparts...................................................   A-40
    10.6  Headings.......................................................   A-40
    10.7  Notices........................................................   A-40
    10.8  Governing Law..................................................   A-40
    10.9  Amendments and Waivers.........................................   A-41
    10.10 Severability...................................................   A-41
    10.11 Expenses.......................................................   A-41
    10.12 Specific Performance...........................................   A-41
    10.13 Submission to Jurisdiction.....................................   A-41
    10.14 Construction...................................................   A-42
    10.15 Incorporation of Exhibits and Schedules........................   A-42
 Exhibits
 Exhibit A--Escrow Agreement
 Exhibit B--Affiliate's Agreement
 Exhibit C--Form of Opinion of Counsel to the Company
 Exhibit D--Form of Opinion of General Counsel to the Buyer
 Exhibit E--Form of Closing Certificate of the Buyer and the Transitory
  Subsidiary

                          AGREEMENT AND PLAN OF MERGER

   Agreement and Plan of Merger entered into as of September 11, 1998 by and among IDX Systems Corporation, a Vermont corporation (the "Buyer"), Underwood Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and EDiX Corporation, a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

   This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive capital stock of the Buyer in exchange for their capital stock of the Company. This Agreement contemplates a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). It is intended that the merger shall be accounted for on a pooling of interests basis.

   Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I

                                   THE MERGER

   1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State. The Merger shall have the effects set forth in Section 251 of the Delaware General Corporation Law.

   1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, commencing at 9:00 a.m. local time on January 30, 1999, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

   1.3 Actions at the Closing. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger, (d) each of the Company Stockholders (as defined below) shall deliver to the Buyer the certificates ("Certificates") representing his, her or its Company Shares (as defined below), (e) the Buyer shall deliver to the Indemnification Representative (as defined below), for distribution to the Company Stockholders, certificates for the Initial Shares (as defined below) in accordance with Section 1.5 and (f) the Buyer, the Indemnification Representative and the Escrow Agent (as defined therein) shall execute and deliver the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.8.

   1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

   1.5 Conversion of Shares.

      (a) Immediately prior to the Effective Times each issued and outstanding share of Series A-1 Preferred Stock of the Company shall be converted into one share of Common Stock of the Company. The Common Stock and the Series A-1 Preferred Stock are collectively referred to herein as the ("Company Shares").

      (b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities (each, a "Company Stockholder"):

         (i) Each share of Common Stock of the Company (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.8) such number of shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio. The "Conversion Ratio" shall be the result obtained by (A) dividing $19,930,000 (as such amount may be adjusted pursuant to subparagraph vii below, the "Purchase Price"), by the average of the closing sale prices per share of Buyer Common Stock on the five consecutive trading days ending three business days before the Closing (the "Buyer Stock Price"), (B) then multiplying such quotient (the "Clause A Quotient") by (i) the number of Company Shares issued and outstanding immediately prior to the Closing divided by (ii) the sum of (x) the number of Company Shares issued and outstanding immediately prior to the Closing, (y) the number of Company Shares issuable upon the exercise of Options (as defined below), and (z) the number of Company Shares issuable upon the exercise of Warrants (as defined below), whether vested or unvested or subject to repurchase by the Company following such exercise, and (C) then dividing such quotient (the "Clause B Quotient") by the number of Company Shares issued and outstanding immediately prior to the Closing. For example, if the Buyer Stock Price is $48.00, the number of outstanding Company Shares is 150, the number of shares issuable upon exercise of outstanding Options is 30, the number of shares issuable upon the exercise of outstanding Warrants is 20, then the Conversion Ratio would be computed as follows: (A) $19,930,000 / $48.00 = 415,208; (B) 415,208 X 150/[150 + 30 + 20]
= 311,406; (C) 311,406 / 150 = 2,076 shares of Buyer Common Stock for each one Company Share. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event (each, a "Recapitalization") affecting the Buyer Common Stock between the date of this Agreement and the Effective Time.

         (ii) Each outstanding grant of Options, whether vested or unvested, shall be exchanged into and collectively represent the right to receive (subject to the provisions of Section 1.8) such number of shares of Buyer Common Stock as is equal to the number obtained by (A) subtracting the Clause B Quotient from the Clause A Quotient, (B) multiplying the resulting number by
(X) the total number of Options divided by (Y) the total number of Options and Warrants, (C) multiplying the resulting number by (X) the number of Options in such Option grant divided by (Y) the total number of Options, and (D) multiplying the resulting number by the number that is determined to represent the appropriate adjustment to reflect the present fair market value of such Option grant, taking into consideration the exercise price, vesting schedule and other appropriate factors (it being understood that certain grants of Options may have a fair market value of zero and accordingly shall not be entitled to receive any Merger Shares (as defined below)) (such number of shares, the "Option Shares"). For purposes of determining the pro rata allocation of the Option Shares to each holder of a Option that is part of an Option grant, the numerator shall be the number of Options held by such holder and the denominator shall be the total number of Options in such Option grant as set forth on Section 1.10(a) of the Disclosure Schedule. For example, if the Buyer Stock Price is $48.00, the number of outstanding Company Shares is 150, the number of Company Shares issuable upon outstanding Options is 30, the number of shares issuable upon the exercise of outstanding Warrants is 20, and the appropriate present fair market value adjustment discount for the Options to acquire two Company Shares granted on a particular date is 60% (.6), then the number of shares of Buyer Common Stock would be computed as follows: (A) 415,208 - 311,406 = 103,802; (B) 103,802 X
30/30 + 20 = 62,281; (C) 62,281 X 2/30 = 4,152; (D) 4,152 X .6 = 2,491 shares of Buyer Common Stock would be given in exchange for all of the outstanding Options granted on such date to acquire two Company Shares.

         (iii) Holders of the Company Shares shall be entitled to receive immediately 90% of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to Section 1.5(b)(i) (the "Stockholder Initial Shares"), and the remaining 10% of the shares of Buyer Common Stock into which Company Shares were converted pursuant to Section 1.5(b)(i) (the "Stockholder Escrow Shares") shall be deposited in escrow pursuant to Section 1.8 hereof and shall be held and disposed of in accordance with the terms of the Escrow Agreement. Holders of Options shall be entitled to receive immediately 90% of the Option Shares (the "Optionholder Initial Shares"), and the remaining 10% of the Option Shares (the "Optionholder Escrow Shares") shall be deposited into escrow pursuant to Section 1.8 hereof and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Stockholder Initial Shares and the Optionholder Initial Shares shall together be referred to herein as the "Initial Shares." The Stockholder Escrow Shares and the Optionholder Escrow Shares shall together be referred to herein as the "Escrow Shares." The Initial Shares and the Escrow Shares shall together be referred to as the "Merger Shares."

         (iv) Notwithstanding the foregoing, if the Buyer Stock Price is greater than $48.00 per share (subject to equitable adjustment in the event of any Recapitalization) the Buyer shall issue such number of Merger Shares as is equal to the Purchase Price divided by $48.00 (subject to adjustment in the event of a Recapitalization) which amount of Merger Shares shall be used for calculating the respective amounts due the holders of Company Shares and the holders of Options for the purpose of determining the Clause A Quotient in
Section 1.5(b)(i) and Section 1.5(b)(ii) above.

         (v) Further notwithstanding the foregoing, to the extent that the Buyer Stock Price is between $35.00 and $40.00 per share (subject to equitable adjustment in the event of any Recapitalization) the Buyer shall issue a maximum of such number of Merger Shares as is equal to the Purchase Price divided by $40.00 (subject to adjustment in the event of a Recapitalization) which amount of Merger Shares shall be used for calculating the respective amounts due to the holders of Company Shares and the holders of Options for the purpose of determining the Clause A Quotient in Section 1.5(b)(i) and Section 1.5(b)(ii) above.

         (vi) Further notwithstanding the foregoing, the Buyer shall have the right to terminate this Agreement pursuant to Section 8.1 if the Buyer Stock Price is less than $35.00 per share (subject to equitable adjustment in the event of any Recapitalization).

         (vii) Further notwithstanding the foregoing, the Purchase Price to be delivered at the Closing shall be reduced dollar for dollar by the aggregate amount of any and all expenses, liabilities or damages incurred by the Company or any Subsidiary in connection with the resolution of, or in any way related to, the Computer Issue (as such term is defined in Section 2.12 of the Disclosure Schedule) on or prior to the Closing Date (such amount the "Computer Expenses") as evidenced by the Computer Certificate (as defined below) to be delivered by the Company to the Buyer at least three days before the Closing (the "Purchase Price Adjustment Closing Certificate"). The Company and the Subsidiaries shall not incur Computer Expenses in excess of the amount set forth in the Purchase Price Adjustment Closing Certificate, and any Computer Expenses incurred by the Company and the Subsidiaries in excess of such amounts shall be recovered by the Buyer pursuant to the Escrow Agreement without regard to the provisions of the first sentence of Section 6.4(a).

      (c) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

      (d) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

   1.6 Dissenting Shares.

      (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his or her right to appraisal under the Delaware General Corporation Law or withdrawn, with the consent of the Company, his or her demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his or her right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5(b), and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such Company Stockholder a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 1.5(b) (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing 10% of the Merger Shares to which such holder is entitled pursuant to Section 1.5(b) (which shares shall be considered Escrow Shares for all purposes of this Agreement).

      (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

   1.7 Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Initial Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such person would be entitled, rounded down to the nearest whole number.

   1.8 Escrow.

      (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5(b), for the purpose of securing the indemnification obligations of the Company Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

      (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representative.

   1.9 Post-Closing Balance Sheet. Not later than 30 calendar days after the Closing Date, the Indemnification Representative shall deliver to the Buyer a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied consistently with the Company's past practices (to the extent such past practices are consistent with GAAP), as the case may be, subject to the adjustments set forth in this Section 1.9 (which shall be in addition to and not in lieu of those required by GAAP) and shall be certified by the Company's Chief Financial Officer.

   1.10 Options and Warrants.

      (a) (i) As of the Effective Time, all options to purchase Company Shares issued by the Company pursuant to the stock option agreements set forth on
Section 1.10(a) of the Disclosure Schedule (as defined below) ("Options"), whether vested or unvested, shall be exchanged into and represent the right to receive (subject to the provisions of Section 1.8) such number of shares of Buyer Common Stock as is equal to the holder of such Option's pro rata share of the consideration determined pursuant to Section 1.5(b)(ii). Section 1.10(a) of the Disclosure Schedule shall indicate the date of grant of each Option, the vesting schedule and the exercise price.

         (ii) As of the Effective Time, each Warrant (as defined below) outstanding at the Effective Time, shall be assumed by the Buyer. Immediately after the Effective Time, each Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Warrant multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lowest whole number). The exercise price per share of each such assumed Warrant shall be equal to the exercise price of such Warrant immediately prior to the Effective Time, divided by the Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next highest whole cent). The term, exercisability, vesting schedule, repurchase provisions and all of the other terms of the Warrants shall otherwise remain unchanged.

      (b) The Company shall cause the exercise prior to the Closing Date or the termination in accordance with the terms of the Agreement, as of the Effective Time, of any warrants, contingent obligations, options or other rights to purchase Company Shares other than the Options (collectively referred to as the "Warrants") which remain unexercised, all of which are set forth in Section 1.10(b) of the Disclosure Schedule.

      (c) The Company has obtained a written consent from each of the following holders of Options to the amendment to waive the accelerated vesting under such
Option:

               Lisa Ayala; Gene Barduson; Vincent Estrada;
               Andrew Putterbaugh, Joseph Grane; Armando
               Jackson; John Bonsee; David Blue; Connie Symes; Laura Fackreli; Kathleen Johnson; Lynn Runyan; Len Shaw; Michael Kimball; Doug Murray; and Bonnie Sullivan.

      (d) The Company shall use its best efforts to obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the amendment or exercise of such Option or Warrant pursuant to this Section 1.10, and in the case of holders of Options, the consent to be bound by the provisions of this Agreement and the Escrow Agreement.

   1.11 Indemnification Representative.

      (a) In order to efficiently administer the transactions contemplated hereby, including (i) the waiver of any condition to the obligations of the Company Stockholders to consummate the transactions contemplated hereby, (ii) the preparation of the Closing Balance Sheet, (iii) the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Company pursuant to the Escrow Agreement,
Article VI and Article VII, below, the Company Stockholders hereby designate Joel D. Liffmann as their representative (the "Indemnification Representative").

      (b) The Company Stockholders hereby authorize the Indemnification Representative (i) to take all action necessary in connection with the waiver of any condition to the obligations of the Company Stockholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Company pursuant to the Escrow Agreement, Article VI and
Article VII below, (ii) to give and receive all notices required to be given under this Agreement and the Escrow Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Stockholders by the terms of this Agreement or the Escrow Agreement.

      (c) In the event that the Indemnification Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Company Stockholders holding, prior to the Closing, a majority of the Company Shares as set forth on Attachment A to the Escrow Agreement shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Indemnification Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

      (d) All decisions and actions by the Indemnification Representative, including without limitation any agreement between the Indemnification Representative and the Buyer relating to the defense or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Company pursuant to the Escrow Agreement, Article VI and
Article VII below, shall be binding upon all of the Company Stockholders and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

      (e) By his, her or its approval of this Agreement, each Company Stockholder agrees that:

         (i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Indemnification Representative as to the settlement of any claims for indemnification by the Buyer and/or the Company pursuant to the Escrow Agreement, Article VI and Article VII below or any other actions required or permitted to be taken by the Indemnification Representative hereunder or under the Escrow Agreement, and no party hereunder shall have any cause of action against the Buyer to the extent the Buyer has relied upon the instructions or decisions of the Indemnification Representative;

         (ii) all actions, decisions and instructions of the Indemnification Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against the Indemnification Representative for any action taken, decision made or instruction given by the Indemnification Representative under this Agreement, except for fraud or willful breach of this Agreement by the Indemnification Representative;

         (iii) the provisions of this Section 1.11 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

         (iv) remedies available at law for any breach of the provisions of this Section 1.11 are inadequate; therefore, the Buyer and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer and/or the Company brings an action to enforce the provisions of this Section 1.11; and

         (v) the provisions of this Section 1.11 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the Company Stockholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

      (f) All reasonable out-of-pocket expenses incurred by the Indemnification Representative shall be paid by the Company Stockholders in proportion to their ownership of Company Shares as set forth in Attachment A to the Escrow Agreement attached hereto and shall be paid from the Escrow Property (as defined in the Escrow Agreement) in accordance with the provisions of the Escrow Agreement.

   1.12 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

   1.13 By-laws. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

   1.14 Directors and Officers. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Transitory Subsidiary shall became the officers of the Surviving Corporation as of the Effective Time, in their respective positions with the Transitory Subsidiary.

   1.15 No Further Rights. From and after the Effective Time, no Company Shares, Options or Warrants shall be deemed to be outstanding, and holders of Certificates, or agreements relating to Options or Warrants, as the case may be, shall cease to have any rights with respect thereto, except as provided herein or by law.

   1.16 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5(b), subject to Section 1.8 and Section
1.9 and to applicable law in the case of Dissenting Shares.

   1.17 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

   1.18 Accounting Treatment. The business combination to be effected by the Merger is intended to be treated for accounting purposes as a "pooling of interests."

           ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be initialed by the Parties and shall be arranged in section and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding section or paragraph in this Article II.

   2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, each of which jurisdiction is set forth in Section
2.1 of the Disclosure Schedule and/or the filing of Tax Returns (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

   2.2 Capitalization. The authorized capital stock of the Company consists of 16,100,000 Company Shares, of which 9,775,173 shares are issued and outstanding and no shares are held in the treasury of the Company. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number of Company Shares held by each stockholder, and (ii) all holders of Options and Warrants, indicating the number of Company Shares subject to each Option and Warrant and the exercise price thereof. True and complete copies of all Options and Warrants have previously been provided to the Buyer. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options and Warrants, when issued in compliance with the terms of such Options or Warrants, will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule, which Warrants will expire or be exercised in full prior to the Effective Time or be assumed by the Buyer at the Effective Time pursuant to Section 1.10(a) and which Options will expire or be cancelled or exercised prior to the Effective Time or be exchanged into a right to receive shares of Buyer Common Stock pursuant to Section 1.10(a) at the Effective Time. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any Company Shares. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

   2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Company has taken all necessary corporate actions relating to its stock option plans, warrants and other securities to effect the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

   2.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act, any applicable state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter, By-laws or comparable agreement or document of the Company or any corporation, partnership, limited liability company or other form of business association (each, a "Business

Entity") with respect to which the Company, directly or indirectly, either (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or to control the operations and governance of the Business Entity in a similar manner) or (ii) in the case of a partnership, serves as the general partner or holds a majority of the partnership interests (each, a "Subsidiary"), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"),
(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, capital lease arrangements, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the Company (the "Ordinary Course of Business") and not incurred in connection with the borrowing of money.

   2.5 Subsidiaries.

      (a) Section 2.5(a) of the Disclosure Schedule sets forth for each Subsidiary that is not a partnership (a "Corporate Subsidiary") (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. Each Corporate Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Corporate Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification and/or the filing of Tax Returns. Each Corporate Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer correct and complete copies of the charter and By-laws of each Corporate Subsidiary, as amended to date. No Corporate Subsidiary is in default under or in violation of any provision of its charter or By-laws. All of the issued and outstanding shares of capital stock of each Corporate Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Corporate Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Corporate Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Corporate Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Corporate Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Corporate Subsidiary.

      (b) Section 2.5(b) of the Disclosure Schedule sets forth for each Subsidiary that is a partnership (a "Partnership Subsidiary") (i) its name and jurisdiction of formation and (ii) the name and address of each person or entity holding an interest in the Partnership Subsidiary and the amount of the interest. Each Partnership Subsidiary is duly organized, legally existing and in corporate and tax good standing under the laws of the jurisdiction of its formation. Each Partnership Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification and/or the filing of Tax Returns. Each Partnership Subsidiary has all requisite partnership power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer correct and complete copies of the organizational documents of each Partnership Subsidiary, as amended to date, including without limitation its partnership agreement and, if applicable, its certificate of limited partnership. No Partnership Subsidiary is in default under or in violation of any provision of its partnership agreement. The partnership interests in each Partnership Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Partnership Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any interest in any Partnership Subsidiary. No Partnership Subsidiary has any employees.

      (c) The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

   2.6 Financial Statements. The Company has previously furnished to the Buyer complete and accurate copies of its (a) audited balance sheets and related statements of income, retained earnings, stockholders' equity and cash flows for the fiscal year ended December 31, 1996 and a draft of its audited balance sheets and related statements of income, retained earnings, shareholders' equity and cash flows for the fiscal year ended December 31, 1997, and (b) unaudited balance sheet (the "Most Recent Balance Sheet") and related statements of income, retained earnings, stockholders' equity and cash flows for the seven-month period ended July 31, 1998 (the "Balance Sheet Date"). The foregoing financial statements (the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and except that the Most Recent Balance Sheet and related unaudited statements of income do not include footnotes and are subject to normal and recurring year-end audit adjustments, which will not individually or in the aggregate be material in amount), fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries, on a consolidated basis, as of the respective dates thereof and for the periods referred to therein, and are consistent with the books and records of the Company and the Subsidiaries, as the case may be. The accruals for vacation, sickness and disability expenses are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with GAAP.

   2.7 Absence of Certain Changes. Since the Balance Sheet Date, (a) there has not been any material adverse change in the assets, business, financial condition, results of operations or future prospects of the Company and its Subsidiaries, taken as a whole, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (p) of Section 4.4. The Company has not been profitable as is disclosed in the Financial Statements, and does not expect to be profitable prior to the Closing. The Company's continued lack of profitability consistent with the results of operations in the Financial Statements will not be considered a material adverse effect for purposes of this Agreement.

   2.8 Undisclosed Liabilities. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is included in Section 2.8 of the Disclosure Schedule (b) liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business of the Company and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual liabilities incurred in the Ordinary Course of Business of the Company that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material.

   2.9 Tax Matters.

      (a) Each of the Company and the Subsidiaries has timely filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes (as defined below) due on or before the Closing Date whether or not shown on any such Tax Returns. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, profits, license, leave service, service use, severance, stamp, occupation, windfall profits, customs, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

      (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since 1994. No examination or audit of any Tax Returns of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company and the Subsidiaries, threatened or contemplated. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

      (c) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code.

      (d) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

      (e) Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement, and neither the Company nor any Subsidiary has any accrual or potential liability for any Taxes of any person or entity other than the Company and its Subsidiaries.

      (f) To the knowledge of the Company and each of its Subsidiaries, no claim exists by a taxing authority in any jurisdiction that the Company or any of its Subsidiaries is, or may be, subject to Taxes assessed by such jurisdiction for any period in which they did not file Tax Returns in such jurisdiction.

      (g) Neither the Company nor any of its Subsidiaries has made any payments, or is, or shall become, obligated (under any contract entered into on or before the Closing Date) to make any payments, that shall be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

      (h) Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed for (or been required to file for) consolidated, combined, or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members.

      (i) Neither the Company nor any Subsidiary is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

      (j) None of the assets of the Company or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under
Section 103(a) of the Code.

      (k) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

      (l) No state or federal "net operating loss" of the Company or any Subsidiary determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of state law occurring prior to the Closing Date.

   2.10 Assets.

      (a) Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest.

      (b) Section 2.10(b) of the Disclosure Schedule sets forth (i) a true, correct and complete list of all items of tangible personal property, including without limitation computers, furniture and equipment and purchased and capitalized software, owned by the Company or any Subsidiary, or not owned by the Company or any Subsidiary but in the possession of or used in the business of the Company or any Subsidiary (the "Personal Property"), other than individual assets with a book value of less than $10,000, and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company or any Subsidiary and the circumstances under which such Personal Property is used. Each item of Personal Property not owned by the Company or any Subsidiary is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company or any Subsidiary and the owner or lessor thereof, the obligations of the Company or such Subsidiary to such owner or lessor will be discharged.

   2.11 Owned Real Property. Neither the Company nor any Subsidiary now owns, or has ever owned, any real property.

   2.12 Intellectual Property.

      (a) Each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses legally enforceable right to use, all Intellectual Property (as defined below in this Section 2.12) used in the operation of its business or necessary for the operation of its businesses as presently proposed to be conducted. Each item of Intellectual Property owned by or used in the operation of the business of the Company or any Subsidiary at any time during the period covered by the Financial Statements will be owned or available for use by the Company on identical terms and conditions immediately following the Closing. Each of the

Company and the Subsidiaries has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Company and the Subsidiaries, no other person or Business Entity has any rights to any of the Intellectual Property owned or used by the Company or any Subsidiary (other than in connection with Intellectual Property representing commercially available software licensed to the Company on a non-exclusive basis), and no other person or Business Entity is infringing, violating or misappropriating any of the Intellectual Property that the Company or any Subsidiary owns or uses. For purposes of this Agreement, "Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(vi) other proprietary rights relating to any of the foregoing, and (vii) copies and tangible embodiments thereof.

      (b) None of the activities or business conducted by the Company or any of the Subsidiaries infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property rights of any other person or Business Entity. Neither the Company nor any Subsidiary has received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the knowledge of the Company and the Subsidiaries, there is no basis for any such complaint, claim or notice.

      (c) Section 2.12(c) of the Disclosure Schedule identifies each (i) patent or registration that has been issued to the Company or any Subsidiary with respect to any of its Intellectual Property, (ii) pending patent application or application for registration that the Company or any Subsidiary has made with respect to any of its Intellectual Property, and (iii) license or other agreement pursuant to which the Company or any Subsidiary has granted any rights to any third party with respect to any of its Intellectual Property. The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has specifically identified and made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except as set forth in
Section 2.12(c) of the Disclosure Schedule, with respect to each item of Intellectual Property that the Company or any Subsidiary owns:

         (A) subject to such rights as have been granted by the Company or any Subsidiary under license agreements entered into in the Ordinary Course of Business of the Company and the Subsidiaries, the Company or a Subsidiary possesses all right, title and interest in and to such item;

         (B) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

         (C) Subject to any indemnity given in agreements entered into in the Ordinary Course of Business of the Company and its Subsidiaries as set forth in
Section 2.12(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any person or Business Entity for or against any infringement, misappropriation or other conflict with respect to such item.

      (d) Section 2.12(d) of the Disclosure Schedule identifies each item of Intellectual Property used in the operation of the business of the Company and the Subsidiaries at any time during the period covered by the Financial Statements, or that the Company or any Subsidiary plans to use in the future, that is owned by a party other than the Company or a Subsidiary (other than commercially available desktop software applications generally available to the public, which are not listed in Section 2.12(d) of the Disclosure Schedule but with respect to which the representations set forth below on this Section 2.12(d) are true). The Company has supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Company or any Subsidiary uses such Intellectual Property, all of which are listed on Section 2.12(d) of the Disclosure Schedule (other than commercially available desktop software applications generally available to the public). Except as set forth in Section 2.12(d) of the Disclosure Schedule, with respect to each such item of Intellectual Property:

         (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally;

         (ii) such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally;

         (iii) neither the Company or any Subsidiary nor, to the knowledge of the Company and the Subsidiaries, any other party to such license, sublicense or other agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

         (iv) to the Company's and the Subsidiaries' knowledge, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction;

         (v) subject to any indemnity given in agreements entered into in the Ordinary Course of Business of the Company and its Subsidiaries as set forth in
Section 2.12(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any person or Business Entity for or against any interference, infringement, misappropriation or other conflict with respect to such item; and

         (vi) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement.

   2.13 Inventory. All inventory of the Company and the Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. The Company has no inventory recorded on its Most Recent Balance Sheet. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.

   2.14 Real Property Leases. Section 2.14 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.14 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.14 of the Disclosure Schedule:

      (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Company, and, to the knowledge of the Company, with respect to the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally;

      (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect with respect to the Company, and, to the knowledge of the Company, with respect to the other parties thereto, immediately following the Closing in accordance with the terms thereof as in effect prior to the

Closing, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally;

      (c) neither the Company or any Subsidiary nor, to the Company's knowledge any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

      (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

      (e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

      (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

      (g) to the knowledge of the Company, the owner of the facility leased or subleased by the Company or any Subsidiary has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the Intended Uses, occupancy or value of the property subject thereto; and

      (h) no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by the Company or any Subsidiary.

   2.15 Contracts.

      (a) Section 2.15 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company or any Subsidiary is a party:

         (i) any written arrangement (or group of related written arrangements) for the furnishing or receipt of services;

         (ii) any written arrangement concerning confidentiality, non-competition or non-solicitation (other than confidentiality agreements with customers or employees of the Company or any Subsidiary set forth in the Company's standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to the Buyer);

         (iii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company or any Subsidiary or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

         (iv) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing (A) for lease payments in excess of $10,000 per annum or (B) for a term of more than three years;

         (v) any written arrangement establishing a partnership or joint venture;

         (vi) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

         (vii) any written arrangement involving any of the Company Stockholders or their Affiliates (for the purposes of this Agreement, "Affiliate" shall mean (A) in the case of an individual, the members of the immediate family (including parents, siblings and children) or (i) the individual and (ii) the individual's spouse, and (iii) any Business Entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals, or (B) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Business Entity);

         (viii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries, taken as a whole;

         (ix) any written arrangement which requires or contemplates the performance of services or the delivery of products by the Company or any Subsidiary;

         (x) any written arrangement based in any manner upon the sales, purchases, receipts, revenues, income or profits of the Company or any Subsidiary;

         (xi) any written arrangement restricting the Company or any Subsidiary from carrying on its business anywhere in the world;

         (xii) any written arrangement for joint product development with any party, other than Company Customer Contracts;

         (xiii) any written arrangements with vendors of material equipment purchased by the Company or any Subsidiary as reseller of equipment, other than purchase orders in the ordinary course of business;

         (xiv) any written franchise arrangement, marketing arrangement or royalty arrangement that requires payments or results in recurring revenues and with respect to each such arrangement, Section 2.14 of the Company Disclosure Schedule sets forth or describes the aggregate royalties or similar payment paid or payable thereunder by the Company or any Subsidiary as of the date hereof;

         (xv) any written arrangement as of the date of this Agreement relating to the evaluation of the Company by any other company, person or entity who was or is considering acquiring all or a significant part of the Company's business by acquisition, merger, joint venture or otherwise; and

         (xvi) any other written arrangement (or group of related written arrangements) involving more than $25,000 or not entered into in the Ordinary Course of Business of the Company or any Subsidiary.

      (b) Section 2.15 of the Disclosure Schedule accurately discloses with respect to each arrangement or agreement disclosed therein (the "Contracts"), if applicable, (i) the project name; (ii) the date of the Contract; (iii) the customer name and address and customer contact person and phone number; (iv) the contract amount or, if the contract amount is not fixed, a good faith, reasonable estimate of the contract amount; (v) the estimated contract amount most recently communicated to the customer; (vi) the total billings to date under such Contract; (vii) the estimated completion dates therefor; (viii) estimated costs to complete based on hours and rates; and (ix) whether or not the Company has any reason to believe that its profit margin with respect to such Contract might be less than it has customarily achieved in the past for similar contracts.

      (c) The Company has delivered to the Buyer a correct and complete copy of each Contract (as amended to date). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable against the Company and in full force and effect; (ii) to the knowledge of the Company, the Contract is legal, valid, binding and enforceable against the other party thereto; (iii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iv) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under the Contract.

      (d) Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15 of the Disclosure Schedule under the terms of this Section 2.15. Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss, (ii) which requires the performance of services or the delivery of products by the Company or any Subsidiary at a fixed price (which shall include, for purposes of this Agreement, an agreement for the provision of services on a "time and materials not to exceed" basis), or (iii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary is restricted by any Contract from carrying on business anywhere in the world.

   2.16 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and, except to the extent collected since the date of the Most Recent Balance Sheet, are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

   2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

   2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years. Each such insurance policy is enforceable and in full force and effect and will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing. Neither the Company nor any Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and neither the Company nor any Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Section
2.18 of the Disclosure Schedule identifies all claims asserted by the Company or any Subsidiary pursuant to any insurance policy since January 1, 1995 and describes the nature and status of each such claim. Neither the Company nor any Subsidiary has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. Each of the Company and the Subsidiaries is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

   2.19 Litigation. Section 2.19 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company or any Subsidiary is a party or, to the knowledge of the Company and the Subsidiaries, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.19 of the Disclosure Schedule, individually or collectively, could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and Subsidiaries, taken as a whole.

   2.20 Warranty. No product or service manufactured, sold, leased, licensed, delivered or otherwise provided by the Company or any Subsidiary is subject to any guaranty, warranty, right of return or other indemnity.

   2.21 Employees.

      (a) Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, along with the position, date of hire, the annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) and estimated or target annual incentive compensation of each such person. None of such employees is a party to an employment agreement or contract with the Company. Each such Employee has entered into the Company's standard form of confidentiality and assignment of inventions agreement with the Company or a Subsidiary, a copy of which has previously been delivered to the Buyer. To the knowledge of the Company and its Subsidiaries, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

      (b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company and the Subsidiaries have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

      (c) Neither the Company or any Subsidiary nor any director, who is also an employee of the Company or a Subsidiary, officer or other key employee of the Company or any Subsidiary owns, directly or indirectly, individually or collectively, any interest in any Business Entity (other than as the holder of less than 20% of the stock of a public Business Entity) which is in a business similar or competitive to the businesses of the Company and the Subsidiaries or which has any existing undisclosed contractual relationship with the Company or any of the Subsidiaries.

      (d) For purposes of this Agreement, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of the Company or any Subsidiary (each of whom shall be so identified in Section 2.21 of the Disclosure Schedule).

   2.22 Employee Benefits.

      (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

      (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability.

      (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

      (d) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

      (e) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

      (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code and insurance conversion privileges under state law.

      (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

      (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

      (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

      (j) Section 2.22(j) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee;
(ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's

"parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with GAAP.

   2.23 Environmental Matters.

      (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company and the Subsidiaries, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

      (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. With respect to any such releases of Materials of Environmental Concern, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). Neither the Company nor any Subsidiary is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

      (c) Set forth in Section 2.23(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

      (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the

Company or a Subsidiary. Neither the Company nor any Subsidiary is aware of any material environmental liability of any such transporter or facility.

   2.24 Legal Compliance. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are and have been in full compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or such Subsidiary or business.

   2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted. Each such Permit is in full force and effect and, to the best of the knowledge of the Company or any Subsidiary, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

   2.26 Certain Business Relationships With Affiliates. No Company Stockholders, Affiliate of any Company Stockholder or Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to the Company or any Subsidiary or (d) is a party to any contract or other arrangement (written or verbal) with the Company or any Subsidiary (the agreements, arrangements and relationships described in this sentence are hereinafter referred to as "Related Party Transactions"). Section 2.26 of the Disclosure Schedule summarizes any Related Party Transactions.

   2.27 Brokers' Fees. Except for fees payable to Piper Jaffray Inc., which will be reflected as a liability on the Closing Balance Sheet if not paid in full prior to the Closing, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

   2.28 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain true and complete records of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

   2.29 Customers and Suppliers. No customer of the Company or any Subsidiary has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services from the Company or such Subsidiary. The Company has good customer relations with its customers, and none of such customers has notified the Company that it intends to discontinue its relationship with the Company. To the knowledge of the Company and the Subsidiaries, no unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. To the knowledge of the Company and the Subsidiaries, no purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of the Company or any Subsidiary has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them. Section 2.29 of the Disclosure Schedule sets forth a list of each customer of the Company during the last full fiscal year and the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer during each such periods. No supplier is the sole supplier of any significant product or component to the

Company or a Subsidiary. The Company has not received or submitted any invoices or requests for any prepayment or deposits from customers for products to be shipped, or services to be performed, after the Closing Date.

   2.30 Pooling. To the knowledge of the Company and each Subsidiary, neither the Company nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Company and the Buyer from accounting for the business combination to be effected by the Merger as a "pooling of interests" in conformity with GAAP.

   2.31 Company Action.

      (a) The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors present (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

      (b) The financial advisors to the Company have delivered to the Company an opinion, dated the date hereof, to the effect that the terms of the Merger are fair to the Company Stockholders from a financial point of view and will deliver to the Buyer as soon as it is received a copy of such opinion in the form reduced to writing and signed by the Company's financial advisor dated the date of this Agreement.

   2.32 Prepayments, Prebilled Invoices and Deposits.

      (a) Section 2.32(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company or any Subsidiary as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit,
(A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiaries.

      (b) Section 2.32(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company or any Subsidiary as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the past practices of the Company.

   2.33 Banking Facilities. Section 2.33 of the Disclosure Schedule identifies:

      (a) Each bank, savings and loan or similar financial institution in which the Company or any Subsidiary has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or such Subsidiary thereat; and

      (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) or each such person with respect thereto.

   2.34 Year 2000.

      (a) Other than commercially available software licensed to the Company on a non-exclusive basis and except as set forth in Section 2.34 of the Disclosure Schedule attached hereto, all software used by the Company or any Subsidiary that contains or calls on a calendar function, including without limitation any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is and will be able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

      (b) All software sold, licensed or otherwise made available to any third party by the Company or any Subsidiary, that in each case, contains or calls on a calendar function, including without limitation any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is and will be able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

   2.35 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, and no other statement made by the Company or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company and any Subsidiary and the transactions contemplated by this Agreement.

   2.36 Information in Registration Statement. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for the purpose of inclusion in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by the Buyer under the Securities Act for the purpose of registering the Merger Shares to be issued (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                         AND THE TRANSITORY SUBSIDIARY

   Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

   3.1 Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation.

   3.2 Capitalization. The authorized capital stock of the Transitory Subsidiary consists of 1,000 shares of common stock, $.01 par value per share, of which 1,000 shares are issued and outstanding and held by the Buyer. The common stock of the Transitory Subsidiary will represent the only class or series of capital stock of the Transitory Subsidiary entitled to vote on the adoption of this Agreement.

   3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and (in the case of the Buyer) the Escrow Agreement by the Buyer and the Transitory Subsidiary and the performance of this Agreement and (in the case of the Buyer) the Escrow Agreement the consummation of the transactions contemplated hereby and thereby by the Buyer and the Transitory Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

   3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott- Rodino Act, the rules and regulations of the Nasdaq National Market, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement or (in the case of the Buyer) the Escrow Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby (including the issuance of the Merger Shares), will (a) conflict or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

   3.5 Reports and Financial Statements. The Buyer has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the SEC, and (b) all other reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since January 1, 1998 (such reports, together with any amendments or supplements thereto are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

   3.6 Brokers' Fees. Except for fees payable to Cowen & Co., neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

   3.7 Legality of Merger Shares. All of the Merger Shares have been duly authorized and, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, and free of pre-emptive rights.

   3.8 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                                   COVENANTS

   4.1 Best Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates. The Buyer and the Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

   4.2 Notices and Consents. The Company shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 2.4, Section 2.12 or Section 2.25 of the Disclosure Schedule). Each of the Buyer and the Transitory Subsidiary shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Buyer or the Transitory Subsidiary, as the case may be, in connection with the transactions contemplated by this Agreement.

   4.3 Registration; Special Meeting; Other Actions

      (a) Within 90 days of the date hereof, assuming receipt by the Buyer of the initial Computer Certificate, the Buyer shall prepare and file the Registration Statement with the SEC. The Buyer acknowledges that the Company and its counsel may participate in the preparation of the Registration Statement, provided that the final determination of any issues related thereto shall be made by the Buyer. The Buyer shall also take actions (other than qualifying to do business in any jurisdiction in which the Buyer is now not so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Buyer Common Stock in the Merger. The Company and its counsel and accountants shall furnish all information concerning the Company and the holders of Company Shares as may be reasonably requested in connection with the foregoing, including without limitation all information concerning the Company and the holders of Company Shares that is required by the SEC to be included in the Registration Statement.

      (b) Each Party agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other Parties with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such Party, or any of its Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Entity relating to or in respect of the transactions contemplated under this Agreement.

      (c) The Company shall use its reasonable best efforts to cause to be delivered to the Buyer a "comfort" letter of Ernst & Young LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Buyer and the Company, in form and substance reasonably satisfactory to the Buyer and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

      (d) The Company (i) shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for purposes of voting upon this Agreement (the "Company Special Meeting") or (ii) shall solicit written consents of its stockholders in lieu thereof. The Company and the Subsidiaries shall comply with all applicable provisions of the Delaware General Corporation Law in the calling and holding of the Company Special Meeting.

      (e) The Company, acting through its Board of Directors, shall include in any proxy statement or written action relating to the Company Special Meeting the recommendation of its Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Stockholder Approval.

      (f) Gene Barduson and Vincent Estrada each agree to (i) vote all Company Shares that are beneficially owned by him or it, or for which he or it has voting authority, in favor of the adoption of this Agreement and the approval of the Merger and (ii) otherwise use his or its best efforts to obtain the Requisite Stockholder Approval.

   4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any Subsidiary shall, without the prior written consent of the
Buyer:

      (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, Options or Warrants outstanding on the date hereof), or amend any of the terms of any such convertible securities, Options or Warrants;

      (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

      (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases) other than from the Buyer pursuant to that certain loan agreement dated the date hereof; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

      (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.22(j) or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

      (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

      (f) amend its Certificate of Incorporation or By-laws;

      (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

      (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

      (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

      (j) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

      (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

      (l) make or commit to make any capital expenditure in excess of $10,000 per expenditure or $50,000 in the aggregate;

      (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

      (n) take any action that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes;

      (o) agree in writing or otherwise to take any of the foregoing actions;
or

      (p) make any accrual or promise to pay any bonus or other form of compensation or make any loan to any employee or entity outside the Ordinary Course of Business.

   The Parties acknowledge that as a condition to receiving the Buyer's prior written consent in accordance with this Section 4.4, the Buyer and the Company may mutually agree to reduce the Purchase Price.

   4.5 Full Access. The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary. The officers and management of the Company and the Subsidiaries shall cooperate fully with the Buyer's representatives and agents and shall make themselves available to the extent necessary to complete the due diligence process and the Closing. The Company shall, at the request of the Buyer, introduce the Buyer to the principal customers and employees and the Company and the Subsidiaries to facilitate discussions between such persons and the Buyer in regard to the conduct of the business of the Company and the Subsidiaries following the Closing. Notwithstanding the foregoing, the Buyer shall work with and consult with officers of the Company with respect to contacting such employees and customers.

   4.6 Notice of Breaches. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

   4.7 Exclusivity. The Company, Gene Barduson and Vincent Estrada shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, any Subsidiary or any division of the Company or any Subsidiary or (b) provide any non-public information concerning the business, properties or assets of the Company or any Subsidiary to any person or entity (other than the Buyer) without the prior written consent of the Buyer other than providing pricing information and information concerning the Company's system architecture to customers and prospective customers in the Ordinary Course of Business. The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.7.

   4.8 Agreements from Certain Affiliates of the Company. Concurrently with the execution of this Agreement, the Company shall deliver to the Buyer a list of all persons or entities who are at such time Affiliates of the Company (the "Company Affiliates"). In order to help ensure that the Merger will be accounted for as a "pooling of interests," that the issuance of Merger Shares will comply with the Securities Act, and that the Merger will be treated as a tax-free reorganization, the Company shall cause each Company Affiliate to execute and deliver to the Buyer, concurrently with the signing of this Agreement, a written agreement substantially in the form attached hereto as Exhibit B (the "Affiliate Agreement").

   4.9 Monthly Financial Statements. Promptly as possible following the last day of each month after the date of this Agreement until the Closing Date, and in any event within 15 days after the end of each such month, the Company shall deliver to the Buyer an unaudited consolidated balance sheet of the Company and the Subsidiaries and the related statements of income, retained earnings, stockholders' equity and cash flows for the one-month period then ended (collectively, the "Interim Financial Statements"). The Interim Financial Statements shall, from and after the delivery thereof, constitute part of the "Financial Statements" for purposes of this Agreement.

   4.10 Nasdaq National Market. The Buyer will file all documents required to be filed to list the Merger Shares on the Nasdaq National Market and use its best efforts to effect said listing.

   4.11 Blue Sky Approvals. The Buyer will file all documents required to obtain the Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement (to the extent required prior to the Effective Time), will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals; provided, however, that the Buyer shall not be required in connection with this Section 4.11 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

   4.12 Hart-Scott-Rodino Act. Each of the Buyer, the Company and the Company Stockholders shall promptly file any Notification and Report Forms and related material that it, he or she may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use his, her or its best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

   4.13 Pooling Accounting. From and after the date hereof and until the Effective Time, neither the Company nor the Buyer nor any of their respective subsidiaries shall knowingly take any action that is reasonably likely to jeopardize the treatment of the merger as a "pooling of interests" for accounting purposes.

   4.14 Indemnification of Company Officers and Directors. Buyer shall guarantee and shall cause the Surviving Corporation to maintain and perform the Company's existing indemnification provisions with respect to present and former directors and officers of the Company for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions in their capacities as directors and/or officers occurring at or prior to the Effective Time to the extent required under the Company's

Certificate of Incorporation and Bylaws in effect as of the date hereof and permitted under and consistent with applicable law, for a period of not less than three years after the Effective Time. During the period commencing as of the Effective Time and ending on the third anniversary of the Effective Time, Buyer shall cause to be maintained in effect, for the benefit of present and former directors and officers of the Company, a policy of directors' and officers' liability insurance that is substantially identical in scope and coverage to the directors' and officers' liability insurance policy currently maintained by Company. Prior to the Effective Time, the Company shall obtain a three year tail policy on the Company's directors' and officers' liability insurance policy.

   4.15 Resolution of Computer Issue. The Company shall use its best efforts to resolve, to the satisfaction of the Buyer, the Computer Issue within eight weeks of the date of this Agreement. No later than eight weeks after the date of this Agreement, the Company shall provide to the Buyer a certificate (the "Computer Certificate") signed by an officer of the Company setting forth in detail, together with all supporting documentation, the following information:
(i) the results of the work to be performed by IKON Office Solutions on the status of the Company's computer systems which shall include a full inventory of the Company's computers and a description of the licenses that are necessary to operate the computers using the Necessary Software (as defined in Section
2.12 of the Disclosure Schedule) for the Minimum Number of Computers (as defined in Section 2.12 of the Disclosure Schedule); (ii) an itemization of all costs incurred by the Company in connection with the Company's efforts to resolve the Computer Issue; (iii) a description of all steps taken and to be taken by the Company to resolve the Computer Issue; (iv) a description of any claims asserted or threatened to be asserted against the Company in any way related to the Computer Issue; and (v) if the Computer Issue has not been resolved as of the date of delivery of the Computer Certificate, an estimate of the future costs the Company expects to incur on or after the date of such Certificate in connection with the resolution of the Computer Issue which future costs shall include (x) any amounts estimated by IKON Office Solutions or any other mutually agreeable third party plus any other amount equal the additional current retail license fees necessary in order to obtain the Necessary Software for the Minimum Number of Computers that had not been incurred by the Company on the date of the Certificate (the "Compliance Costs") and, (y) if not included in the Compliance Costs, the amount of any threatened or asserted claim in clause (iv) if specified or, if not specified, a reasonable estimate of the maximum amount of any such claim (the "Computer Claim Amount"). The Company shall provide to the Buyer updated Computer Certificates pursuant to Sections 1.5(b)(iii) and 5.2(m) of the Agreement. In the event that the Computer Issue is not fully resolved as of the Closing Date, then such additional number of shares as is equal to sum of (x) 2.7 times the Compliance Costs plus (y) 1.2 times the Computer Claim Amount divided by the Buyer Stock Price shall be deemed to be Escrow Shares instead of Initial Shares and shall be deposited in a special escrow account to be established at Closing (the "Computer Escrow"). In such event, the percentages set forth in Section 1.5(b)(iii) of the Agreement shall automatically be adjusted to reflect that the number of Initial Shares derived from the calculation set forth in the foregoing sentence had become Escrow Shares such that the Escrow Shares shall be deducted from the Initial Shares delivered to each Optionholder and Stockholder at the Closing on a pro rata basis.

                                   ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

   5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

      (a) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

      (b) this Agreement and the Merger shall have received the Requisite Stockholder Approval; and

      (c) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect.

   5.2 Conditions to Obligations of the Buyer and the Transitory
Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

      (a) the number of Dissenting Shares shall not exceed 5% of the number of outstanding Company Shares as of the Effective Time;

      (b) the Company and the Subsidiaries shall have obtained (i) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in the first sentence of
Section 4.2;

      (c) the representations and warranties of the Company set forth in
Article II shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for (i) representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date and (ii) any breach or noncompliance resulting from occurrences or developments between the date of this Agreement and the Effective Time which are (x) not material to the Company and the Subsidiaries, taken as a whole, or (y) not material to that segment of the business of the Company and the Subsidiaries serviced on the Company's proprietary network;

      (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time in all material respects;

      (e) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses
(b) and (c) of Section 5.1 and clauses (a) through (d) of this Section 5.2 is satisfied in all respects;

      (f) the Buyer and the Transitory Subsidiary shall have received from Pillsbury Madison & Sutro LLP, counsel to the Company, an opinion substantially in the form attached hereto as Exhibit C, addressed to the Buyer and the Transitory Subsidiary and dated as of the Closing Date unless such opinion cannot be delivered due to facts, circumstances or events or for a reason that is not material and would not otherwise constitute a failure of a condition under Section 5.1 or 5.2.

      (g) [Intentionally omitted]

      (h) the Buyer, the Indemnification Representative and the Escrow Agent shall have entered into the Escrow Agreement in the form attached hereto as Exhibit A and such Agreement shall be in full force and effect on the Closing Date in accordance with its terms;

      (i) the Buyer shall have received a letter from Ernst & Young LLP, auditors for the Buyer, in a form reasonably satisfactory to the Buyer, dated the Closing Date, to the effect that the Buyer shall be entitled to treat the Merger as a "pooling of interests" for accounting purposes as provided for in Accounting Principles Board Opinion No. 16;

      (j) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company and the Subsidiaries specified by the Buyer in writing at least five business days prior to the Closing;

      (k) the Buyer shall have received, from all advisors, consultants, accountants, lawyers, investment bankers, brokers, agents and other such professionals, final invoices for fees, services, expenses and other amounts to be paid by the Company or any Subsidiary in connection with the transactions contemplated hereby (such final invoices, together with all invoices previously rendered in connection with this transaction, the "Transaction Invoices");

      (l) each holder of an Option shall have delivered to the Company a written instrument providing for the exchange of such Option into a right to receive shares of Buyer Common Stock (if any) prior to the Closing as contemplated by Section 1.10 and each holder of an Option shall have agreed in writing to be bound by the provisions of this Agreement and the Escrow Agreement prior to the Closing provided however that so long as the Company shall have received such instruments and agreements from holders of an aggregate of 94% of the Options it shall be deemed to have satisfied the condition specified in this Section 5.2(e);

      (m) the Company shall have delivered a Computer Certificate dated as of the Closing Date to the Buyer and, if the Computer Issue has not been resolved to Buyer's satisfaction prior to Closing, the parties shall have created the Computer Escrow; and

      (n) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

   5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

      (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for (i) representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date and (ii) any breach or noncompliance resulting from occurrences or developments between the date of this Agreement and the Effective Date (other than those which have been publicly disclosed pursuant to filings by the Buyer with the SEC) which are not material to the Buyer;

      (b) the Buyer and the Transitory Subsidiary shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred in the second sentence of Section 4.2 hereof;

      (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time in all material respects;

      (d) there has not been any material adverse change in the business, financial condition or results of operations of the Buyer and its subsidiaries, taken as a whole, since the date of this Agreement;

      (e) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause (c) of Section 5.1 and clauses (a) through (d) of this Section 5.3 is satisfied in all respects;

      (f) the Company shall have received from the General Counsel to the Buyer and the Transitory Subsidiary, an opinion substantially in the form attached hereto as Exhibit D, addressed to the Company and dated as of the Closing Date unless such opinion cannot be delivered due to facts, circumstances or events or for a reason that would not otherwise constitute a failure of a condition under Section 5.1 or 5.3;

      (g) the Buyer, the Indemnification Representative and Escrow Agent shall have entered into the Escrow Agreement in the form attached hereto as Exhibit A and such Agreement shall be in full force and effect on the Closing Date in accordance with its terms;

      (h) the Buyer and Transitory Subsidiary shall have delivered to the Company a certificate, dated the Closing Date and executed by an executive officer of the Buyer, in substantially the form attached as Exhibit E hereto; and

      (i) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

                                   ARTICLE VI

                                INDEMNIFICATION

   6.1 Indemnification. The Company Stockholders (including the holders of the Options) shall indemnify the Surviving Corporation and the Buyer (the "Indemnified Persons") in respect of, and hold the Indemnified Persons harmless against, any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Indemnified Persons or any Affiliate thereof ("Damages"):

      (a) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or in the Certificates delivered pursuant to Section 5.2(e) or Section 5.2(m), provided, that any indemnity for Damages relating to Taxes shall be determined in accordance with Article VII hereof;

      (b) resulting from or relating to any failure of any Company Stockholders to have good, valid and marketable title to the issued and outstanding Company Shares held by such Company Stockholders, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever;

      (c) resulting from or relating to any claim by a stockholder or former stockholder of the Company, or any other person or Business Entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

      (d) resulting from or relating to the complaint filed by Michelle Stuckey against the Company alleging damages from violation of the Family and Medical Leave Act and the Fair Labor Standards Act or the alleged actions of the Company set forth in such complaint;

      (e) resulting from or relating to any claim against the Company or any Subsidiary relating to the alleged failure to pay employment related taxes for any employee or independent contractor of the Company or any Subsidiary; or

      (f) resulting from or relating to any claim against the Company or any Subsidiary relating in any way to the Computer Issue (except that such claims shall first be made against amounts to be held in the Computer Escrow if a Computer Escrow is established).

   6.2 Method of Asserting Claims.

      (a) All claims for indemnification by an Indemnified Person pursuant to this Article VI shall be made in accordance with the provisions of the Escrow Agreement.

      (b) The Indemnified Person shall give prompt written notification to the Indemnification Representative of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnification Representative shall relieve the Company Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnification Representative may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnification Representative acknowledges in writing to the Indemnified Person, on behalf of the Company Stockholders, that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Article VI, (ii) the third party seeks monetary damages only, and (iii) an adverse resolution of the third party's claim would not have a material adverse effect on the goodwill or the reputation of the Indemnified Person or the business, operations or future conduct of the Indemnified Person. If the Indemnification Representative does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnification Representative assumes control of such defense and the Indemnified Person reasonably concludes that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnification Representative, which shall not be unreasonably withheld or delayed. The Indemnification Representative shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment
(A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

   6.3 Survival.

      (a) Unless otherwise specified in this Section 6.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms.

      (b) The representations and warranties of the Company set forth in
Article II above or in any other location in this Agreement, including the certificate delivered by the Company pursuant to Section 5.2(e) hereof, and the indemnification obligations set forth in this Article VI:

         (i) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the first anniversary of the Closing Date;

         (ii) shall not be affected by any examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents.

   Notwithstanding the foregoing, the indemnification obligations set forth in this Article VI specified in Sections 6.1(d) and (e) and, in the event a Computer Escrow is established, Section 6.1(f) shall continue until the expiration of the later of the applicable statute of limitations or the final resolution by settlement, judicial resolution or other resolution of any claim asserted pursuant to the foregoing Sections. For purposes of the indemnification obligations set forth in this Article VI specified in Section 6.1(d), such number of shares having a Fair Market Value (as defined in the Escrow Agreement) of $150,000 shall remain in escrow under the Escrow Agreement until the final resolution by settlement, judicial resolution or other resolution of any claim asserted pursuant to the foregoing Section prior to the third anniversary of the Closing Date. For purposes of the indemnification obligations set forth in this Article VI specified in Section 6.1(e), such number of shares having a Fair Market Value of $200,000 shall remain in escrow under the Escrow Agreement until the later of (i) the third anniversary of the Closing Date or (ii) the final resolution by settlement, judicial resolution or other resolution of any claim asserted pursuant to Section 6.1(e) prior to the third anniversary of the Closing Date.

      (c) The date on which any particular representation, warranty or indemnification obligation of the Company and/or each of the Company Stockholders terminates shall be referred to herein and in the Escrow Agreement as the "Termination Date." If a notice of a claim is given in accordance with the notice provisions of this Agreement or the Escrow Agreement before the Termination Date, then (notwithstanding the occurrence of the Termination Date) the representation, warranty or indemnification obligation applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

   6.4 Limitations.

      (a) Notwithstanding anything to the contrary herein, except as provided in this Section 6.4, (a) the aggregate liability of the Company Stockholders for Damages under this Article VI shall not exceed the fair market value of the Escrow Property (as defined in the Escrow Agreement), as determined in accordance with the Escrow Agreement and (b) the Company Stockholders shall not be liable under this Article VI unless and until the aggregate Damages exceed $100,000 (at which point the Company Stockholders shall become liable for all Damages, in excess of $20,000). No Company Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

      (b) The Buyer's recourse for Damages under Article VII and Sections 1.5(b)(vii), 6.1(b), (c), (d) and (e) and 10.11 shall not be subject to the limitations set forth in Section 6.4(a). In the event that a Computer Escrow is established, the Buyer's recourse for Damages under Section 6.1(f) shall not be subject to the limitations set forth in 6.4(a).

                                  ARTICLE VII

                                  TAX MATTERS

   7.1 Preparation and Filing of Tax Returns.

      (a) The Company at the direction of the Company Stockholders shall cause to be accurately prepared and timely filed all Tax Returns required to be filed (taking into account extensions) prior to the Closing Date with respect to the Company and any Subsidiaries or in respect of their businesses, assets or operations.

      (b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns with respect to the Company and any Subsidiaries or in respect of their businesses, assets or operations.

   7.2 Tax Indemnification by the Company Stockholders.

      (a) The Company Stockholders shall indemnify the Buyer in respect of, and hold the Buyer harmless, on an after-Tax basis, against the following Taxes with respect to the Company and the Subsidiaries to the extent such Taxes exceed the accruals or reserves for Taxes set forth on the Closing Balance Sheet and the amount of any estimated Tax payments made on or before the Closing Date (to the extent they had not been applied on or before the Closing
Date):

         (i) Any and all Taxes due and payable by the Company or any Subsidiaries for any taxable period that ends (or is deemed pursuant to Section 7.3(b) to end) on or before the Closing Date; and

         (ii) Any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other Taxes and fees, whether levied on the Buyer, the Company Stockholders, the Company, a Subsidiary or any of their respective Affiliates, resulting from the Merger or otherwise on account of this Agreement or the transactions contemplated hereby.

      (b) Amounts payable pursuant to this Section 7.2 shall be computed after taking into account all Tax consequences to the Buyer (or its Affiliates) of
(i) the receipt of (or the right to receive) the indemnification payment and
(ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus, it is the intention of the Parties that the Buyer be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis.

      (c) All claims for indemnification pursuant to this Article VII shall be made in accordance with Section 6.2 hereof.

   7.3 Allocation of Certain Taxes.

      (a) The Buyer and the Company Stockholders agree that if the Company or any Subsidiary is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Company Stockholders shall treat such day as the last day of a taxable period.

      (b) Any Taxes for a taxable period ending after the Closing Date with respect to the Company and/or any Subsidiary shall be the obligation of the Buyer, the Company and/or any Subsidiary, and the Taxes for such period shall be apportioned for the purpose of Section 7.2 based on the actual operations of the Company and/or any Subsidiaries, as the case may be, during the portion of such period ending on (and including) the Closing Date, if any, and the portion of such period beginning on the day following the closing Date, and for purposes of the provision of Section 7.2, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

   7.4 [Intentionally omitted]

   7.5 Cooperation on Tax Matters. The Buyer and the Company Stockholders and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party or Parties in obtaining any necessary information.

   7.6 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company and its Subsidiaries shall be terminated prior to the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

                                  ARTICLE VIII

                                  TERMINATION

   8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval) as provided below:

      (a) the Parties may terminate this Agreement by mutual written consent;

      (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach, of (i) any representation or warranty, such that the condition specified in Section 5.2(c), in the case of a breach by the Company or in
Section 5.3(a), in the case of a breach by the Buyer or the Transitory Subsidiary, would not be satisfied at the Effective Time if the Effective Time were the date of the notice, or (ii) any material covenant contained in this Agreement, and, in the event such breach can be remedied, such breach is not remedied within 30 days of delivery of written notice thereof;

      (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

      (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before January 30, 1999 by reason of the failure of any condition precedent under Section 5.1 or
5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

      (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before January 30, 1999 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company, any Subsidiary or any Company Stockholder of any representation, warranty or covenant contained in this Agreement).

      (f) [Intentionally omitted]

      (g) the Buyer may terminate this Agreement if the Buyer Stock Price is less than $35.00 per share (subject to equitable adjustment in the event of any Recapitalization).

   8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1 or otherwise, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except as expressly set forth in Section 8.3). Without limiting the foregoing, in the event of termination of this Agreement, there shall be no liability or obligation on the part of the Company, the Buyer or the Transitory Subsidiary or their respective officers, directors, stockholders or affiliates, except as expressly set forth in Section 8.3.

   8.3 Termination Fees.

      (a) Except as set forth in Sections 8.3(b) and 8.3(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Company and the Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

      (b) Notwithstanding paragraph (a) above, the Company shall reimburse the Buyer for all expenses of the Buyer and the Transitory Subsidiary actually incurred relating to the transactions contemplated by this Agreement prior to termination (including but not limited to, fees and expenses of the Buyer's accountants, financial advisors and counsel) up to a maximum amount of $75,000 upon the earlier to occur of the following events:

         (i) the termination of this Agreement by the Buyer pursuant to Section 8.1(b) after a breach by the Company; or

         (ii) the termination of this Agreement by any Party pursuant to
Section 8.1(c).

      (c) Notwithstanding paragraph (a) above, the Buyer shall reimburse the Company for all expenses actually incurred by the Company relating to the transactions contemplated by this Agreement prior to termination (including but not limited to, fees and expenses of the Company's accountants, financial advisors and counsel) up to a maximum amount of $75,000 upon the earlier to occur of the following events:

         (i) the termination of this Agreement by the Company pursuant to
Section 8.1(b) after a breach by the Buyer or the Transitory Subsidiary; or

         (ii) the termination of this Agreement by the Buyer pursuant to
Section 8.1(g).

      (d) Notwithstanding paragraph (a) above, the Buyer shall deliver to the Company the sum of $1,500,000 and the Company shall deliver to the Buyer in exchange therefor 750,000 shares of the Company's Series A-1 Preferred Stock and warrants to purchase 508,500 shares of the Company's Common Stock at an exercise price of $.20 per share, which warrants shall be exercisable at any time during the period of seven years commencing on the Effective Date upon the earlier to occur of the following events:

         (i) the termination of this Agreement by the Company pursuant to
Section 8.1(b) after a breach by the Buyer or the Transitory Subsidiary; or

         (ii) the termination of this Agreement by the Buyer pursuant to
Section 8.1(g).

      (e) This Section 8.3 shall be the exclusive remedy of the Parties in the event of termination of this Agreement. In no event shall any Party be liable to the other Party for any consequential or other damages arising from the termination, for any reason, of this Agreement.

                                   ARTICLE IX

                                  DEFINITIONS

   For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

    DEFINED TERM                                                    SECTION
    ------------                                                    -------
    Affiliate...................................................... 2.15(a)(vii)
    Affiliate Agreement............................................ 4.8
    Balance Sheet Date............................................. 2.6
    Business Entity................................................ 2.4
    Buyer.......................................................... Introduction
    Buyer Common Stock............................................. 1.5(b)(i)
    Buyer Reports.................................................. 3.5
    Buyer Stock Price.............................................. 1.5(b)
    CERCLA......................................................... 2.23(a)
    Certificate of Merger.......................................... 1.1
    Certificates................................................... 1.3

    DEFINED TERM                                            SECTION
    ------------                                            -------
    Clause A Quotient...................................... 1.5(b)(i)
    Clause B Quotient...................................... 1.5(b)(i)
    Closing................................................ 1.2
    Closing Balance Sheet.................................. 1.9
    Closing Date........................................... 1.2
    Code................................................... Introduction
    Company................................................ Introduction
    Company Affiliates..................................... 4.8
    Company Shares......................................... 1.5(a)
    Company Special Meeting................................ 4.3(d)
    Company Stockholder.................................... 1.5(b)
    Compliance Costs....................................... 4.15
    Computer Claim Amount.................................. 4.15
    Computer Escrow........................................ 4.15
    Computer Expenses...................................... 1.5(b)(vii)
    Computer Issue......................................... Section 2.12 of
                                                            Disclosure Statement
    Computer Certificate................................... 4.15
    Contracts.............................................. 2.15(b)
    Conversion Ratio....................................... 1.5(b)
    Corporate Subsidiary................................... 2.5(a)
    Damages................................................ 6.2(b)
    Disclosure Schedule.................................... Article II
    Dissenting Shares...................................... 1.6(a)
    Effective Time......................................... 1.1
    Employee Benefit Plan.................................. 2.22(a)
    Environmental Law...................................... 2.23(a)
    ERISA.................................................. 2.22(a)
    ERISA Affiliate........................................ 2.22(a)
    Escrow Agreement....................................... 1.3
    Escrow Agent........................................... 1.3
    Escrow Shares.......................................... 1.5(b)(iii)
    Exchange Act........................................... 3.4
    Facility............................................... 4.11
    Financial Statements................................... 2.6
    GAAP................................................... 1.9
    Governmental Entity.................................... 2.4
    Indemnification Representative......................... 1.3
    Indemnified Persons.................................... 6.1
    Initial Shares......................................... 1.5(b)(iii)
    Intellectual Property.................................. 2.12(a)
    Intended Uses.......................................... 2.11(a)
    Interim Financial Statements........................... 4.9
    Materials of Environmental Concern..................... 2.23(b)
    Merger................................................. 1.1
    Merger Shares.......................................... 1.5(b)(iii)
    Most Recent Balance Sheet.............................. 2.6
    Optionholder Initial Shares............................ 1.5(b)(iii)
    Optionholder Escrow Shares............................. 1.5(b)(iii)
    Option Shares.......................................... 1.5(b)(ii)
    Options................................................ 1.10(a)

    DEFINED TERM                                                    SECTION
    ------------                                                    -------
    Ordinary Course of Business.................................... 2.4
    Partnership Subsidiary......................................... 2.5(b)
    Party.......................................................... Introduction
    Permit......................................................... 2.25
    Personal Property.............................................. 2.10(b)
    Purchase Price................................................. 1.5(b)
    Purchase Price Adjustment Closing Certificate.................. 1.5(b)(vii)
    Recapitalization............................................... 1.5(b)(i)
    Registration Statement......................................... 2.36
    Related Party Transactions..................................... 2.26
    Requisite Stockholder Approval................................. 2.3
    SEC............................................................ 2.36
    Securities Act................................................. 2.2
    Security Interest.............................................. 2.4
    Stockholder Initial Shares..................................... 1.5(b)(iii)
    Stockholder Escrow Shares...................................... 1.5(b)(iii)
    Subsidiary..................................................... 2.4
    Surviving Corporation.......................................... 1.1
    Taxes.......................................................... 2.9(a)
    Tax Returns.................................................... 2.9(a)
    Termination Date............................................... 6.3(c)
    Transaction Invoices........................................... 10.12
    Transitory Subsidiary.......................................... Introduction
    Warrants....................................................... 1.10(b)

                                   ARTICLE X

                                 MISCELLANEOUS

   10.1 Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure); provided; further, that following the Closing, the Buyer may issue any press release or make public disclosure relating to the subject matter of this Agreement without the consent of the other Parties.

   10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning issuance of the Merger Shares and the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III hereof are intended for the benefit of the Company Stockholders.

   10.3 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto and the documents referred to herein, (together with the loan agreement and related documents dated the date hereof relating to certain interim financing to be provided to the Company by the Buyer), constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

   10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this

Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer and, after the Closing, the Buyer may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

   10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

   If to the Company:                     Copy to:

   EDiX Corporation                       Thomas E. Sparks, Esq.
   4250 Executive Square                  Pillsbury Madison & Sutro LLP
   Suite 850                              235 Montgomery Street
   La Jolla, California 92037             San Francisco, California 94104

                                          and
                                          Joel D. Liffmann
                                          Oracle Partners, L.P.
                                          712 Fifth Avenue
                                          New York, New York 10019

   If to the Buyer:                       Copy to:
                                          Robert W. Baker, Jr., Esq.
   IDX Systems Corporation                IDX Systems Corporation
   1400 Shelburne Road                    1400 Shelburne Road
   P.O. Box 1070                          P.O. Box 1070
   Burlington, Vermont 05402-1070         Burlington, Vermont 05402-1070
   Attn: President

   If to the Transitory Subsidiary:       Copy to:
                                          Robert W. Baker, Jr., Esq.
   IDX Systems Corporation                IDX Systems Corporation
   1400 Shelburne Road                    1400 Shelburne Road
   P.O. Box 1070                          P.O. Box 1070
   Burlington, Vermont 05402-1070         Burlington, Vermont 05402-1070
   Attn: President

   Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

   10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

   10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

   10.11 Expenses. Except as set forth in the Escrow Agreement and in Section 8.3, each of the Parties shall bear its own costs and expenses (including fees and expenses of their respective legal, accounting and financial advisors) incurred in connection with this Agreement and the transactions contemplated hereby and all fees and expenses incurred by the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including without limitation those set forth on the Transaction Invoices, shall be set forth as liabilities on the Closing Balance Sheet. If the Acquisition is consummated, the Company and the Subsidiaries shall not incur fees and expenses of legal, accounting and financial advisors in connection with the Merger in excess of the amounts set forth in Section 10.11 of the Disclosure Schedule, and any fees and expenses incurred by the Company and the Subsidiaries in excess of such amounts shall be recovered by the Buyer pursuant to the Escrow Agreement without regard to the provisions of the first sentence of
Section 6.4(a).

   10.12 Specific Performance. Each of the Parties (including without limitation for purposes of this Section 10.12 the stockholders of the Company signing this Agreement) acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 10.13), in addition to any other remedy to which it may be entitled, at law or in equity.

   10.13 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Vermont in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

   10.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

   10.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        IDX SYSTEMS CORPORATION

                                        By: /s/ John A. Kane
                                          -------------------------------------

                                        Title: Chief Financial Officer
                                            -----------------------------------

                                        UNDERWOOD ACQUISITION CORP.

                                        By: /s/ John A. Kane
                                          -------------------------------------

                                        Title: President
                                            -----------------------------------

                                        EDiX CORPORATION

                                        By: /s/ Gene H. Barduson
                                          -------------------------------------

                                        Title: Chief Executive Officer
                                            -----------------------------------

   The following officers and equity holders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Sections 1.11, 2.21(c), 4.3(f), 4.7 and 10.12 hereof.

                                        /s/ Gene Barduson
                                        ----------------------------------------
                                        Gene Barduson

                                        /s/ Vincent Estrada
                                        ----------------------------------------
                                        Vincent Estrada

   The undersigned, being the duly elected [Secretary or Assistant Secretary] of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

                                        ----------------------------------------
                                        [Secretary or Assistant Secretary]

   The undersigned, being the duly elected [Secretary or Assistant Secretary] of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.

                                        ----------------------------------------
                                        [Secretary or Assistant Secretary]

                                AMENDMENT NO. 1

                                       TO

                          AGREEMENT AND PLAN OF MERGER

  Amendment made this 20th day of November, 1998, by and among IDX Systems Corporation, a Vermont corporation (the "Buyer"), Underwood Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and EDiX Corporation, a Delaware corporation (the "Company"), to the Agreement and Plan of Merger by and among the Buyer, the Transitory Subsidiary and the Company (the "Agreement"). Except as set forth below, the Agreement shall remain in full force and effect. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

                             Preliminary Statement

  WHEREAS, the Agreement currently provides for the holders of Options to acquire capital stock of the Company to receive shares of Buyer Common Stock in exchange for their Options; and

  WHEREAS, the Parties, acting in accordance with Section 10.9 of the Agreement, desire to amend the Agreement to specify that the number of shares of Buyer Common Stock to be received by each holder of an Option will be based on the fair market value of such Option and to make certain conforming changes in connection therewith;

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

  1. Section 1.5(b)(i) of the Agreement shall be deleted in its entirety and the following substituted in its place:

    "(i) Each share of Common Stock of the Company (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.8) such number of shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio. The "Conversion Ratio" shall be the result obtained by (A) dividing $19,302,000 (as such amount may be adjusted pursuant to subparagraph vii below, the "Purchase Price@), by the average of the closing sale prices per share of Buyer Common Stock on the five consecutive trading days ending three business days before the Closing (the ?Buyer Stock Price@), (B) then multiplying such quotient (the "Clause A Quotient") by (i) the number of Company Shares issued and outstanding immediately prior to the Closing divided by (ii) the sum of (x) the number of Company Shares issued and outstanding immediately prior to the Closing,
  (y) the number of Company Shares issuable to all option holders based on the Fair Market Value Quantity of such Options (as defined below), and (z) the number of Company Shares issuable upon the exercise of Warrants (as defined below), whether vested or unvested or subject to repurchase by the Company following such exercise, and (C) then dividing such quotient (the "Clause B Quotient") by the number of Company Shares issued and outstanding immediately prior to the Closing. For example, if the Buyer Stock Price is $40.00, the number of outstanding Company Shares is 9,000,000, the number of shares issuable to option holders based on the Fair Market Value Quantity of such Options is 1,300,000, the number of shares issuable upon the exercise of outstanding Warrants is 750,000, then the Conversion Ratio would be computed as follows: (A) $19,302,000/$40.00 = 482,550; (B) 482,550
  x 9,000,000/[9,000,000 + 1,300,000 + 750,000] = 393,027; (C)
  393,027/9,000,000 = 0.044 shares of Buyer Common Stock for each one Company Share. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event (each, a "Recapitalization") affecting the Buyer Common Stock between the date of this Agreement and the Effective Time."

  2. Section 1.5(b)(ii) of the Agreement shall be deleted in its entirety and the following substituted in its place:

    "(ii) Each outstanding grant of Options, whether vested or unvested, shall be exchanged into and collectively represent the right to receive (subject to the provisions of Section 1.8) such number of shares of Buyer Common Stock as is equal to the number obtained by (A) subtracting the Clause B Quotient from the Clause A Quotient and (B) multiplying the resulting number by (X) the total number of Company Shares issuable to holders of Options granted in such grant of Options based on the Fair Market Value Quantity of the Options in such grant of Options divided by
  (Y) the sum of total number of Company Shares issuable to all option holders based on the Fair Market Value Quantity of all of the outstanding Options and the total number of Warrants, (such number of shares, the "Option Shares"). The present fair market value of such Option grant, taking into consideration the exercise price, vesting schedule and other appropriate factors shall be known as the "Fair Market Value Quantity" of such Options (it being understood that certain grants of Options may have a fair market value of zero and accordingly shall not be entitled to receive any Merger Shares (as defined below)). For purposes of determining the pro rata allocation of the Option Shares to each holder of a Option that is part of an Option grant, the numerator shall be the number of Options held by such holder and the denominator shall be the total number of Options in such Option grant as set forth on Section 1.10(a) of the Disclosure Schedule. For example, if the Buyer Stock Price is $40.00, the number of outstanding Company Shares is 9,000,000, the number of Company Shares issuable based on the Fair Market Value Quantity for all outstanding Options is 1,300,000, the number of shares issuable the exercise of outstanding Warrants is 750,000, and the Fair Market Value Quantity of the Options in a particular Option grant is 1,200,000 shares, then the number of shares of Buyer Common Stock that would be issued in exchange for all of the outstanding Options in that particular Option grant would be computed as follows: (A) 482,550--393,027 = 89,523; and (B) 89,523 x
  1,200,000/[1,300,000 + 750,000] = 52,403 shares of Buyer Common Stock."

  3. The first sentence of Section 4.3(a) of the Agreement shall be deleted in its entirety and the following substituted in its place:

    "Within 90 days of the date hereof, assuming receipt by the Buyer of the initial Computer Certificate, the Buyer shall prepare and file the Registration Statement (or, at the option of the Buyer, confidential preliminary proxy materials) with the SEC."

  4. The Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contain the entire agreement among the parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

  5. Upon effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

  6. This Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

  7. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  [Remainder of page intentionally left blank]

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          IDX SYSTEMS CORPORATION

                                              /s/ Robert W. Baker, Jr.
                                          By: _________________________________
                                          Title: Vice President

                                          UNDERWOOD ACQUISITION CORP.

                                              /s/ Robert W. Baker, Jr.
                                          By: _________________________________
                                          Title: Vice President

                                          EDiX CORPORATION

                                              /s/ Vincent Estrada
                                          By: _________________________________
                                          Title: Chief Financial Officer

                                                                         ANNEX B

                       [Letterhead of Piper Jaffray Inc.]

September 3, 1998

The Board of Directors
EDiX Corporation
4250 Executive Square, Suite 850
La Jolla, CA 92037

Attention: Gene H. Barduson
     President and Chief Executive Officer

Members of the Board:

In connection with the proposed transaction (the "Transaction") in which Underwood Acquisition Corp., a wholly-owned subsidiary of IDX Systems Corporation ("IDX"), shall be merged with and into EDiX Corporation ("EDiX") and EDiX shall thereupon be a wholly-owned subsidiary of IDX, you have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of EDiX at the time of consummation of the Transaction of the proposed Merger consideration to be received by such holders in the Transaction. As detailed in the Agreement and Plan of Merger (the "Agreement"), the Series A1 preferred stock will be exchanged for common stock of EDiX prior to the closing of the Transaction. Accordingly, we have assumed the current holders of the Series A1 preferred stock will be holders of common stock at the closing of the Transaction. Under the terms of the Agreement, at the effective time of the Transaction, the outstanding EDiX common stock and all options (vested and unvested) to purchase common stock will be exchanged for common stock of IDX ("Buyer Common Stock"). The EDiX common stock and options will be exchanged based on a conversion ratio which, subject to specified exceptions, adjusts depending on the average closing sale price of Buyer Common Stock ("Buyer Stock Price") over a specified period prior to closing of the Transaction. If the Buyer Stock Price is below $35.00, IDX has the right to terminate the Agreement. "Merger consideration" as used herein shall mean the shares of Buyer Common Stock to be issued to holders of EDiX common stock pursuant to the Agreement where the Buyer Stock Price is $35.00 or more. In addition, if not previously exercised (and except as provided below), outstanding warrants to purchase EDiX common stock shall be assumed in the Transaction by IDX and the right to purchase Buyer Common Stock shall be substituted based on the conversion ratio. We have assumed that warrants to purchase 1.25 million shares of EDiX common stock issued in conjunction with a loan provided to EDiX by current investors, specifically Oracle Strategic Partners, Galen and Associates and Kingsbury Capital Partners, will be rescinded as a condition for the transaction to qualify as a pooling-of-interests and, accordingly, have excluded them from our determination. The Transaction is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and will be treated as a pooling-of-interests for accounting purposes.

Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. EDiX has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of IDX for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft copy of the Agreement and Plan of Merger dated August 21, 1998, (ii) certain financial, operating and business information related to EDiX, (iii) certain internal financial information of EDiX on a stand-alone basis prepared for financial planning purposes and furnished by the management of EDiX, (iv) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which EDiX operates and selected public companies deemed comparable to EDiX, (v) certain publicly available information relative to IDX, (vi) certain publicly available financial and securities data of IDX, and (vii) information relating to EDiX and IDX on a combined basis. We had discussions with members of the management of (a) IDX concerning the financial condition, current operating results and business outlook for both IDX and EDiX on a stand-alone basis and the combined company resulting from the Transaction and IDX's plans relating to such combined company as well as the amount and timing of the cost savings and related expenses expected to result from the Transaction, and (b) EDiX concerning the financial condition, current operating results and business outlook for EDiX and the combined company.

We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by EDiX and IDX and have not assumed responsibility for the independent verification of such information. Such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. We have relied upon the assurances of the management of EDiX and IDX that the information provided to us as set forth above by EDiX and IDX has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification or waiver of material terms or conditions by IDX or EDiX. With your consent, we have also assumed that the escrow shares (as defined in the Agreement) will be distributed in their entirety to the shareholders of EDiX. We have also assumed that the transactions contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that the transaction will be treated as a pooling-of-interests for accounting purposes. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

Pursuant to the engagement letter dated March 12, 1998, Piper Jaffray was hired to seek equity capital for EDiX. As part of this process, Piper Jaffray approached numerous financial as well as strategic investors regarding an investment in EDiX. Although we were not asked to and accordingly did not undertake to sell EDiX, as a result of our engagement, we participated in discussions with a limited number of prospective strategic investors regarding a possible business combination.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of IDX or EDiX, and have not been furnished with any such appraisals or valuations. We have analyzed EDiX as a going concern and accordingly express no opinion regarding the liquidation value of any entity.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of IDX common stock have traded or may trade at any future time. In particular, without limiting the generality of the foregoing, we are expressing no opinion as to the fairness of the consideration proposed to be paid if the Buyer Stock Price is below $35.00. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed solely to the Board of Directors of EDiX and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. This opinion shall not be published, relied upon or otherwise used, nor shall any public references to us be made, without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger consideration proposed to be received in the Transaction pursuant to the Agreement by the holders, at the time of consummation of the Transaction, of EDiX common stock is fair, from a financial point of view, to such holders.

                                        Sincerely,

                                        /s/ Piper Jaffray, Inc.
                                        -------------------------------
                                        PIPER JAFFRAY INC.

                                                                         ANNEX C

                        DELAWARE GENERAL CORPORATION LAW

                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

   262. APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
(S)251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock any thing except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to (S)228 or
(S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX D

                                EDIX CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               SPECIAL MEETING OF STOCKHOLDERS ON JANUARY  , 1999

The undersigned stockholder of EDiX Corporation acknowledges receipt of the
Notice of Special Meeting of Stockholders dated       , 1998, revokes all prior
proxies and appoints Gene H. Barduson and Vincent E. Estrada, or each of them, proxies for the undersigned to vote all shares of Common Stock and/or Series A-1 Preferred Stock of EDiX which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at the offices of Oracle Strategic Partners L.P., 712 Fifth Avenue, 45th Floor, New York, New York 10019 at 10:00 a.m. on January , 1999, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

   TO APPROVE THE MERGER OF EDiX AND IDX SYSTEMS CORPORATION, THE CREATION OF A 10 PERCENT ESCROW AND THE APPOINTMENT OF JOEL D. LIFFMAN AS THE UNDERSIGNED'S REPRESENTATIVE IN CONNECTION WITH INDEMNIFICATION MATTERS.

   [_] FOR approval and adoption of the Agreement and Plan of Merger dated
       September 11, 1998, as amended, which provides for the acquisition of EDiX by IDX Systems Corporation

   [_] WITHHOLD AUTHORITY to vote in favor of the acquisition of EDiX by IDX
       Systems Corporation

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ACQUISITION OF EDIX BY IDX SYSTEMS CORPORATION

                                        EDiX CORPORATION
                                        BOARD OF DIRECTORS PROXY
                                        Special Meeting of Stockholders
                                        January  , 1999

                                        Dated this      day of     , 19

                                        ----------------------------------------
                                               (Signature of Stockholder)

                                        ----------------------------------------
                                               (Signature of Stockholder)

                                        Please sign exactly as your name or
                                        names appear hereon. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such. If shares are held
                                        jointly, each holder must sign.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 8.50 through 8.58 of the Vermont Business Corporation Act contain provisions governing the indemnification of corporate directors and officers. In general, the statute permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified individual must have had no reasonable cause to believe his conduct was unlawful and must not be found to have engaged in a reckless or intentional unlawful act. With respect to action or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Indemnification is not permitted with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

Indemnification can be made by a corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Vermont Business Corporation Act. That statutory indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Vermont Business Corporation Act, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The Registrant's Bylaws generally allow indemnification of officers and directors to the fullest extent permitted by law.

The Registrant has obtained directors' and officers' liability insurance coverage from Lloyds of London. The policy covers up to $5,000,000 for each claim during each policy year subject to a retention of $250,000 per claim under Securities laws and $100,000 per claim for all other claims.

Pursuant to Section 4.14 of the Merger Agreement, the Registrant, for a period of three years after the effective time of the Merger, has agreed that any of EDiX Corporation's directors and officers who subsequently become directors or officers of the Registrant shall be covered by the directors' and officers' liability insurance, if any, applicable to the then current directors and officers of the Registrant. See "The Merger Agreement--Director and Officer Indemnification."

The Registrant has entered into a Tax Indemnification Agreement with certain persons that were shareholders of the Registrant while it was an S corporation (the "Existing Shareholders") that provides for, among other things, the indemnification of the Registrant by such shareholders for any federal and state income taxes (including interest) incurred by the Registrant if for any reason the Registrant is deemed to be treated as a C corporation during any period which it reported its taxable income as an S corporation. The Tax Indemnification Agreement further provides for the cross-indemnification of the Registrant and of each Existing Shareholder for any losses or liabilities with respect to certain additional taxes (including interest and, in the case of Existing Shareholders, penalties) resulting from the Registrant's operations during the period in which it was an S corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

   2.1(1) Agreement and Plan of Merger dated as of September 11, 1998 by and among the Registrant, Underwood Acquisition Corp. ("Underwood") and
           EDiX Corporation ("EDiX").
   2.2(1)  Amendment No. 1 to Agreement and Plan of Merger dated as of November
           20, 1998 by and among the Registrant, Underwood Acquisition Corp.
           and EDiX.
   2.3 Form of Escrow Agreement to be entered into by and among the Registrant, Joel D. Liffmann, as representative of the shareholders of EDiX and State Street Bank & Trust Company.
   3.1(2)  Second Amended and Restated Articles of Incorporation of the
           Registrant, as amended to date.
   3.2(2) Second Amended and Restated Bylaws of the Registrant, as amended to date.
   5.1     Opinion of Robert W. Baker, Jr., Esq.
   8.1     Opinion of Pillsbury Madison & Sutro LLP as to Tax Matters.
   21.1    Subsidiaries of the Registrant.
   23.1    Consent of Robert W. Baker, Jr., Esq. (included in Exhibit 5.1).
   23.2    Consent of Ernst & Young LLP (Boston, Massachusetts).
   23.3    Consent of Ernst & Young LLP (San Diego, California).
   23.4    Consent of KPMG Peat Marwick LLP
   23.5    Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 8.1).
   24.1    Power of Attorney (See page II-5).
   99.1(3) Opinion of Piper Jaffray Inc.
   99.2(4) Form of Proxy Card of EDiX.

--------
(1) Attached as Annex A to the Proxy Statement/Prospectus.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-1, as amended (File No. 33-97104).

(3) Attached as Annex B to the Proxy Statement/Prospectus.

(4) Attached as Annex D to the Proxy Statement/Prospectus.

(B) FINANCIAL STATEMENT SCHEDULES

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

ITEM 22. UNDERTAKINGS.

   A. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   B. The Registrant hereby undertakes as follows:

      (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   D. The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

   E. The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Burlington, State of Vermont on the 23rd day of November, 1998.

                                          IDX Systems Corporation

                                             /s/ Richard E. Tarrant
                                          By: _________________________________
                                             Richard E. Tarrant
                                             President and Chief Executive
                                             Officer

                        SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard E. Tarrant, John A. Kane, Robert W. Baker, Jr. and Peter B. Tarr, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 of IDX Systems Corporation and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                          TITLE                    DATE

   /s/ Richard E. Tarrant        President, Chief Executive    November 23, 1998
_____________________________    Officer and Director
     RICHARD E. TARRANT

      /s/ John A. Kane           Vice President, Finance and   November 23, 1998
_____________________________    Administration, Chief
        JOHN A. KANE             Financial Officer and
                                 Treasurer (Principal
                                 Financial and Accounting
                                 Officer)

     /s/ Robert H. Hoehl         Director                      November 23, 1998
_____________________________
       ROBERT H. HOEHL

 /s/ Stuart H. Altman, Ph.D.     Director                      November 23, 1998
_____________________________
   STUART H. ALTMAN, PH.D.

/s/ Malcolm A. Gleser, M.D.,     Director                      November 23, 1998
            Ph.D.
_____________________________
  MALCOLM A. GLESER, M.D.,
            PH.D.

     /s/ Steven M. Lash          Director                      November 23, 1998
_____________________________
       STEVEN M. LASH

     /s/ Frank T. Sample         Director                      November 23, 1998
_____________________________
       FRANK T. SAMPLE

   /s/ Henry M. Tufo, M.D.       Director                      November 23, 1998
_____________________________
     HENRY M. TUFO, M.D.

                                 EXHIBIT INDEX

   2.1(1) Agreement and Plan of Merger dated as of September 11, 1998 by and among the Registrant, Underwood Acquisition Corp. ("Underwood") and
           EDiX Corporation ("EDiX").
   2.2(1)  Amendment No. 1 to Agreement and Plan of Merger dated as of November
           20, 1998 by and among the Registrant, Underwood Acquisition Corp.
           and EDiX.
   2.3 Form of Escrow Agreement to be entered into by and among the Registrant, Joel D. Liffmann, as representative of the shareholders of EDiX and State Street Bank & Trust Company.
   3.1(2)  Second Amended and Restated Articles of Incorporation of the
           Registrant, as amended to date.
   3.2(2) Second Amended and Restated Bylaws of the Registrant, as amended to date.
   5.1     Opinion of Robert W. Baker, Jr., Esq.
   8.1     Opinion of Pillsbury Madison & Sutro LLP as to Tax Matters.
   21.1    Subsidiaries of the Registrant.
   23.1    Consent of Robert W. Baker, Jr., Esq. (included in Exhibit 5.1).
   23.2    Consent of Ernst & Young LLP (Boston, Massachusetts).
   23.3    Consent of Ernst & Young LLP (San Diego, California).
   23.4    Consent of KPMG Peat Marwick LLP
   23.5    Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 8.1).
   24.1    Power of Attorney (See page II-5).
   99.1(3) Opinion of Piper Jaffray Inc.
   99.2(4) Form of Proxy Card of EDiX.

--------
(1) Attached as Annex A to the Proxy Statement/Prospectus.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-1, as amended (File No. 33-97104).

(3) Attached as Annex B to the Proxy Statement/Prospectus.

(4) Attached as Annex D to the Proxy Statement/Prospectus.